                          SCHEDULE 14A INFORMATION

              Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

Filed by the Registrant /X/
Filed by a party other than the Registrant / /

Check the appropriate box:
/ / Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only (as permitted by
    Rule 14a-6(e)(2))
/X/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to Section 240.14a-11(c) or
    Section 240.14a-12
                      Harmony Brook, Inc.
------------------------------------------------------------------------
          (Name of Registrant as Specified In Its Charter)

------------------------------------------------------------------------
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/ / No fee required

/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    (1) Title of each class of securities to which transaction applies:

        -----------------------------------------------------------------

    (2) Aggregate number of securities to which transaction applies:

        -----------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        -----------------------------------------------------------------

    (4) Proposed maximum aggregate value of transaction:

        -----------------------------------------------------------------
    (5) Total fee paid:

        -----------------------------------------------------------------

/X/ Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ----------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ----------------------------------------------------------------
    (3) Filing Party:

        ----------------------------------------------------------------
     (4) Date Filed:

         ---------------------------------------------------------------

                                     [LOGO]

                              HARMONY BROOK, INC.
                               1030 LONE OAK ROAD
                             EAGAN, MINNESOTA 55121

                                                               February 19, 1998

Dear Shareholder:

    You are cordially invited to attend a Special Meeting of Shareholders of Harmony Brook, Inc. to be held on March 13, 1998, at 10:00 a.m., Central Standard Time, at the Courtyard by Marriott, Minneapolis-St. Paul Airport, 1352 Northland Drive, Mendota Heights, Minnesota 55120. The formal Notice of Meeting, Proxy Statement and Proxy are enclosed. At the Special Meeting, the shareholders will consider and vote upon the proposed merger of Culligan Acquisition Corp., a Minnesota corporation, and a wholly-owned subsidiary of Culligan International Company, into Harmony Brook, Inc. As a result of the merger, each outstanding share of Harmony Brook Common Stock will be converted into the right to receive $0.545 in cash. It is anticipated that the merger will be effective as of March 13, 1998 and that payment for shares will be available immediately thereafter.

    The Board of Directors has received the opinion of John G. Kinnard & Co., an investment banking firm based in Minneapolis, Minnesota, stating that the consideration of $0.545 per share in cash to be received by the shareholders of Harmony Brook, Inc. in the merger is fair from a financial point of view. A copy of the opinion is attached to the Proxy Statement as Appendix C.

    AFTER CAREFUL CONSIDERATION, YOUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE PROPOSED MERGER, WHICH THE BOARD BELIEVES TO BE IN THE BEST INTERESTS OF HARMONY BROOK AND ITS SHAREHOLDERS. THE BOARD RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE MERGER AGREEMENT AND THE MERGER.

    Whether or not you plan to attend the meeting, please sign and promptly return your proxy card. If you attend the meeting, you may vote in person if you wish, even though you have previously returned your proxy card.

                                          Very truly yours,

                                               [/S/ NANCY A. QUAM]

                                          Nancy A. Quam, SECRETARY

                                     [LOGO]

                              HARMONY BROOK, INC.
                               1030 LONE OAK ROAD
                             EAGAN, MINNESOTA 55121

                             ---------------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                           TO BE HELD MARCH 13, 1998

                             ---------------------

To the Shareholders of Harmony Brook, Inc.:

    NOTICE IS HEREBY GIVEN that the Special Meeting of Shareholders of Harmony Brook, Inc., a Minnesota corporation ("Harmony"), will be held at the Courtyard by Marriott, Minneapolis-St. Paul Airport, 1352 Northland Drive, Mendota Heights, Minnesota 55120 on March 13, 1998 at 10:00 a.m., Minneapolis time, for the following purposes:

    1. To consider and vote upon a proposal to approve an Agreement and Plan of Merger and Reorganization, attached as Appendix A to the accompanying Proxy Statement, whereby Culligan Acquisition Corp., a Minnesota corporation ("Merger Sub") and a wholly-owned subsidiary of Culligan International Company, a Delaware corporation ("Culligan") will be merged with and into Harmony (the "Merger"), pursuant to which Harmony will become a wholly-owned subsidiary of Culligan, and each outstanding share of Harmony Common Stock will be converted into the right to receive $0.545 in cash; and

    2. To transact such other business as may properly come before the Special Meeting and any adjournment or postponement thereof.

Only shareholders of record at the close of business on February 17, 1998 will be entitled to notice of and to vote at the Special Meeting or any adjournment or postponement thereof.

    Record and beneficial holders of shares of Harmony's Common Stock are entitled to dissent from the Merger and to receive payment of an amount determined in a judicial proceeding if they comply with certain procedures specified in the Minnesota Business Corporation Act and described in the accompanying Proxy Statement. A copy of Sections 302A.471 and 302A.473 of said Act relating to dissenters' rights is attached to the Proxy Statement as Appendix B.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                               [/S/ NANCY A. QUAM]

                                          Nancy A. Quam, SECRETARY

Minneapolis, Minnesota
February 19, 1998

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD. SHAREHOLDERS SHOULD NOT SEND ANY STOCK CERTIFICATES WITH THE PROXY CARD.

                                PROXY STATEMENT

                                HARMONY BROOK, INC.
                        SPECIAL MEETING OF SHAREHOLDERS
                           TO BE HELD MARCH 13, 1998

    This Proxy Statement is being furnished to shareholders of Harmony Brook, Inc., a Minnesota corporation ("Harmony" or the "Company"), in connection with the solicitation of proxies by the Board of Directors of Harmony for use at the Company's Special Meeting of Shareholders, to be held at the Courtyard by Marriott, Minneapolis--St. Paul Airport, 1352 Northland Drive, Mendota Heights, Minnesota 55120 at 10:00 a.m., Minneapolis time, on March 13, 1998, or any adjournment or postponement thereof (the "Special Meeting"). The Special Meeting is being held to consider and act upon a proposal to approve the Agreement and Plan of Merger and Reorganization, attached hereto as Appendix A (the "Merger Agreement"), pursuant to which Culligan Acquisition Corp. ("Merger Sub") will be merged with and into Harmony (the "Merger"), with Harmony being the surviving corporation and a wholly-owned subsidiary of Culligan International Company ("Culligan"). By virtue of the Merger, each outstanding share of Harmony Common Stock will be converted into the right to receive $0.545 in cash. This Proxy Statement and form of Proxy are first being sent to shareholders on or about February 19, 1998.

    Any shareholder giving a proxy may revoke it at any time before the convening of the Special Meeting. Revocation must be in writing, signed in exactly the same manner as the Proxy, and dated. Revocations of proxies will be honored if received at the offices of the corporate secretary, Nancy A. Quam, Corporate Secretary, 601 Lakeshore Parkway, Suite 1140, Minneapolis, Minnesota 55305, on or before March 12, 1998. In addition, on the day of the Special Meeting, prior to the convening thereof, revocations may be delivered to the tellers who will be seated at the door of the meeting room. Proxies will be voted as specified by the shareholders. Proxies which are signed by shareholders but which lack any specification will be voted in favor of the approval of the Merger Agreement and will be deemed to confer authority on the appointed Proxies to vote in their discretion on other matters which may properly come before the Special Meeting. If a shareholder abstains from voting as to any matter, then the shares held by such shareholder shall be deemed present at the meeting for purposes of determining a quorum and for purposes of calculating the vote with respect to such matter, but shall not be deemed to have been voted in favor of such matter. If a broker returns a "non-vote" proxy, indicating a lack of authority to vote on such matter, then the shares covered by such non-vote shall be deemed present at the meeting for purposes of determining a quorum but shall not be deemed to be represented at the meeting for purposes of calculating the vote with respect to such matter.

    Proxies are being solicited on behalf of Harmony by its Board of Directors. The cost of soliciting Proxies, including the preparation and assembly of the proxies and solicitation material, as well as the cost of forwarding such material to beneficial owners of Harmony Common Stock, will be borne by the Company. Directors, officers and regular employees of Harmony may, without compensation other than their regular compensation, solicit proxies personally or by telephone.

    THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND RECOMMENDS THAT SHAREHOLDERS VOTE FOR APPROVAL OF THE MERGER AGREEMENT.

    No person is authorized to give any information or make any representation not contained in this Proxy Statement and, if given or made, such information or representation should not be relied upon as having been authorized. The delivery of this Proxy Statement shall not under any circumstances create an implication that there has been no change in the affairs of Harmony or Culligan or in the information set forth herein since the date of this Proxy Statement.

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
SUMMARY...................................................................     1
GENERAL INFORMATION.......................................................     6
PRINCIPAL AND MANAGEMENT SHAREHOLDERS.....................................     8
THE MERGER................................................................    10
  General.................................................................    10
  Background of the Merger................................................    10
  Possible Conflicts of Interest..........................................    11
  Harmony's Reasons for the Merger; Recommendation of the Harmony Board of
    Directors.............................................................    12
  Opinion of Investment Banker............................................    12
  Vote Required...........................................................    14
  Conversion of Harmony Common Stock......................................    15
  Surviving Corporation...................................................    15
  Surrender of Certificates for Cash......................................    15
  Business of Harmony Pending the Merger..................................    16
  Conditions..............................................................    17
  Termination and Amendment...............................................    17
  Deregistration of Harmony Common Stock..................................    18
  Expenses and Fees.......................................................    18
  Accounting Treatment....................................................    19
  Federal Income Tax Consequences.........................................    19
  Regulatory Approvals....................................................    19
  Rights of Dissenting Shareholders.......................................    19
  Transactions Between Harmony and Culligan...............................    22
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
  OPERATIONS..............................................................    23
  Results of Operations...................................................    23
  Results of Operations -- First Nine Months (1997).......................    24
  Liquidity and Capital Resources.........................................    24
  Earnings Per Share......................................................    25
  Fiscal Year 1996 Compared to Fiscal Year 1995...........................    26
  Fiscal Year 1995 Compared to Fiscal Year 1994...........................    28
  Mexican Subsidiary......................................................    30
  Foreign Currency Translation............................................    30
  Forward Looking Statements..............................................    31
STOCK PRICES AND DIVIDENDS................................................    31
BUSINESS OF HARMONY.......................................................    32
BUSINESS OF CULLIGAN......................................................    32
BUSINESS OF MERGER SUB....................................................    32
INDEPENDENT ACCOUNTANTS...................................................    33
EXPENSES OF THE MERGER....................................................    33
FUTURE SHAREHOLDER PROPOSALS..............................................    33
ADDITIONAL INFORMATION....................................................    33
INFORMATION INCORPORATED BY REFERENCE.....................................    34
INDEX TO FINANCIAL STATEMENTS.............................................   F-1
APPENDIX A -- AGREEMENT AND PLAN OF MERGER AND REORGANIZATION.............   A-1
APPENDIX B -- PROVISIONS OF THE MINNESOTA BUSINESS CORPORATION ACT
  REGARDING DISSENTERS' RIGHTS............................................   B-1
APPENDIX C -- OPINION OF JOHN G. KINNARD & CO. REGARDING THE FAIRNESS OF
  THE MERGER..............................................................   C-1

                                    SUMMARY

    THE FOLLOWING IS A BRIEF SUMMARY OF CERTAIN INFORMATION CONTAINED ELSEWHERE IN THIS PROXY STATEMENT AND IN THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE. CERTAIN CAPITALIZED TERMS USED IN THIS SUMMARY ARE DEFINED ELSEWHERE IN THIS PROXY STATEMENT. ALTHOUGH HARMONY'S MANAGEMENT BELIEVES THAT THE FOLLOWING SUMMARY PROVIDES AN ACCURATE DESCRIPTION OF THE MATERIAL INFORMATION CONTAINED ELSEWHERE IN THIS PROXY STATEMENT, THIS SUMMARY DOES NOT PURPORT TO BE COMPLETE AND REFERENCE IS MADE TO, AND THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, THE MORE DETAILED INFORMATION CONTAINED IN THIS PROXY STATEMENT, THE APPENDICES HERETO AND THE DOCUMENTS INCORPORATED INTO THIS PROXY STATEMENT BY REFERENCE.

                             PARTIES TO THE MERGER

HARMONY:                   Harmony is engaged in the production, installation and operation of Harmony Brook-Registered Trademark- premium drinking water systems in grocery stores and other retailers, as well as the sale of one, two, three and five gallon containers, both in connection with the operation of the Company's premium drinking water systems, as well as on a wholesale basis. The Company operates out of a 20,295 square foot office and manufacturing facility in Eagan, Minnesota, and has approximately 80 employees.

                           Harmony's Common Stock is traded on the Nasdaq SmallCap Market under the symbol "HBRK."

                           Harmony maintains its principal business office at 1030 Lone Oak
                           Road, Eagan, Minnesota 55121. Its telephone number is (612)
                           681-9000.

CULLIGAN:                  Culligan operates through over 1,100 independent Culligan dealers and distributors and 45 Company-owned dealers who distribute and service Culligan products throughout the United States, Canada and western Europe, as well as other foreign markets. In
                           addition, there are over 350 distributors and authorized agents in the United States and western Europe, as well as in other foreign markets, that distribute water filtration products of
                           Culligan's Everpure subsidiary for the food service industry and other commercial businesses. Culligan employs more than 2,700 people worldwide.

                           Culligan is one of the world's leading manufacturers and
                           distributors of water purification and treatment products for retail, household, bottled water, commercial and industrial applications. Culligan has been engaged in the water treatment and purification industry since 1936. Culligan's parent holding company, Culligan Water Technologies, Inc., is traded on the New
                           York Stock Exchange under the symbol "CUL." On February 9, 1998,
                           Culligan announced that it has agreed to be acquired by United
                           States Filter Corporation. The transaction, which is subject to antitrust clearance, is expected to close in late May 1998.

                           Culligan's headquarters are located at One Culligan Parkway,
                           Northbrook, Illinois 60062. Its telephone number is (847)
                           205-6000.

CULLIGAN ACQUISITION       Culligan Acquisition Corp. ("Merger Sub"), a Minnesota
CORP.:                     corporation, is a corporation recently organized as a subsidiary of Culligan for the purpose of effecting the Merger. It has no material assets. It has not engaged in any activities except in connection with the proposed Merger.

                           The principal offices of Merger Sub are located at c/o Culligan,
                           One Culligan Parkway, Northbrook, Illinois 60062. Its telephone number is (847) 205-6000.

                    HARMONY'S SPECIAL SHAREHOLDERS' MEETING

DATE, TIME AND PLACE:

    A special meeting of Harmony shareholders is to be held on March 13, 1998, at 10:00 a.m., Minneapolis time, at the Courtyard by Marriott, Minneapolis-St. Paul Airport, 1352 Northland Drive, Mendota Heights, Minnesota 55120 (the "Special Meeting").

RECORD DATE:

    Only holders of record of shares of Harmony Common Stock at the close of business on February 17, 1998 are entitled to notice of and to vote at the Special Meeting.

PURPOSE OF THE MEETING:

    The purpose of the Special Meeting is to consider and vote upon a proposal to approve the Agreement and Plan of Merger and Reorganization, dated as of January 12, 1998, by and among Culligan, Harmony and Merger Sub, attached hereto as Appendix A (the "Merger Agreement"), providing for the merger of Merger Sub with and into Harmony (the "Merger") as a result of which Harmony will become a wholly-owned subsidiary of Culligan.

VOTE REQUIRED:

    The affirmative vote of the holders of a majority of the outstanding shares of Harmony Common Stock is required to approve the Merger Agreement. On the record date, there were 8,045,161 shares of Harmony Common Stock outstanding and entitled to vote.

DISSENTERS' RIGHTS:

    Under Minnesota Law, holders of Harmony Common Stock who give proper notice to Harmony and who do not vote in favor of the Merger have the right to receive in cash the "fair value" of their Harmony shares in lieu of the consideration provided by the Merger Agreement. See "The Merger -- Rights of Dissenting Shareholders" and Sections 302A.471 and 302A.473 of the Minnesota Business Corporation Act, copies of which are attached hereto as Appendix B.

                           DESCRIPTION OF THE MERGER

GENERAL:

    Upon consummation of the Merger, Merger Sub will be merged with and into Harmony and Harmony will become a wholly-owned subsidiary of Culligan. Each share of Harmony Common Stock outstanding immediately prior to the Merger (excluding any shares as to which dissenters' rights have been perfected in the manner described in this Proxy Statement), will be converted into the right to receive $0.545 in cash.

BACKGROUND OF THE MERGER:

    The terms of the Merger Agreement are the results of arm's-length negotiations between representatives of Culligan and Harmony. In September, 1997, Culligan initiated contact with Harmony to consider possible strategic business transactions. After several conversations and meetings, in September, 1997, Culligan proposed, in a letter of intent, to acquire all of the outstanding Common Stock of Harmony at a price of $0.55 per share.

    On September 25, 1997, the Board of Directors of Harmony approved the letter of intent, subject to the receipt of a fairness opinion from an investment banker to be selected by the Board of Directors, and Culligan and Harmony entered into the letter of intent. See "The Merger -- Opinion of Investment Banker."

    In December of 1997, following completion by Culligan of its due diligence examination of Harmony, Culligan's offer was revised to provide for a purchase price of $0.545 per share.

    Harmony and Culligan negotiated the terms of the Merger Agreement. On December 24, 1997, John G. Kinnard & Co. ("Kinnard") presented its fairness opinion and the Board of Directors of Harmony unanimously approved the execution of the Merger Agreement.

POSSIBLE CONFLICTS OF INTEREST:

    Following the Merger, James C. Hawley, Harmony's President and Chief Executive Officer, is expected to be employed by the surviving corporation in a similar capacity. In connection with such continued employment, Mr. Hawley will be entitled to receive a severance benefit equal to 12 months compensation if his employment is involuntarily terminated.

    Donald R. Brattain, Harmony's Chairman of the Board, will enter into a non-competition agreement in which he will agree, for a period of two years following consummation of the Merger, not to engage in any business competitive with the business of Harmony. As a condition to the consummation of the Merger, Mr. Brattain has also agreed to indemnify Culligan against certain misrepresentations and breaches of warranty on the part of Harmony under the Merger Agreement, up to a maximum indemnification obligation of $1,000,000. Mr. Brattain has also provided bridge financing to Harmony in an amount of $50,000 as of the date of this Proxy Statement. The Company expects to borrow up to an additional $250,000 from Mr. Brattain prior to consummation of the Merger. In consideration of Mr. Brattain's delivery of the non-competition agreement, indemnification agreement and bridge financing, Harmony will pay him the sum of $40,225, payable upon consummation of the Merger.

    Upon consummation of the Merger, all holders of employee incentive stock options to purchase Harmony Common Stock, including Harmony's executive officers, but not including its directors, will receive, for each share subject to an option, a cash payment equal to $0.05 per share.

    See "The Merger -- Possible Conflicts of Interest."

REASONS FOR THE MERGER:

    In reaching their conclusion to approve the Merger Agreement and to recommend the approval of the Merger Agreement by the Harmony shareholders, the Harmony Board of Directors considered, among other factors, the competitive environment in the water vending marketplace; the significant premium offered by the Merger over the trading price of Harmony Common Stock prior to the announcement of the proposed Merger; Culligan's ability to support and supplement Harmony's management team with financial and other resources and to provide the advantages of a large-scale distribution network; the business, financial condition, results of operations and prospects of Harmony on both an historical and prospective basis; and the current and historical market prices of Harmony Common Stock. The Board of Directors also considered the fairness opinion given by John G. Kinnard & Co. ("Kinnard") on December 24, 1997 to the effect that the consideration to be received by Harmony shareholders in the Merger is fair to such shareholders from a financial point of view. See "The Merger -- Harmony's Reasons for the Merger; Recommendation of the Harmony Board of Directors," "The Merger -- Opinion of Investment Banker," and "Stock Prices and Dividends."

HARMONY'S INVESTMENT BANKER:

    Kinnard was retained by Harmony to render a fairness opinion to the Board of Directors in connection with the Merger. Kinnard undertook a formal analysis of the financial consideration to be received by Harmony shareholders in the Merger and presented its opinion and distributed information supporting this opinion to the Harmony Board on December 24, 1997. Kinnard reaffirmed its opinion as of the date of the mailing of this Proxy Statement. The full extent of Kinnard's opinion, as reaffirmed, which contains information as to the assumptions made, matters considered and the scope and limitations on the review undertaken, is set forth as Appendix C to this Proxy Statement and should be read in its entirety. See "The Merger -- Opinion of Investment Banker."

EFFECTIVE TIME OF THE MERGER:

    As soon as practicable following approval of the Merger Agreement by the requisite vote of the Harmony shareholders and the satisfaction or waiver of the other conditions to the Merger, Articles of Merger will be filed with the Minnesota Secretary of State, at which time the Merger will become effective. See "The Merger -- Conditions."

CONDITIONS TO THE MERGER; TERMINATION:

    Consummation of the Merger is conditioned upon the fulfillment of certain conditions set forth in the Merger Agreement. See "The Merger -- Conditions." The Merger Agreement may be terminated (i) by mutual consent of Culligan and Harmony; (ii) by either Culligan or Harmony if the Merger has not been consummated before March 15, 1998 for a reason other than the failure of the terminating party to comply with its obligations under the Merger Agreement;
(iii) by Culligan if (a) there has been a material breach on the part of Harmony in the representations, warranties or covenants of Harmony set forth in the Merger Agreement, or any material failure on the part of Harmony to comply with its obligations thereunder, (b) Harmony's shareholders do not approve of the Merger Agreement at the Special Meeting, or (c) the Board of Directors of Harmony withdraws, amends or modifies its recommendation of the Merger Agreement; or (iv) by Harmony if (a) there has been a material breach on the part of Culligan in the representations, warranties or covenants of Culligan set forth in the Merger Agreement, or any material failure on the part of Culligan to comply with its obligations thereunder, or (b) Harmony's shareholders do not approve of the Merger Agreement at the Special Meeting. See "The Merger -- Termination and Amendment."

EXPENSES AND FEES:

    Except as set forth in the following sentence, Harmony and Culligan will each bear its own expenses in connection with the Merger Agreement and the transactions contemplated thereby, whether or not the Merger is consummated. See "Expenses of the Merger." In the event the Merger is not consummated because of a failure of Harmony's shareholders to approve the Merger, or the Board of Directors of the Company withdraws, amends or modifies its favorable recommendation of the Merger, Culligan shall be entitled to a termination fee of $500,000 if Harmony enters into an agreement, arrangement or understanding providing for the sale or other disposition of its business or a "Competing Transaction" (as defined in the Merger Agreement), within twelve months following such termination.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES:

    The receipt of cash by Harmony shareholders, either in accordance with the terms of the Merger Agreement or as a result of exercising dissenters' rights, will require each shareholder to recognize gain or loss (generally capital gain or loss) in an amount equal to the difference between the amount received by the shareholder and the shareholder's tax basis in his or her Harmony Common Stock. Harmony shareholders should read the discussion under "The Merger -- Federal Income Tax Consequences" and should consult with their own tax advisors.

                     HARMONY SUMMARY FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                    NINE MONTHS ENDED
                                                                             YEAR ENDED DECEMBER      SEPTEMBER 30,
                                                                                     31,               (UNAUDITED)
                                                                             --------------------  --------------------
                                                                               1996       1995       1997       1996
                                                                             ---------  ---------  ---------  ---------
OPERATIONS DATA:
  Revenues.................................................................  $   8,316  $   7,175  $   6,631  $   6,277
  Net loss.................................................................       (481)    (1,400)      (292)      (282)
  Net loss per share.......................................................      (0.06)     (0.26)     (0.04)     (0.04)
  Cash Dividends...........................................................     --         --         --

                                                                                                  DECEMBER 31,
                                                                                              --------------------
                                                                                                1996       1995
                                                                                              ---------  ---------
BALANCE SHEET DATA:
  Total assets..............................................................................  $  11,927  $  12,953
  Long-term debt (less current portion).....................................................      2,799      4,039
  Book value per share......................................................................       0.86       0.94

                     RECENT PRICES OF HARMONY COMMON STOCK

    Harmony's Common Stock is traded on The Nasdaq Small Cap Market under the symbol "HBRK." On January 5, 1998, the last day on which the Company's Common Stock traded prior to the public announcement of approval of the Merger Agreement by the Harmony Brook Board of Directors, the average of the closing bid and asked price of Harmony Common Stock as reported by Nasdaq was $0.297 per share. On February 17, 1998, the last full trading date prior to the printing of this Proxy Statement, the average of the closing bid and asked price of Harmony Common Stock as reported by Nasdaq was $0.469 per share. See "Stock Prices and Dividends."

                              GENERAL INFORMATION

    This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Harmony Brook, Inc. ("Harmony" or the "Company") of proxies to be voted at the Special Meeting to be held March 13, 1998.

    At the Special Meeting, Harmony shareholders will be asked to consider and vote upon the approval of the Merger Agreement providing for the merger of Merger Sub, a wholly-owned subsidiary of Culligan, with and into Harmony, as a result of which Harmony will become a wholly-owned subsidiary of Culligan. A copy of the Merger Agreement is attached as Appendix A to this Proxy Statement.

    The Board of Directors of Harmony has unanimously approved the Merger Agreement. The Board of Directors of Culligan, the initial Board of Directors of Merger Sub, and Culligan, as the sole shareholder of Merger Sub, have also approved the Merger Agreement.

    Pursuant to the Merger Agreement, upon effectiveness of the Merger, each outstanding share of Harmony Common Stock, except for shares of Harmony Common Stock held by shareholders who perfect dissenters' rights under Minnesota law, will be converted into the right to receive $0.545 in cash. See "The Merger -- Rights of Dissenting Shareholders." See also Sections 302A.471 and 302A.473 of the Minnesota Business Corporation Act attached hereto as Appendix B.

    The close of business on February 17, 1998 (the "Record Date") has been fixed as the record date for determination of the holders of Harmony Common Stock who are entitled to notice of and to vote at the Special Meeting. As of the Record Date, there were 8,045,161 shares of Harmony Common Stock outstanding held by approximately 133 holders of record, of which 2,285,582 shares, or approximately 28%, were held by Harmony directors, executive officers and their affiliates.

    The affirmative vote of the holders of the majority of the outstanding shares of Harmony Common Stock is required for approval of the Merger Agreement. The holders of record on the Record Date of shares of Harmony Common Stock are entitled to one vote per share at the Special Meeting. As of the Record Date, certain officers and directors of Harmony and their affiliates owned a total of 2,285,582 shares of Harmony Common Stock (excluding shares issuable pursuant to stock options exercisable within sixty days of the Record Date), constituting approximately 28% of the outstanding Harmony Common Stock, and have indicated that they intend to vote for approval of the Merger Agreement. The presence at the Special Meeting in person or by proxy of the holders of a majority of the outstanding shares of Harmony Common Stock entitled to vote shall constitute a quorum for the transaction of business. If a shareholder abstains from voting as to any matter, then the shares held by such shareholder shall be deemed present at the meeting for purposes of determining a quorum and for purposes of calculating the vote with respect to such matter, but shall not be deemed to have been voted in favor of such matter. If a broker returns a "non-vote" proxy, indicating a lack of authority to vote on such matter, then the shares covered by such non-vote shall be deemed present at the meeting for purposes of determining a quorum but shall not be deemed to be represented at the meeting for purposes of calculating the vote with respect to such matter.

    The Harmony Board of Directors is not aware of any business to be acted upon at the Special Meeting other than as described herein. If, however, other matters are properly brought before the Special Meeting, the persons appointed as Proxies will have discretion to vote thereon in accordance with their best judgment.

    A proxy card is enclosed for use by Harmony shareholders. Such shareholders are solicited on behalf of the Board of Directors of Harmony to SIGN AND RETURN THE ENCLOSED PROXY CARD. All properly executed proxies not revoked will be voted at the Special Meeting in accordance with the instructions contained therein. Proxies containing no instructions will be voted in favor of approval of the Merger Agreement. A shareholder who has executed and returned a proxy may revoke it at any time before the convening of the Special Meeting. Revocation must be in writing, signed in exactly the same manner as the proxy , and dated. Revocations of proxies will be honored if received at the offices of the corporate secretary, Nancy A. Quam, 601 Lakeshore Parkway, Suite 1140, Minneapolis, Minnesota 55305 on or before March 12, 1998. In addition, on the day of the Special Meeting, prior to the convening thereof, revocations may be delivered to the tellers who will be seated at the door of the meeting room.

    Representatives of Coopers & Lybrand L.L.P., Harmony's independent accountants, are expected to be present at the Special Meeting. Such representatives will have the opportunity to make a Statement if they so desire and are expected to be available to respond to appropriate questions.

    THE BOARD OF DIRECTORS OF HARMONY UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE APPROVAL OF THE MERGER AGREEMENT.

    SHAREHOLDERS SHOULD NOT SEND THEIR STOCK CERTIFICATES WITH THEIR PROXY
CARDS.

    The cost of solicitation of the shareholders of Harmony will be paid by Harmony. In addition to the solicitation of Proxies by use of mail, the directors, officers or regular employees of Harmony may, but without compensation other than their regular compensation, solicit proxies personally or by telephone. Harmony intends to reimburse brokerage houses and other custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred in forwarding copies of solicitation material to beneficial owners of Harmony Common Stock held of record by such persons.

    All information in this Proxy Statement with respect to Culligan has been furnished by Culligan, and all information with respect to Harmony has been furnished by Harmony.

    The mailing of this Proxy Statement to shareholders of Harmony is expected to commence on or about February 19, 1998.

                     PRINCIPAL AND MANAGEMENT SHAREHOLDERS

    The following table contains information as of January 2, 1998 concerning the beneficial ownership of the Company's common shares by all directors and nominees, by all current directors and officers as a group, and by persons known to the Company to beneficially own more than 5% of its common shares. As of January 2, 1998, there were 8,045,161 shares of common stock outstanding; the common shares are the only voting securities of the Company.

                                                                          AMOUNT AND
                                                                          NATURE OF
                                                                          BENEFICIAL      PERCENT OF
NAME AND ADDRESS OF BENEFICIAL OWNER:                                      OWNER(A)          CLASS
--------------------------------------------------------------------  ------------------  -----------
Donald R. Brattain(b)(c)(d)                                                   156,400           1.91%
 601 Lakeshore Parkway
 Suite 1140
 Minnetonka, MN 55305

Gordon F. Stofer(e)                                                           316,666           3.91%
 c/o Cherry Tree Ventures
 Centennial Lakes Office Park
 7601 France Avenue South, Suite 225
 Edina, MN 55435

David A. Henderson(c)(f)                                                       90,400           1.11%
 c/o Cherry Tree Ventures
 Centennial Lakes Office Park
 7601 France Avenue South, Suite 225
 Edina, MN 55435

James C. Hawley(g)                                                            119,397           1.47%
 c/o Harmony Brook, Inc.
 1030 Lone Oak Road
 Suite 110
 Eagan, MN 55121

William R. Griffin(h)                                                           6,500          *
 4980 Miami Road
 Cincinnati, OH 45243

All officers and directors as a group (6 persons)(i)                          731,766           8.72%

Heartland Advisors, Inc.                                                    1,447,200          17.99%
 790 North Milwaukee Street
 Milwaukee, WI 53202

Alan C. Eidsness(d)(j)                                                      1,988,778          24.72%
 1200 Title Insurance Building
 400 Second Avenue South
 Minneapolis, MN 55401

---------------------------

 *  Less than 1%

(a) Unless otherwise noted, all shares shown are held by individuals possessing sole voting and investment power with respect to such shares.

(b) Includes 66,000 shares issuable upon the exercise of currently exercisable warrants and 10,400 shares issuable upon the exercise of currently exercisable options.

(c) Includes 80,000 shares issuable upon the exercise of a warrant held by Founding Partners II Limited Partnership (the "Fund"), a limited partnership engaged primarily in investing in privately placed securities. Each of Mr. Brattain and Mr. Henderson is a general partner of the partnership which acts as the general partner of the Fund. Each of Mr. Brattain and Mr. Henderson may be deemed to share voting and investment power as to the warrant and to the shares issuable upon the exercise of the warrant owned by the Fund.

(d) Mr. Brattain disposed of 1,961,578 shares of the Company's common stock on December 31, 1997, following agreement in principle between Culligan and the Company on the terms of the Merger and following the approval of the Merger Agreement by the Harmony Board of Directors. Mr. Brattain sold his shares to Mr. Eidsness in a private transaction at a price per share approximately equivalent to the consideration to be received by Harmony shareholders in connection with the Merger. This sale of shares was entered into for tax planning purposes.

(e) Consists of (i) 266,666 shares; (ii) 40,000 shares issuable upon the exercise of currently exercisable warrants; and (iii) 10,000 shares issuable upon the exercise of currently exercisable options, all of which are registered in the name of Cherry Tree Ventures IV (the "Partnership") a Minnesota limited partnership engaged primarily in investing in privately placed securities. Mr. Stofer, a director of the Company and a general partner of the Partnership, may be deemed to share voting and investment power as to all shares, warrants and options owned by the Partnership because Mr. Stofer and his affiliates have an interest in capital and profits of the Partnership. Mr. Stofer disclaims beneficial ownership of these securities.

(f) Includes 10,400 shares issuable upon the exercise of currently exercisable options.

(g) Includes 99,997 shares issuable upon the exercise of currently exercisable options.

(h) Includes 2,500 shares issuable upon the exercise of currently exercisable options.

(i) Includes, with respect to officers not named above, 1,600 shares held by Nancy A. Quam, Secretary; and 9,138 shares and 31,665 shares issuable upon the exercise of currently exercisable options held by Paula M. Nelson, Vice President -- Sales.

(j) Includes 10,000 shares issuable upon the exercise of currently exercisable warrants.

                                   THE MERGER

    SET FORTH BELOW IS A BRIEF DESCRIPTION OF CERTAIN TERMS OF THE MERGER AGREEMENT AND RELATED MATTERS. ALTHOUGH HARMONY'S MANAGEMENT BELIEVES THAT THIS DESCRIPTION PROVIDES AN ADEQUATE DESCRIPTION OF THE MATERIAL PROVISIONS OF THE MERGER AGREEMENT, THIS DESCRIPTION DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MERGER AGREEMENT, WHICH IS ATTACHED HERETO AS APPENDIX A AND INCORPORATED HEREIN BY REFERENCE.

GENERAL

    Harmony, Culligan and Merger Sub have entered into the Merger Agreement, which provides that Merger Sub will be merged with and into Harmony, with Harmony becoming a wholly-owned Subsidiary of Culligan. Pursuant to the Merger, each outstanding share of Harmony Common Stock, other than shares held by shareholders who perfect dissenters' rights under Minnesota law, will be converted at the Effective Time (as defined below) into the right to receive $0.545 in cash. See "The Merger -- Conversion of Harmony Common Stock." As soon as practicable after the conditions to consummation of the Merger described below have been satisfied or waived and, unless the Merger Agreement has been terminated as provided below, Articles of Merger will be filed with the Secretary of State for the State of Minnesota, at which time the Merger will become effective (the date on which the Merger becomes effective is referred to herein as the "Effective Time"). It is currently contemplated that the Effective Time will be as soon as practicable after the Special Meeting.

BACKGROUND OF THE MERGER

    During the first half of 1997, Harmony's Board of Directors considered the strategic alternatives available to the Company, including potential recapitalization transactions, as well as the viability of maintaining Harmony as an independent entity. Harmony's management and Board of Directors believe that Harmony's business could be developed further, but recognize that attaining the desired growth would require a significant amount of time and a substantial financial investment. Because Harmony is a small public company, the Board of Directors believe that Harmony's value would not be reflected in the market price of its Common Stock unless Harmony achieved substantially greater sales and achieved significant profitability. As the purified water vending business continues to grow, and as major players in the industry pursue consolidation, it has become clear that the size and financial strength of Harmony's competitors would hinder Harmony's ability to compete long-term in the marketplace and achieve the required growth. Accordingly, the Company's Board of Directors recognize that a sale of Harmony at an appropriate price would be in the best interests of the Company's shareholders.

    During the third quarter of 1997, Harmony entered into discussions with another water vending company regarding a possible merger. A term sheet was agreed to, and the other party commenced its due diligence review of the Company. Upon completion of its review, it withdrew from further discussions with the Company.

    In September of 1997, Culligan initiated discussions with Harmony to determine whether there might be a possible strategic relationship between Culligan and Harmony. Representatives of Harmony's Board of Directors then met with representatives of Culligan to discuss the acquisition of Harmony by Culligan.

    In September of 1997, Culligan presented an offer to purchase all of the outstanding shares of Harmony Common Stock for $0.55 per share. On September 25, 1997, the letter of intent was formally accepted by the Harmony Board of Directors and executed on behalf of Harmony. The letter of intent included a provision foreclosing Harmony from seeking or considering competing bids and discussions, except as might be required in order for the Board to satisfy its fiduciary obligations. Harmony agreed not to offer or participate in negotiations, discussions or due diligence with any other party other than Culligan until November 1, 1997. During the period between the approval of the letter of intent and approval of the Merger Agreement by the Harmony Board, Harmony did receive one other inquiry from another potential investor, which party, after initial discussions with the Company, concluded that it had no interest in pursuing a transaction.

    Following its due diligence, Culligan advised Harmony that certain matters had come to its attention that, in its opinion, required an adjustment of the consideration to $0.545 per share. The Harmony Board of Directors agreed to this reduction in the purchase price per share.

    On December 24, 1997, the Harmony Board of Directors approved a form of the Merger Agreement and authorized its officers to execute and deliver the Merger Agreement in substantially that form. A definitive Merger Agreement was executed between the parties as of January 12, 1998. On January 12, 1998, Harmony publicly announced the signing of the Merger Agreement. Although prior to the approval of the Merger Agreement, the Board of Directors of the Company did not actively put the Company up for bid, it had engaged in discussions regarding strategic transactions with several parties during 1997 and had received no indications of interest from other potential purchasers other than as discussed above. Accordingly, the Board of Directors of the Company, relying also on the fairness opinion of Kinnard, believes that the proposed Merger provides the best value to Harmony shareholders.

POSSIBLE CONFLICTS OF INTEREST

    Following the Merger, James C. Hawley, Harmony's President and Chief Executive Officer, is expected to be employed by the surviving corporation in a similar capacity. In connection with such continued employment, Mr. Hawley will be entitled to receive certain benefits if his employment is voluntarily or involuntarily terminated at any time prior to the first anniversary of the consummation of the Merger. If Mr. Hawley is involuntarily terminated by the surviving corporation within 12 months of the Effective Time, he will receive a severance benefit equal to 12 months compensation.

    Although Harmony's existing officers are expected to continue serving as officers of the corporation surviving the Merger, such officers have not and are not expected to enter into employment agreements with Culligan or the surviving corporation.

    Donald R. Brattain, the Company's Chairman of the Board, will enter into a non-competition agreement, pursuant to which he will agree that for a period of three years following consummation of the Merger, he will not engage in any business competitive with the business of Harmony. In addition, Mr. Brattain will execute and deliver an indemnification agreement indemnifying Culligan with respect to damages resulting from any material breach of representations or warranties made by the Company in the Merger Agreement. Mr. Brattain's exposure under the indemnification agreement will not exceed $1,000,000. In addition, Mr. Brattain has and will continue to provide bridge financing to Harmony up to the date of the Special Meeting. Accordingly, the Company has agreed to provide Mr. Brattain with compensation in the amount of $40,225 in connection with his providing bridge financing, and the execution and delivery of the non-competition agreement and the indemnification agreement, which consideration will be paid to Mr. Brattain upon consummation of the Merger.

    The Merger Agreement also provides that, upon consummation of the Merger, each unexpired, unexercised option to purchase Harmony Common Stock outstanding and held by employees of the Company prior to the Merger (excluding options held by non-employee directors), will entitle the holder to receive, for each share of Harmony Common Stock subject to such option, $0.05 per share in cash. Under this provision, Harmony's two executive officers will receive the following consideration for their options.

                                                                 SHARES SUBJECT      TOTAL
       NAME                           POSITION                     TO OPTIONS    CONSIDERATION
-------------------  ------------------------------------------  --------------  -------------
James C. Hawley      President and Chief Executive Officer            300,000      $  15,000
Paula Nelson         Vice President -- Sales                           95,000          4,750

HARMONY'S REASONS FOR THE MERGER; RECOMMENDATION OF THE HARMONY BOARD OF
  DIRECTORS

    The Harmony Board of Directors has unanimously approved the Merger Agreement. The Harmony Board of Directors believes that the Merger is in the best interests of Harmony shareholders and unanimously recommends that shareholders vote FOR approval of the Merger Agreement. See "The Merger -- Conflicts of Interest." In reaching these conclusions, the Board of Directors considered the following material factors, which were discussed at various meetings of the Board during 1997. The Board considered the risks presented by the competitive environment in the water vending marketplace. The Board also recognized that the consideration offered to the shareholders in the Merger represented a significant premium over the trading price of the Harmony Common Stock immediately preceding announcement of the Merger Agreement. The Board of Directors also considered the business, financial condition, results of operations and prospects of Harmony on both an historical and prospective basis, and the current and historical market prices of Harmony Common Stock, as well as the opinion of Kinnard that the consideration to be received by shareholders of Harmony in the Merger is fair to the shareholders from a financial point of view. Although the Board approved the letter of intent subject to receipt of a fairness opinion, its review of the final Merger Agreement was conducted with full consideration of all relevant factors including the fairness opinion delivered by Kinnard. See "The Merger -- Opinion of Investment Banker" and "Stock Prices and Dividends."

    Further, the Board of Directors considered Culligan's ability to support and supplement Harmony's management team with financial and other resources and to provide Harmony with the advantages of a well-established, large-scale distribution network. Minnesota law permits directors, in considering the best interests of the corporation, to consider the interests of the corporation's employees, customers and suppliers, as well as other non-financial considerations. Consequently, the Board considered the foregoing factors as important aspects of the fairness of the overall transaction.

OPINION OF INVESTMENT BANKER

    Harmony has retained John G. Kinnard & Co. ("Kinnard") to provide an opinion to the Board of Directors as to the fairness of the consideration to be received by the Harmony shareholders in connection with the Merger. Kinnard is an investment banking firm and is engaged, in part, in mergers and acquisitions advisory work and in valuations of businesses and securities.

    Kinnard was selected to evaluate the fairness of the consideration to be received by the Harmony shareholders in conjunction with the Merger based, in part, on previous investment banking services provided to Harmony by Kinnard. Kinnard has, over the past six years, assisted Harmony in raising capital through private and public offerings of the Company's common stock, including the Company's initial public offering in 1993. Because of Kinnard's previous contacts with Harmony and its understanding of Harmony's business, the Board of Directors had confidence in Kinnard's ability to analyze the proposed Merger. In addition, the Board concluded that Kinnard's bid with respect to the fairness opinion was reasonable when compared to fees which might be charged by other investment banking firms.

    Kinnard delivered its opinion to the Harmony Board of Directors on December 24, 1997, in connection with the Board's approval of the Merger Agreement. Kinnard reaffirmed its opinion as of the date of the mailing of this Proxy Statement.

    In arriving at its opinion, Kinnard:

     1. reviewed Harmony's annual reports, its reports on Form 10-KSB and related information for the three-year period ended December 31, 1996, and Harmony's reports on Form 10-QSB and related financial information for the first three quarters of 1997;

     2. reviewed certain information, including financial projections, related to the business, earnings, cash flow, assets and prospects of Harmony, as furnished by Harmony;

     3. conducted discussions with members of Harmony's senior management concerning Harmony's business, prospects and changes in Harmony's industry;

     4. visited the headquarters of Harmony in Eagan, Minnesota;

     5. conducted discussions with members of Culligan's senior management;

     6. reviewed published analysts' reports on the water processing, purification and vending industries;

     7. reviewed historical market prices and trading activity for Harmony Common Stock and compared such prices and activity to those of companies Kinnard deemed to be reasonably similar to Harmony;

     8. compared Harmony's results of operations to those of companies Kinnard deemed to be reasonably similar to Harmony;

     9. compared the proposed financial terms of the Merger with the financial terms, to the extent publicly available, of other mergers and acquisitions deemed by Kinnard to be relevant; and

    10. reviewed the Merger Agreement.

    In its review and analysis, and in preparing and formulating its opinion, Kinnard assumed and relied upon the accuracy and completeness of all financial and other information provided or otherwise made available to it (including publicly available information), and Kinnard did not attempt to independently verify any of such information. Kinnard assumed that the financial projections provided to it were prepared in good faith and on a basis reflecting the best currently available judgments and estimates of the management of Harmony. Kinnard did not make or obtain an independent valuation or appraisal of the assets or liabilities of Harmony. Kinnard's opinion is based on economic and market conditions and other circumstances as they existed and could be evaluated by it on the date of its opinion and on the date such opinion was reaffirmed. Although Harmony's management believes that the financial and other information, including projections, provided or otherwise made available to Kinnard was accurate and complete in all material respects, if such information was inaccurate or incomplete in any material respect, it is possible that Kinnard might have come to a different conclusion as to the fairness of the Merger consideration if it had been provided with accurate and complete information.

    No limitations were imposed by the Harmony Board upon Kinnard with respect to the scope of the investigation made or the procedures followed by it in rendering its opinion. Although Kinnard analyzed various alternative transactions which may be available to Harmony, it was not authorized to and did not solicit third party indications of interest for all or any part of Harmony or its assets.

    The report presented by Kinnard to the Harmony Board on December 24, 1997 in connection with its fairness opinion dated that date included the following financial analyses with respect to Harmony:

        (i) comparable company analysis, which consisted of reviewing and considering financial and market data of Harmony and comparing that data with similar data for certain other publicly traded companies believed to be reasonably similar to Harmony;

        (ii) comparable transaction analysis, which consisted of reviewing purchase prices and financial terms of selected acquisitions involving companies in the water industry and public companies in general; and

       (iii) discounted cash flow analysis, which consisted of discounting to present value of projected future cash flows to shareholders of Harmony.

The report also included an analysis of the current trading prices of Harmony Common Stock through December 18, 1997.

    In conducting the review and in performing the analyses described below, Kinnard did not attribute any particular weight to any information or analysis considered by it, but rather made qualitative judgments as to the significance and relevance of each factor and analysis. Accordingly, Kinnard believes that the information reviewed and the analysis conducted must be considered as a whole and that considering any portion of such information or analyses, without considering all of such information and analyses, could create a misleading or incomplete view of the process underlying the opinion.

    COMPARABLE COMPANY ANALYSIS. In performing the comparable Company analysis for Harmony, Kinnard reviewed and compared the financial and market performance of the following group of publicly traded water processing companies: Glacier Water Services, Inc., Recovery Engineering, Inc., Great Pines Water Company, Inc. and Water Point Systems Inc. (now defunct). Kinnard selected the Harmony comparable companies on the basis of various characteristics, particularly lines of business within the water processing industry. Kinnard considered certain financial data of the comparable companies, including common stock prices, 1997 and 1998 projected earnings per share, price to earnings multiples, market capitalization to revenue and operating income and total capitalization to revenue and operating income.

    SELECTED MERGER AND ACQUISITION TRANSACTIONS. Kinnard reviewed the terms of selected mergers and acquisitions in the water industry, analyzing prices paid relative to revenues, operating income and per vending machine. Kinnard also discussed the acquisition premium, which is the amount by which the offer price exceeds the market value of the acquired company's stock before the transaction was publicly announced. This amount is typically expressed as a percentage of the per share market value of the acquired company's shares. In connection with analyzing acquisition premiums, Kinnard used industry sources which compile information from hundreds of merger and acquisition transactions in various industries. Kinnard submitted to the Harmony Board information stating that the median acquisition premium on all public transactions has ranged from approximately 27% to 35% over the past ten years. Culligan's offer of $0.545 per share represents a premium of 58% over the midpoint of the bid and ask prices of Harmony on December 18, 1997. Kinnard found Culligan's offer of $0.545 to be fair relative to the prices paid in the selected merger and acquisition transactions.

    DISCOUNTED CASH FLOW ANALYSIS. Using a discounted cash flow to shareholders analysis, Kinnard estimated the net present value of the future free cash flows to shareholders that Harmony might be expected to produce over a five-year period from 1998 through 2002, using projections provided by Harmony's management, and assumptions relating to terminal values, if Harmony were to perform on a stand-alone basis. The use of free cash flow multiples to determine the terminal value resulted in a discounted cash flow reference range per share of Harmony Common Stock of from $0.29 to $0.51. Analyzing the net present value of future cash flows using net income multiples to determine the terminal value resulted in a discounted cash flow reference range per share of Harmony Common Stock of from $0.17 to $0.53.

    Harmony has agreed to pay Kinnard a fixed fee of $50,000 for its services in connection with rendering its fairness opinion and has agreed to reimburse Kinnard for its reasonable out-of-pocket expenses, including legal fees, incurred in performing its services, and to indemnify Kinnard against certain liabilities, including those arising under federal and state securities laws.

VOTE REQUIRED

    Approval of the Merger Agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Harmony Common Stock. Each holder of Harmony Common Stock outstanding as of the Record Date is entitled to one vote for each share held. On the Record Date, there were 8,045,161 shares of Harmony Common Stock outstanding.

    Culligan, as the sole shareholder of Merger Sub, has approved the Merger Agreement. Approval of the Merger Agreement by Culligan's shareholders is not required under Minnesota or Delaware law and is not being sought.

CONVERSION OF HARMONY COMMON STOCK

    At the Effective Time, each share of Harmony Common Stock issued and outstanding, exclusive of any shares of Harmony Common Stock held by holders who have perfected their dissenters' rights under Minnesota Law (see "The Merger -- Rights of Dissenting Shareholders"), will be automatically converted into the right to receive $0.545 in cash.

SURVIVING CORPORATION

    In the Merger, Merger Sub will be merged with and into Harmony, with Harmony emerging as the surviving corporation and a wholly-owned subsidiary of Culligan. At the Effective Time, the Articles of Incorporation of Merger Sub will serve as the Articles of Incorporation of the surviving corporation until amended in accordance with applicable law. The By-Laws of Merger Sub in effect at the Effective Time shall be the By-Laws of the surviving corporation until amended in accordance with applicable law.

SURRENDER OF CERTIFICATES FOR CASH

    Norwest Bank Minnesota, N.A., the Company's transfer agent, has been designated as agent (the "Exchange Agent") for the holders of shares of Harmony Common Stock to effect the exchange of stock certificates for cash. Culligan will deposit with the Exchange Agent sufficient funds for the shares of Harmony Common Stock which by virtue of the Merger are converted into and exchangeable for cash as described above. The Exchange Agent will, as promptly as practicable after the Effective Time, mail to all shareholders as of the Effective Time a notice specifying the Effective Time of the Merger, accompanied by instructions and a transmittal letter for the submission of stock certificates. HARMONY SHAREHOLDERS ARE REQUESTED NOT TO SUBMIT THEIR STOCK CERTIFICATES UNTIL THEY RECEIVE SUCH INSTRUCTIONS AND TRANSMITTAL LETTER.

    If any payment for shares of Harmony Common Stock is to be made in a name other than that in which the shares surrendered for payment are registered on the stock transfer books or other records of Harmony at the Effective Time, it will be a condition for such payment that the certificates so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the person requesting such payment shall provide evidence that any applicable stock transfer taxes have been paid.

    Each certificate which, prior to the Effective Time, represented outstanding shares of Harmony Common Stock will, after the Effective Time, be deemed for all purposes to evidence only the right to receive the amount of cash into which such instruments shall have been converted by virtue of the Merger, except that no conversion shall be made in respect of any share of Harmony Common Stock, the holder of which is a "dissenting shareholder" who has (a) filed in the office of the Secretary of Harmony, prior to the Special Meeting, a written objection to the Merger and demand for payment, and (b) not voted in favor of the Merger. See "Rights of Dissenting Shareholders" in this section. No interest will accrue or be payable with respect to the amount payable in exchange for Harmony Common Stock after the Effective Time or with respect to any funds held by the Exchange Agent for the benefit of Harmony shareholders. During the six months following the Effective Time, the Exchange Agent will pay to holders of Harmony Common Stock (other than holders who have perfected their dissenter's rights under Minnesota law), upon surrender of their certificates for shares (together with a validly completed and duly executed transmittal letter in the form furnished by the Exchange Agent) the amount in cash into which the shares of Common Stock shall have been converted. After six months from the Effective Time, shareholders must look to Harmony, as the surviving corporation in the Merger, for such payment. Holders of Harmony Common Stock requesting payment from the Company after six months from the Effective Time should send to Harmony a letter requesting payment, which letter should include the holder's stock certificate(s). Upon receipt of such letter and certificate(s) and any other documentation and information Harmony may request to verify the identity of the shareholder and the validity of the certificate(s), Harmony will make the proper payments.

BUSINESS OF HARMONY PENDING THE MERGER

    Harmony has agreed that, prior to consummation of the Merger, unless Culligan consents in writing, it will conduct its business in the regular course and will use all reasonable efforts to preserve its business organization intact. Harmony has further agreed that, unless consented to in writing by Culligan, it will not amend its Articles of Incorporation or By-Laws, issue, transfer, pledge, or sell, or authorize or oppose or agree to the issuance, transfer, pledge or sale of any shares of its capital stock of any class, any voting debt securities or other equity interests or any securities convertible into, or any rights, warrants, calls, subscriptions, options or other rights or agreements, commitments or understandings to acquire, any such shares, voting debt securities, equity interests or convertible securities; acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association, or other business organization or division thereof or otherwise acquire or agree to acquire any assets outside the ordinary and usual course of business consistent with past practice, or otherwise enter into any material commitment or transaction outside the ordinary and usual course of business consistent with past practice; sell, lease, license, encumber or otherwise dispose of, or agree to sell, lease, license, encumber or otherwise dispose of, any of its assets outside the usual and ordinary course of business consistent with past practice; incur, assume, pre-pay, guaranty, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for any indebtedness except pursuant to the Company's existing outstanding lines of credit or in the ordinary and usual course of business consistent with past practice; issue or sell any debt securities or warrants or rights to acquire any debt securities of the Company or guaranty any obligations of others; make any loans, advances or capital contributions to, or investments in, any other person except in the ordinary and usual course of business consistent with past practice; enter into, adopt, amend or terminate any compensation or benefit plan or any agreement, arrangement, plan or policy between the Company and one or more of its directors, officers or employees; except in the ordinary course of business consistent with prior practice, increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit to any director, officer or employee not required by any plan or arrangement as in effect as of the date of the Merger Agreement or enter into any contract, agreement, commitment or arrangement to do any of the foregoing or engage in any transaction with any shareholder, officer or director except for certain scheduled transactions; change any of its accounting principles, policies or procedures, except as may be required by generally accepted accounting principles; take any action that would or is reasonably likely to result in any of the conditions to the Merger not being satisfied or that would materially impair the ability of the Company to consummate the Merger in accordance with the terms of the Merger Agreement or materially delay such consummation.

    Harmony has also agreed that it will not, directly or indirectly, through any officer, director, agent or otherwise, initiate, solicit, encourage, negotiate or discuss with any third party (including by way of furnishing non-public information concerning the Company, its business or its assets or properties), or take any other action to facilitate any inquiries with respect to or the making of, any proposal that constitutes or may reasonably be expected to lead to a merger, consolidation, business combination, sale of a significant amount of assets outside the ordinary course of business, sale of shares of capital stock outside the ordinary course of business, tender or exchange offer or similar transaction involving the Company.

    During the period prior to the Effective Time, Harmony has agreed to afford Culligan and its representatives reasonable access to Harmony's properties, books and records, and all other information concerning the business, properties and personnel of the Company as Culligan may reasonably request. Both Harmony and Culligan have agreed to execute and deliver such instruments and take such other action as may reasonable be required in order to carry out the Merger Agreement and the transactions contemplated thereby.

CONDITIONS

    The obligations of the parties under Merger Agreement are subject to the satisfaction, on or prior to the closing date, of certain conditions, including, among others: (a) the approval and adoption of the Merger Agreement by the affirmative vote of a majority of the holders of Harmony Common Stock; (b) all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any governmental entity, the failure of which to obtain would have a material adverse effect on the Company or Culligan, or their respective subsidiaries, in each case taken as a whole, or on the ability of the parties to the Merger Agreement to consummate the transactions contemplated thereby, shall have been filed, occurred or been obtained; (c) no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; and (d) all rights, warrants and options to acquire shares of Harmony Common Stock (or securities convertible or exchangeable for Harmony Common Stock) pursuant to any of the Company's stock option plans or otherwise, including all warrants which are outstanding immediately prior to the Effective Time, whether or not then exercisable, shall be canceled without the payment of any amounts to any holder thereof; provided, however, that employees holding options issued under the Company's Stock Option Plans will be paid the sum of $0.05 per share covered by such options as consideration for their cancellation, which payment shall be due and payable immediately following the Effective Time.

    The obligations of Culligan under the Merger Agreement are subject to the satisfaction, on or prior to the closing date, of certain conditions, including, among others: (a) the representations and warranties of the Company contained in the Merger Agreement shall be true and correct in all material respects as of the date thereof and, except to the extent such representations and warranties speak as of an earlier date, as of the closing date as though made on and as of the closing date; (b) the Company shall have performed in all material respects all obligations required to be performed by it under the Merger Agreement at or prior to the closing date; (c) Culligan shall have received an opinion of counsel for Harmony concerning certain legal matters relating to the Merger; and
(d) Donald R. Brattain, the Company's Chairman of the Board, shall have executed and delivered to Culligan an indemnification agreement and a non-competition agreement.

    The obligations of Harmony under the Merger Agreement are subject to the satisfaction, on or prior to the closing date, of certain conditions, including, among others: (a) the representations and warranties of Culligan and Merger Sub contained in the Merger Agreement shall be true and correct in all material respects as of the date thereof and, except to the extent such representations and warranties speak as of an earlier date, as of the closing date as though made on and as of the closing date; (b) Culligan and Merger Sub shall have performed in all material respects all obligations required to be performed by them under the Merger Agreement at or prior to the closing date; (c) Harmony shall have received an opinion of the general counsel of Culligan concerning certain legal matters relating to the Merger; and (d) the Company shall have received an opinion from Kinnard that the consideration to be received by the Company's shareholders in conjunction with the Merger is fair to Harmony's shareholders from a financial point of view.

TERMINATION AND AMENDMENT

    The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the Merger Agreement by the shareholders of the Company:

    (a) by mutual consent of Culligan and Harmony;

    (b) by either Culligan or Harmony if the Merger shall not have been consummated before March 15, 1998 (unless the failure to so consummate the Merger by such date shall be due to the action or failure to act of the party seeking to terminate the Merger Agreement, which action or failure to act constitutes a breach of the Merger Agreement);

    (c) by Culligan if (i) there has been a material breach on the part of Harmony and the representations, warranties or covenants or Harmony set forth in the Merger Agreement, or any material failure on the part of Harmony to comply with its obligations thereunder, (ii) Harmony's shareholders do not approve of the Merger Agreement at the Special Meeting, or (iii) the Board of Directors of the Company withdraws, amends or modifies in any manner adverse to Culligan its favorable recommendation of the Merger Agreement; or

    (d) by Harmony if (i) there has been a material breach on the part of Culligan and the representations, warranties or covenants or Culligan set forth in the Merger Agreement, or any material failure on the part of Culligan to comply with its obligations thereunder, or (ii) the Company's shareholders do not approve of the Merger Agreement at the Special Meeting.

    Upon termination of the Merger Agreement by either Harmony or Culligan, the Merger Agreement shall forthwith become void and there shall be no liability or obligation on the part of Culligan, Merger Sub, Harmony or their respective affiliates, officers or directors, except as described below under "The Merger -- Expenses and Fees" and except as to the obligation of Culligan to maintain the confidentiality of information provided by Harmony in connection with Culligan's evaluation of Harmony.

DEREGISTRATION OF HARMONY COMMON STOCK

    If the Merger is consummated, the conditions for terminating registration of the Harmony Common Stock under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), will be met. Accordingly, upon consummation of the Merger, Harmony will terminate registration of the Harmony Common Stock under the Exchange Act and cause the Harmony Common Stock to cease to be authorized for quotation on The Nasdaq SmallCap Market.

EXPENSES AND FEES

    Except as described in the following sentences, whether or not the Merger is consummated, all costs, fees and expenses incurred in connection with the Merger (including, but not limited to, accounting, legal and investment banking fees) and the transactions contemplated by the Merger Agreement will be paid by the party incurring such costs, fees and expenses; provided, that upon consummation of the Merger, Culligan shall cause the surviving corporation to pay all reasonable fees, costs and expenses of Harmony incurred in connection with the Merger Agreement and the transactions contemplated thereby.

    So long as Culligan shall not have materially breached its obligations under the Merger Agreement, Harmony will be obligated to pay Culligan the sum of $500,000 if, within twelve months following termination of the Merger Agreement as a result of (i) the failure of the Company's shareholders to approve the Merger Agreement at the Special Meeting, or (ii) the withdrawal, amendment or modification by the Board of Directors of the Company, in a manner adverse to Culligan, its favorable recommendation of the Merger Agreement, and Harmony shall enter into an agreement, arrangement or understanding providing for the sale or other disposition of the business of the Company, or a Competing Transaction (as defined in the Merger Agreement). In the event of a termination of the Merger Agreement for the reasons described above, Harmony will also be obligated to pay the reasonable out-of-pocket expenses incurred by Culligan in connection with the Merger within two business days after receipt from Culligan of a statement of such expenses.

ACCOUNTING TREATMENT

    The Merger will be accounted for as a "purchase" as such term is used under generally accepted accounting principles.

FEDERAL INCOME TAX CONSEQUENCES

    The following general description of the federal income tax consequences of the Merger does not take into account the facts and circumstances of any particular shareholder of Harmony. Each Harmony shareholder should consult his or her tax advisor about the specific tax consequences to him or her of the proposed transactions, including the application and effect of state, local, foreign and other tax laws.

    Shareholders will recognize gain or loss for federal income tax purposes measured by the difference between the tax basis of their shares and the cash received therefor. Such gain or loss will be treated as a capital gain or loss if the Harmony Common Stock exchanged for cash was held as a capital asset at the Effective Time. The receipt of cash pursuant to the exercise of dissenters' rights with respect to the Merger will be a taxable transaction to shareholders receiving such cash, and a dissenting shareholder will recognize gain or loss measured by the difference between the cash so received and such shareholder's tax basis in the Harmony Common Stock exchanged therefor. Such gain or loss will be treated as a capital gain or loss if such shares are held as a capital asset at the Effective Time.

    THE FEDERAL INCOME TAX DISCUSSION IN THIS PROXY STATEMENT IS BASED UPON CURRENT LAW AND IS INTENDED FOR GENERAL INFORMATION ONLY. EACH SHAREHOLDER IS URGED TO CONSULT HIS OR HER OWN TAX ADVISOR CONCERNING THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO SUCH SHAREHOLDER, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL AND OTHER TAX LAWS.

REGULATORY APPROVALS

    Harmony is not aware of any governmental approvals or actions that are required for the consummation of the Merger. Should any such approvals or actions be required, it is currently contemplated that such approvals or actions would be sought, but there can be no assurance that such approvals, if any, would be received.

RIGHTS OF DISSENTING SHAREHOLDERS

    Although Harmony's management believes that the following discussion of the law pertaining to dissenter's rights under the Minnesota Business Corporation Act (the "MBCA") provides an accurate description of the material provisions of such law, such discussion does not purport to be complete and is qualified in its entirety by reference to the full text of Sections 302A.471 and 302A.473 of the MBCA attached to this Proxy Statement as a Appendix B. Any shareholder of Harmony who wishes to exercise such dissenters' rights or who wishes to preserve his or her right to do so should review the following discussion and Appendix B carefully, because failure to comply timely and properly with the procedures specified will result in the loss of dissenters' rights in connection with the Merger.

    PROCEDURES TO PRESERVE DISSENTERS' RIGHTS. Under Minnesota law, any holder of Harmony Common Stock who follows the procedures set forth in Section 302A.473 of the MBCA will be entitled to receive payment in cash of the "fair value" of such shareholder's shares. As used in Section 302A.473, the "fair value of the shares" means the value of the shares of Harmony immediately before the Effective Date of the Merger.

    The Merger Agreement must be approved by the holders of a majority of the outstanding shares of Common Stock of Harmony.

    Under Section 302A.473 of the MBCA, if a corporation calls a shareholder meeting at which a plan of merger to which such corporation is a party is to be voted upon, the notice of the meeting must inform each shareholder of the right to dissent and must include a copy of Section 302A.471 and Section 302A.473 of the MBCA and a brief description of the procedure to be followed under such sections. This Proxy Statement constitutes such notice to the shareholders of Harmony, and the applicable statutory provisions of the MBCA are attached to this Proxy Statement as a Appendix B.

    A shareholder who wishes to exercise dissenters' rights must file with Harmony, before the vote on the Merger Agreement, a written notice of intent to demand the fair value of the shares owned by such shareholder and must not vote his or her shares in favor of the Merger Agreement. A vote against the Merger Agreement will not in itself constitute such a written notice, and a failure to vote will not affect the validity of a timely written notice. However, the submission of a blank Proxy will constitute a vote in favor of the Merger Agreement and a waiver of statutory dissenters' rights.

    The written notice should be executed by or on behalf of the holder of record fully and correctly, as the holder's name appears on the holder's stock certificates. If the shares of Harmony Common Stock are owned of record in a fiduciary capacity, such as by a trustee, guardian, or custodian, execution of the written notice should be made in that capacity. If the shares of Harmony Common Stock are owned of record by a corporation or other organization, the written notice must be executed by a duly authorized legal representative, such as an officer. If the shares of Harmony Common Stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the notice should be executed by or on behalf of all joint owners. An authorized agent, including one or more joint owners, may execute a written notice on behalf of a holder of record; however, the agent must identify the record owner or owners and, in executing the written notice, must expressly disclose that the agent is agent for such owner or owners.

    All written notices should be sent or delivered to Nancy A. Quam, Corporate Secretary, 601 Lakeshore Parkway, Suite 1140, Minneapolis, Minnesota 55305, so as to be received prior to the vote on the Merger Agreement.

    After the Merger Agreement has been approved by the shareholders of Harmony, Harmony must send a written notice to all shareholders who have filed with Harmony before the vote on the Merger Agreement a written notice of intent to demand the fair value of the shares owned by such shareholder and have not voted their shares in favor of the Merger Agreement. The notice from Harmony must contain:

    (1) the address to which a demand for payment and stock certificates must be sent in order to obtain payment and the date by which they must be received;

    (2) a form to be used to certify the date on which the shareholder, or the beneficial owner on whose behalf the shareholder dissents, acquired the shares or an interest in them and to demand payment; and

    (3) a copy of Sections 302A.471 and 302A.473 of the MBCA and a brief description of the procedures to be followed under such sections.

    In order to receive the fair value of the shares, a dissenting shareholder must demand payment and deposit his shares within 30 days after the above-described written notice is given, but the dissenter retains all other rights of a shareholder until the Merger takes effect.

    A shareholder may not assert dissenters' rights as to less than all of the shares registered in the name of the shareholder. However, a record owner, such as a broker who holds shares of Harmony Common Stock as a nominee for several beneficial owners, may exercise dissenters' rights with respect to all of the shares of Harmony Common Stock held for one or more beneficial owners while not exercising such rights with respect to the shares of Harmony Common Stock held for other beneficial owners. In such case, the written notice of intent to demand the fair value of the shares of Harmony Common Stock must disclose the name and address of each beneficial owner on whose behalf the shareholder dissents and the number of shares of Harmony Common Stock beneficially owned by each. In that event, the rights of the dissenter will be determined as if the shares as to which the shareholder has dissented and the other shares were registered in the names of different shareholders. If no such information is provided, the written notice will be presumed to cover all shares of Harmony Common Stock held in the name of the record owner.

    A person who is the beneficial owner of shares of Harmony Common Stock held in a brokerage account or other nominee form and who wishes to exercise dissenters' rights must take all necessary steps in order that a written notice is timely filed by the record holder of such shares. Alternatively, such beneficial owner may assert dissenters' rights with respect to shares held on his or her behalf and will be treated as a dissenting shareholder under the terms of Sections 302A.471 and 302A.473, if the beneficial owner submits a signed written consent of the record holder to Harmony at the time of or before the assertion of such rights. The written consent of the record holder will serve to verify the beneficial owner's entitlement and allow the record holder to protect any security interest in the shares.

    Beneficial owners of Harmony Common Stock are urged to consult with their brokers to determine the appropriate procedures for asserting dissenters' rights.

    PROCEDURES FOLLOWING AN ASSERTION OF DISSENTERS' RIGHTS. After the Effective Date, or after Harmony receives a valid demand for payment, whichever is later, Harmony must remit to each dissenting shareholder who has not voted his or her shares in favor of the Merger Agreement and has filed with Harmony before the vote on the Merger Agreement a written notice of intent to demand the fair value of the shares owned by such shareholder and who has demanded payment and deposited his or her shares, the amount Harmony estimates to be the fair value of the shares, plus interest ("interest" commences five days after the Effective Date up to and including the date of payment, calculated at a rate provided under Minnesota law for interest on verdicts and judgments), accompanied by:

    (1) Harmony's closing balance sheet and statement of income for a fiscal year ended not more than 16 months before the Effective Date of the Merger, together with the latest available interim financial statements;

    (2) An estimate by Harmony of the fair value of the shares and a brief description of the method used to reach the estimate; and

    (3) A copy of Sections 302A.471 and 302A.473 of the MBCA, and a brief description of the procedure to be followed in demanding supplemental payment.

    Harmony may withhold the above-described remittance from a person who was not a shareholder on the date the Merger Agreement was first announced to the public or who is dissenting on behalf of a person who was not a beneficial owner on that date. If the dissenter has not voted his or her shares in favor of the Merger Agreement and has filed with Harmony before the vote on the Merger Agreement a written notice of intent to demand the fair value of the shares owned by such shareholder, Harmony must forward to such dissenter the materials described in the preceding paragraph, a statement of the reason for withholding the remittance, and an offer to pay to the dissenter the amount listed in the materials if the dissenter agrees to accept that amount in full satisfaction. The dissenter may decline the offer and demand payment of the dissenter's own estimate of the fair market value of the shares, plus interest, by written notice to Harmony. Failure to do so entitles the dissenter only to the amount offered. If the dissenter makes demand, the procedures, costs, fees and expenses described below for petitioning the court shall apply.

    If Harmony fails to remit payment within 60 days of the deposit of certificates, it must return all deposited certificates and cancel all transfer restrictions. However, Harmony may require a deposit or restrict transfer at a later time and again give notice that contains:

    (1) The address to which a demand for payment and certificates of certificated shares must be sent in order to obtain payment and the date by which they must be received;

    (2) A form to be used to certify the date on which the shareholder, or the beneficial owner on whose behalf the shareholder dissents, acquired the shares or an interest in them and to demand payment; and

    (3) A copy of Sections 302A.471 and 302A.473 of the MBCA and a brief description of the procedures to be followed under such sections.

    If a dissenter believes that the amount remitted by Harmony is less than the fair value of the shares, plus interest, the dissenter may give written notice to Harmony of the dissenter's own estimate of the fair value of shares, plus interest, within 30 days after Harmony mails the remittance, and demand payment of the difference (a "Demand"). Otherwise, a dissenter is entitled only to the amount remitted by Harmony.

    If Harmony receives a Demand, it must, within 60 days after receiving the Demand, either pay to the dissenter the amount demanded or agreed to by the dissenter after discussion with Harmony or file in the appropriate court a petition requesting that the court determine the fair value of the shares, plus interest. The petition must name as parties all dissenters who made a Demand for payment and who have not reached agreement with Harmony. The jurisdiction of the court is plenary and exclusive. The court may appoint appraisers, with powers and authorities the court deems proper, to receive evidence on and recommend the amount of the fair value of the shares. The court must determine whether the shareholder or shareholders in question have fully complied with the requirements of Section 302A.473 of the MBCA and must determine the fair value of the shares, taking into account any and all factors the court finds relevant, computed by any method or combination of methods that the court, in its discretion, sees fit to use, whether or not used by Harmony or by a dissenter. The fair value of the shares as determined by the court is binding on all shareholders, wherever located. A dissenter is entitled to judgment for the amount by which the fair value of the shares as determined by the court, plus interest, exceeds the amount, if any, remitted by Harmony, but shall not be liable to Harmony for the amount, if any, by which the amount, if any, remitted to the dissenter exceeds the fair value of the shares as determined by the court, plus interest.

    The court must determine the costs and expenses of any appraisers in a proceeding under the preceding paragraph, including the reasonable expenses and compensation of any appraisers appointed by the court, and must assess these costs and expenses against Harmony, except that the court may assess part or all of those costs and expenses against a dissenter whose demand is found to be arbitrary, vexatious, or not in good faith.

    If the court finds that Harmony has failed to comply substantially with
Section 302A.473 of the MBCA, the court may assess all fees and expenses of any experts or attorneys as the court deems equitable. These fees and expenses may also be assessed against a person who has acted arbitrarily, vexatiously, or not in good faith in bringing the proceeding and may be awarded to a party injured by those actions.

    The court may award, in its discretion, fees and expenses to an attorney for the dissenters out of the amount awarded to the dissenters, if any.

    FAILURE TO FOLLOW THE STEPS REQUIRED BY SECTIONS 302A.471 AND 302A.473 OF THE MBCA FOR PERFECTING DISSENTERS' RIGHTS MAY RESULT IN THE LOSS OF THOSE RIGHTS.

TRANSACTIONS BETWEEN HARMONY AND CULLIGAN

    Prior to the negotiation, execution and delivery of the Merger Agreement, there have been no business transactions between Harmony and Culligan.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    The following discussion should be read in conjunction with Harmony's consolidated financial statements and the notes thereto appearing elsewhere in this Proxy Statement.

RESULTS OF OPERATIONS

RESULTS OF OPERATIONS -- FIRST NINE MONTHS (1997)

REVENUES

    For the first nine months of 1997, revenues were $6,631,000, an increase of six percent over revenues of $6,277,000 reported for the first nine months of 1996.

    For the first nine months of 1997, contracted revenue sharing sales were $4,705,000 compared to $4,527,000 for the first nine months of 1996, an increase of four percent. These revenue increases represented an increase in the number of gallons of treated water sold by the Company. The increase in the number of gallons of treated water sold is driven both by the increase in the number of customer locations for the Company's installed Harmony Brook-Registered Trademark- Premium Drinking Water systems and the increase in volume at existing customer locations. At September 30, 1997, the Company had 1,617 domestic customer locations installed, compared with 1,561 at September 30, 1996. In addition, the Company had 110 customer locations installed in Mexico at September 30, 1997 compared with 104 customer locations at September 30, 1996. The total customer locations at September 30, 1997 was 1,727 compared with 1,665 customer locations at September 30, 1996, a four percent increase. Domestic revenues for customer locations in place at both September 30, 1997 and 1996 grew five percent in the first nine months, while retail gallons dispensed increased seven percent. Growth rates for the Company's number of customer locations, dispenser revenues and gallons dispensed continued to be affected by instances of account turnover and price concessions near the end of 1996 and start of 1997, which resulted from increased competition in the Company's core Midwest markets.

    Bottle sales increased 12 percent for the first nine months of 1997 to $1,714,000 compared to $1,529,000 in the first nine months of 1996. Bottle sales are recognized from two different classes of customers: those customers who purchase bottles in conjunction with having one of the Company's Harmony Brook-Registered Trademark- Premium Drinking Water systems installed (Premium Bottle Sales) and all other customers who purchase bottles typically on a wholesale basis (Wholesale Bottle Sales). Premium Bottle Sales decreased one percent both in the comparable third quarters, from $336,000 in 1996 to $332,000 in 1997, and in the first nine months, from $849,000 in 1996 to $844,000 in 1997. The slight third quarter and nine month decrease in Premium Bottle Sales is a result of certain routes being open at times due to employee turnover. Wholesale Bottle Sales increased 28 percent in the comparable first nine months, from $680,000 in 1996 to $870,000 in 1997. The increases in Wholesale Bottles sales were a result of continued emphasis on rebuilding and growing this business segment.

    Equipment sales, while contributing incremental revenue, continue to be a lower priority for the Company. Management does not expect a significant contribution from equipment sales for the full year 1997 or 1998.

GROSS MARGIN

    For the first nine months, the Company's total gross margin was 51 percent of revenues for l997 compared with 54 percent of revenues for 1996. These decrease reflects primarily the impact of price competition, costs related to increased product quality testing and equipment refurbishment in the Company's core business segment, contracted revenue sharing. This refurbishment activity results in a significant portion of the cost being expensed to the income statement but does conserve cash when compared to building new equipment for new customer locations.

    The gross margin for contracted revenue sharing for the first nine months of 1997 was 58 percent of related revenues. The comparable gross margin for 1996 was 62 percent of related revenues for the first nine months. This decrease was related to the same three factors cited above.

    The gross margin for bottle sales was 33 percent of related revenues in the first nine months of 1997. This margin compares to 33 percent of related revenues in the first nine months of 1996. Gross margins on bottle sales vary depending on the style and quantities of bottles sold.

    For the first nine months of 1996 and 1997 the gross margin for equipment sales was 26 percent of related revenues. The margins for equipment sales reflect the mix of sales between complete systems sold (typically a lower margin) versus sales of service parts (typically a higher margin).

EXPENSES

    For the first nine months of 1997 and 1996 field office expenses were $1,932,000 and $1,947,000, respectively, a decrease of one percent. Compensation expense decreased due to employee turnover, but this decrease was offset by increased vehicle expenses for the first nine months of 1997 due to the Company's aging fleet. No new geographic territories were entered for all periods presented, although two service routes were added in existing territories in the first half of 1997.

    For the first nine months of 1997 corporate S,G & A expenses were $1,253,000 compared to $1,220,000 in the first nine months of 1996, a three percent increase. This increase in the first nine months of 1997 is primarily attributable to increased Mexican subsidiary expenses related to added personnel to support its growth and a high inflation environment.

OPERATING AND NET INCOME (LOSS)

    Operating income was reported for all periods presented. Other expense, the only line item between operating income and net income (loss), consisted primarily of net interest expense for all interim periods presented. A net loss is reported for both the first nine months of 1996 and 1997.

MEXICAN SUBSIDIARY

    All of the interim financial information included in this Proxy Statement reflects the results and balances of the Company's Mexican Subsidiary unless explicitly stated otherwise. The following table summarizes the Company's Mexican Subsidiary results of operations in U.S. Dollars for the interim periods presented and the percentage change. The Company does not allocate charges for financing or corporate administrative support services to Mexico.

                                                                                         NINE MONTHS ENDED
                                                                                           SEPTEMBER 30:
                                                                               -------------------------------------
                                                                                                        PERCENTAGE
                                                                                  1997        1996        CHANGE
                                                                               ----------  ----------  -------------
Total Revenues...............................................................  $  445,000  $  367,000           21%
Operating Profit (Loss)......................................................  $   (1,000) $    6,000       nm

---------------------

nm -- not meaningful

LIQUIDITY AND CAPITAL RESOURCES

    In the first nine months of 1997, the Company had $697,000 of net cash provided by operating activities compared to $739,000 of net cash provided by operating activities in the first nine months of 1996. The primary decrease in net cash provided by operating activities for the first nine months of 1997 was an increase in accounts receivable. The increase in accounts receivable for the first nine months was offset by an increase in accounts payable. Cumulative changes in all other operating activity areas were small compared to the changes in accounts receivable and accounts payable for all periods presented.

    For the first nine months of 1997 and 1996, the Company invested $982,000 and 964,000, respectively, in property and equipment, an increase of two percent. The first nine months of 1996 included a $135,000 buy-out of leased equipment. After adjusting for this lease buy-out in the first nine months of 1996, the remaining investment in property and equipment for all periods presented consisted primarily of the manufacture of new Harmony Brook-Registered Trademark- Premium Drinking Water systems and the refurbishment of existing systems. The increase in investment in property and equipment is primarily driven by the capitalized portion of refurbishment of the Company's older systems.

    On February 18, 1997, the Company and its principal lender amended and restated the Company's term loan agreement. The agreement combined both outstanding term loans into one term loan facility to be repaid in equal monthly principal installments plus accrued interest with a final principal payment plus accrued interest due in February 2000. The amended term loan bears interest at the bank's reference rate plus 3.75 percent. In addition, the bank received a fee of $15,000.

    As part of the amended and restated term loan agreement, the principal lender required the Company to raise at least $1,000,000 by March 1, 1997 with 30 percent of the gross proceeds to be specifically applied to the principal balance of outstanding bank debt. In February 1997, the Company negotiated a private placement of $1,000,000 of subordinated notes with shareholders and accredited investors. The notes bear interest at 14 percent, payable monthly and are due March 2000. In addition, warrants were issued in connection with the notes at the rate of one warrant for each $5.00 of subordinated debt. The notes are collateralized by a lien on all the Company's assets, subordinate to the interests of the Company's two senior lenders.

    On July 31, 1997, the Company entered into an agreement with a shareholder and board member for the sale/leaseback of dispensing equipment; this was the second such agreement in the first nine months of 1997.

    The Company required additional capital during the fourth quarter of 1997 and management estimates that under its current operating plan it will require additional capital during calendar 1998. As of the date of this Proxy Statement, the Company had obtained bridge financing in the amount of $50,000 from the Chairman of its Board of Directors. Projections also indicate that, upon closing its books, the Company expects to determine that during the fourth quarter of 1997 it will probably have violated certain financial covenants contained in the loan agreement with its principal bank lender. The Company has obtained agreements from its two senior lenders to suspend principal payments due in November 1997 through February 1998. If the Merger is consummated, management expects that the surviving corporation will receive the necessary additional capital from Culligan. Management also expects that financial covenant violations and other issues relating to the payment of principal and interest to the Company's senior lenders will be resolved by the surviving corporation with the assistance of Culligan shortly after consummation of the Merger.

    In the event Harmony's shareholders do not approve the Merger Agreement at the Special Meeting, the Company will have to obtain additional capital immediately. Management is currently uncertain about its ability to obtain the necessary capital should the Merger Agreement be terminated, and there can be no assurance that such capital, if available, can be obtained on terms acceptable to the Company or its shareholders (See Note 2 to the Audited Consolidated Financial Statements).

EARNINGS PER SHARE

    Statement of Financial Accounting Standards (SFAS) No. 28, EARNINGS PER SHARE, is effective for the Company for the periods ending after December 15, 1997. The Company expects no material impact from the adoption of this financial standard. The basic earnings per share computation, as defined by SFAS No. 128, applied to all periods presented would yield the same result that is currently reported herein.

FISCAL YEAR 1996 COMPARED TO FISCAL YEAR 1995

    The following table sets forth, for the periods indicated, certain items in the Company's Consolidated Statements of Operations as a percentage of total revenues and also shows the percentage change in dollar amounts of these items from 1995 to 1996.

                                                                                                      PERCENTAGE
                                                                                                        CHANGE
                                                                                    1996     1995    1995 TO 1996
                                                                                   ------   ------   -------------
PERCENTAGE OF TOTAL REVENUES:
  Contracted revenue sharing.....................................................    72.3%    70.0%            19%
  Bottle sales...................................................................    23.1     24.9              8
  Equipment sales................................................................     4.6      5.1              3
                                                                                   ------   ------
    Total revenues...............................................................   100.0%   100.0%            16
                                                                                   ------   ------
                                                                                   ------   ------
  Gross profit...................................................................    53.3%    52.4%            18
  Field office selling, general and administrative (SG&A) expenses...............    31.7%    35.6%             3
  Corporate S,G&A................................................................    19.7     22.4              2
  Provision for doubtful accounts................................................     0.1      1.9            (91)
  Severance and other special charges............................................    --        2.7        nm
                                                                                   ------   ------
    Operating expenses...........................................................    51.5%    62.6%            (5)
                                                                                   ------   ------
    Operating income (loss)......................................................     1.8%   (10.2)%      nm
  Other expense, net.............................................................    (7.6)    (9.3)            (5)
                                                                                   ------   ------
    Net loss.....................................................................    (5.8)%  (19.5)%          (66)
                                                                                   ------   ------
                                                                                   ------   ------
GROSS PROFIT PERCENTAGE OF RELATED REVENUES:
  Contracted revenue sharing.....................................................    61.4%    61.9%
  Bottle sales...................................................................    33.2     32.5
  Equipment sales................................................................    27.2     19.3

---------------------

nm -- not meaningful

REVENUES

    Total revenues are realized from contracted revenue sharing, bottle sales, and equipment sales.

    Contracted revenue sharing consists of revenues derived from the sale of treated water by the gallon to supermarkets or other retail operators, who sell the water to the public or use the water themselves. Revenues from contracted revenue sharing have grown primarily as a result of the Company's system removal and relocation program and secondly as a result of the increase in the number of customer locations under contract. The weighted average number of customer locations during 1996 was 1,521, an increase of two percent from the 1995 weighted average of 1,489. These customer locations produced average annualized contracted revenue sharing of $3,588 per location, an increase of six percent from the 1995 annualized revenue per location of $3,386.

    The Company's domestic customers increased three percent from 1,528 at the end of 1995 to 1,574 at the end of 1996. Behind this net increase of 46 customers, the Company actually removed 207 customer locations and installed 253 new customer locations during 1996. Of the 207 systems removed during 1996, 34 were from a supermarket chain that closed or sold substantially all of its West Coast locations, 24 were from a Midwest division of a supermarket chain that was lost to a competitor in late 1996, leaving 149 systems which were primarily removed at the Company's discretion due to poor return on investment. Systems that are removed are refurbished, if needed, and then reinstalled in locations based on retailer demand, volume potential and fit to established routes.

    Domestic customer locations that were installed for all of 1995 and 1996 grew seven percent in dollars and 12 percent in gallons for dispenser gallons only. The primary difference between the dollar growth and dispensed gallons growth is price concessions given to customers as a direct result of competition. One regional competitor in the Midwest has competed for the Company's customers using lower pricing as its primary selling point. While the Company believes competition on the basis of providing superior service and overall value is the appropriate long-term strategy, future potential price concessions coupled with the potential for other competitors with greater financial resources to enter the Company's markets could adversely effect the Company's future operating results and financial position.

    Revenues from bottle sales are a composite of field bottle sales and wholesale bottle sales. Field bottle sales increased 12 percent from $992,000 in 1995 to $1,109,000 in 1996. This increase is due to the increase in the number of contracted revenue sharing customer locations to which field bottle sales are made, coupled with a continuing emphasis placed on this product line by management as a catalyst for increased contracted revenue sharing sales volume. Wholesale bottle sales increased three percent from $794,000 in 1995 to $816,000 in 1996. This increase is attributable primarily to the Company's efforts to rebuild its wholesale bottle customer base.

    Equipment sales consist primarily of revenues from the sale of Harmony Brook-Registered Trademark- Premium Drinking Water systems to third party dealers, both domestic and international. Revenues increased slightly in 1996 from this segment without an increase in resources devoted to generating these revenues.

GROSS MARGINS

    The Company's total gross margin for 1996 increased nearly one percentage point over 1995. This increase is due to better management of costs associated with both bottle and equipment sales.

    Contracted revenue sharing gross margin, as a percent of sales, decreased due primarily to the cost of certain refurbishments performed on removed systems during 1996. The gross margin percent on bottle sales increased slightly due to a shift in product mix towards larger containers that yield a higher margin. Gross margin on equipment sales increased due primarily to a small price increase combined with a reduction in manufacturing overhead costs in 1996.

EXPENSES

    Field office selling, general and administrative expenses increased three percent in 1996, significantly less than the percentage increase in overall revenue. This increase is due primarily to the addition of staff to service major chain customers in the Midwest. The Company's primary focus for 1997 continues to consist of increasing market penetration in its existing geographic territories versus development of new geographic territories.

    Corporate selling, general and administrative costs increased slightly during 1996 due to added administrative staff in Mexico. This slight increase continues to reflect the Company's efforts to control its discretionary spending.

    The Company's operating expenses for 1995 included one-time charges of $193,000 related to officer severance and other special charges reflecting changes in certain business strategies. Also in 1995, the Company recorded a charge of $123,000 related to an uncollectible receivable from its largest wholesale bottle customer. These charges totaled $316,000, or $0.06 per share.

OPERATING INCOME AND NET LOSS

    The Company recorded its first full year of operating income in 1996. Operating income increased $884,000 from a 1995 operating loss of $734,000 to 1996 operating income of $150,000. This increase of $884,000 compares to an increase of $1,141,000 in sales resulting in an incremental margin of 77 percent. Taking into account the one-time and special charges of $316,000 in 1995, the comparable operating income increase would be $568,000 with an incremental margin of 50 percent.

    The net loss for 1996 is the difference between operating income and the other income and expenses, which consists primarily of interest expense.

FISCAL YEAR 1995 COMPARED TO FISCAL YEAR 1994

    The following table sets forth, for the periods indicated, certain items in the Company's Consolidated Statements of Operations as a percentage of total revenues and also shows the percentage change in the dollar amounts of those items from 1994 to 1995.

                                                                                                      PERCENTAGE
                                                                                                        CHANGE
                                                                                    1995     1994    1994 TO 1995
                                                                                   ------   ------   -------------
PERCENTAGE OF TOTAL REVENUES:
  Contracted revenue sharing.....................................................    70.0%    58.6%            39%
  Bottle sales...................................................................    24.9     36.2            (20)
  Equipment sales................................................................     5.1      5.2             14
                                                                                   ------   ------
    Total revenues...............................................................   100.0%   100.0%            17
                                                                                   ------   ------
                                                                                   ------   ------
  Gross profit...................................................................    52.4%    48.1%            27
  Field office S,G&A.............................................................    35.6%    30.3%            37
  Corporate S,G&A................................................................    22.4     22.9             14
  Provision for doubtful accounts................................................     1.9      0.2        nm
  Severance and other special charges............................................     2.7     --          nm
                                                                                   ------   ------
    Operating expenses...........................................................    62.6%    53.4%            37
                                                                                   ------   ------
    Operating loss...............................................................   (10.2)%   (5.3)%          123
  Other expense, net.............................................................    (9.3)    (4.4)           148
                                                                                   ------   ------
    Net loss.....................................................................   (19.5)%   (9.7)%          134
                                                                                   ------   ------
                                                                                   ------   ------
GROSS PROFIT PERCENTAGE OF RELATED REVENUES:
  Contracted revenue sharing.....................................................    61.9%    61.0%
  Bottle sales...................................................................    32.5     30.9
  Equipment sales................................................................    19.3     21.6

---------------------

nm -- not meaningful

REVENUES

    Revenues from contracted revenue sharing grew as a result of the increase in the number of customer locations under contract. The weighted average number of customer locations during 1995 was 1,489, an increase of 26 percent from the 1994 weighted average of 1,185. These customer locations produced average annualized contracted revenue sharing of $3,386 per location, an increase of 11 percent from the 1994 annualized revenue per location of $3,047.

    Revenues from bottle sales declined in 1995. Field bottle sales increased 31 percent from $727,000 in 1994 to $954,000 in 1995. This increase was due to the increase in the number of contracted revenue sharing customer locations to which field bottle sales are made coupled with a continued emphasis placed on this product line by management as a catalyst for increased contracted revenue sharing sales volume. Wholesale bottle sales decreased 45 percent from $1,500,000 in 1994 to $833,000 in 1995. This decrease was attributable primarily to the loss of the Company's largest wholesale bottle customer in early 1995 due to that customer's insolvency, as well as to a slowing down of the purchasing activity of the larger remaining customers.

GROSS MARGINS

    The Company's total gross margin for 1995 increased four percentage points over 1994. This increase was essentially due to higher contracted revenue sharing revenues in comparison to total revenues. The gross margin increase on contracted revenue sharing resulted from the higher number of customer installations in place during 1995, which improved the Company's ability to cover its fixed costs related to this portion of its revenues.

    The gross margin on bottle sales increased slightly due to a shift in product mix towards larger containers that yield a higher margin. Gross margin on equipment sales decreased due to lower production levels in 1995, which resulted in greater fixed overhead costs being allocated to each unit produced.

EXPENSES

    The Company's operating expenses for 1995 included one-time charges of $193,000 related to officer severance and other special charges reflecting changes in certain business strategies. Also in 1995, the Company recorded a charge of $123,000 related to an uncollectible receivable from its largest wholesale bottle customer. These charges totaled $316,000, or $0.06 per share.

    Field office selling, general and administrative expenses increased faster than overall revenue, but slightly slower than contracted revenue sharing revenues. This increase was primarily due to a full year's effect of the Company's extensive geographic expansion that occurred throughout 1994. Also contributing to this increase was a full year of operations in 1995 from both the wholesale bottle segment plus the Company's wholly owned Mexican subsidiary.

    Corporate selling, general and administrative costs increased at less than half the rate of field office selling, general and administrative expenses, reflecting the Company's efforts to control its discretionary spending.

OPERATING AND NET LOSS

    The Company's operating loss increased from 1994 to 1995 primarily due to the one-time special charges, the uncollectible receivable write-off, the decline in wholesale bottle sales and the increase in field office selling, general and administrative expenses. Excluding the one-time special charges and the uncollectible receivable write-off from 1995's operating loss results in an adjusted operating loss of $418,000 compared to $329,000 in 1994, a 27 percent increase.

    Other expense consisted of interest expense which increased significantly due to increased debt financing of the Company's growth.

MEXICAN SUBSIDIARY

    The following table summarizes the Company's Mexican subsidiary results of operations for the periods presented and the percentage change from 1995 to 1996 and 1994 to 1995.

                                                                                                   PERCENTAGE       PERCENTAGE
                                                                                                     CHANGE           CHANGE
                                                                  1996       1995       1994      1995 TO 1996     1994 TO 1995
                                                                ---------  ---------  ---------  ---------------  ---------------
                                                                        (IN THOUSANDS)
Total revenues................................................  $     491  $     293  $     106            68%             176%
Gross profit (loss)...........................................        305        175        (45)           74           nm
Total expenses................................................        302        250        196            21               28
Operating income (loss).......................................          3        (75)      (241)       nm                  (69)

---------------------

nm -- not meaningful

    Mexican operations began in early 1994. At year-end 1994, the subsidiary had 60 units installed with most of these installations occurring in the last half of the year. At the end of 1995, the Company had 85 total units installed, an increase of 42 percent over year-end 1994. At the end of 1996, the Mexican subsidiary had 107 customer locations installed, an increase over year-end 1995 of 26 percent.

    Although the Company believes that potential exists for profitable growth in the Mexican market, the devaluation of the Mexican New Peso, which began in December 1994, and the resulting adverse economic conditions that occurred throughout 1995 and 1996 have caused management to re-evaluate its strategy for Mexican growth. Management does not intend to provide a significant amount of additional equipment to the Mexican subsidiary for the foreseeable future due primarily to limited capital resources, but also due to the unstable conditions existing in the Mexican economy. In addition, one of the Company's senior lenders has negotiated a restrictive covenant with the Company limiting the amount of equipment that can be supplied to its Mexican subsidiary (see Note 5 to the Audited Consolidated Financial Statements).

    The Company continues to believe in this subsidiary's ability to become a significant contributor to operating profits in future periods.

FOREIGN CURRENCY TRANSLATION

    As discussed in Note 1 to the Audited Consolidated Financial Statements, operations of the Company's Mexican subsidiary have been measured in local currency and translated into U.S. dollars for the inclusion in the Company's consolidated financial statements. The Company has advanced funds to purchase equipment and support operations during its development stage. These advances are not expected to be repaid in the foreseeable future. The exchange gains and losses arising from fluctuations in the rate of exchange between U.S. Dollars and New Pesos have therefore been recorded as a separate component of shareholders' equity. The business transactions in Mexico including sales, payment of wages and salaries, auto costs, etc., are all conducted in New Pesos.

    Effective January 1, 1997, the functional currency of the Mexican subsidiary has changed for accounting purposes from the Mexican New Peso to the U.S. Dollar due to the Mexican economy meeting the definition of a highly inflationary economy under generally accepted accounting principles. As a result of this change, future transaction and translation gains and losses will be included in the Company's statements of operations resulting from changes in the exchange rate applied to inventories, fixed assets and dollar denominated inter-company debt. The Mexican subsidiary's exchange gains and losses computed on the subsidiary's dollar denominated debt owed to the Company have been included as a separate component of shareholders' equity through December 31, 1996.

FORWARD LOOKING STATEMENTS

    THIS PROXY STATEMENT CONTAINS FORWARD LOOKING STATEMENTS AS DEFINED IN
SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. THESE FORWARD LOOKING STATEMENTS INCLUDE A NUMBER OF RISKS AND UNCERTAINTIES, INCLUDING THE POSSIBILITY THAT THE COMPANY'S SHAREHOLDERS WILL NOT APPROVE THE MERGER AGREEMENT; THE COMPANY'S INABILITY TO PROCURE ADDITIONAL OR REPLACEMENT FINANCING; CHANGES IN GROWTH IN THE TREATED WATER AND SPECIALTY BEVERAGE INDUSTRY; THE CONDITION OF THE GENERAL ECONOMY; COMPETITIVE FACTORS SUCH AS AGGRESSIVE PRICING BY REGIONAL COMPETITORS AND ENTRY OF WELL CAPITALIZED COMPETITORS INTO TERRITORIES SERVED BY THE COMPANY; INCREASED LOCAL, STATE OR FEDERAL REGULATION OF THE TREATED WATER INDUSTRY; CHANGES IN PRODUCT MIX; INCREASES IN THE RAW MATERIAL COSTS RELATED TO ALL SEGMENTS OF THE COMPANY'S BUSINESS, AND THE RISK FACTORS LISTED FROM TIME TO TIME IN THE COMPANY'S REPORTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THE ACTUAL RESULTS THE COMPANY ACHIEVES MAY DIFFER MATERIALLY FROM ANY FORWARD LOOKING STATEMENTS DUE TO SUCH RISKS AND UNCERTAINTIES. THE COMPANY UNDERTAKES NO OBLIGATION TO REVISE ANY FORWARD LOOKING STATEMENTS IN ORDER TO REFLECT EVENTS OR CIRCUMSTANCES THAT MAY ARISE AFTER THE DATE OF THIS PROXY STATEMENT. READERS ARE URGED TO CAREFULLY REVIEW AND CONSIDER THE VARIOUS DISCLOSURES MADE BY THE COMPANY IN THIS PROXY STATEMENT AND IN THE COMPANY'S OTHER REGISTRATION STATEMENTS AND REPORTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FROM TIME TO TIME THAT ATTEMPT TO ADVISE INTERESTED PARTIES OF THE RISKS AND FACTORS THAT MAY AFFECT THE COMPANY'S BUSINESS AND RESULTS OF OPERATIONS.

                           STOCK PRICES AND DIVIDENDS

    Harmony Common Stock is traded on The Nasdaq SmallCap Market under the symbol "HBRK." The following table sets forth, for the quarters indicated, the high and low bid prices per share of Harmony Common Stock as reported by Nasdaq. These quotations reflect inter-dealer prices, without retail markup, markdown or commission, and do not necessarily represent actual transactions.

YEAR ENDED DECEMBER 31, 1995

                                                                                 HIGH        LOW
                                                                               ---------  ---------
Quarter ended March 31, 1995                                                   $    2.13  $    1.50
Quarter ended June 30, 1995                                                    $    1.88  $    1.00
Quarter ended September 30, 1995                                               $    1.38  $    0.88
Quarter ended December 31, 1995                                                $    1.25  $    0.75

YEAR ENDED DECEMBER 31, 1996

                                                                                 HIGH        LOW
                                                                               ---------  ---------
Quarter ended March 31, 1996                                                   $    1.19  $    0.88
Quarter ended June 30, 1996                                                    $    1.13  $    0.69
Quarter ended September 30, 1996                                               $    1.31  $    0.75
Quarter ended December 31, 1996                                                $    0.81  $    0.50

YEAR ENDED DECEMBER 31, 1997

                                                                                 HIGH        LOW
                                                                               ---------  ---------
Quarter ended March 31, 1997                                                   $    0.81  $    0.56
Quarter ended June 30, 1997                                                    $    0.75  $    0.56
Quarter ended September 30, 1997                                               $    0.75  $    0.25
Quarter ended December 31, 1997                                                $    0.55  $    0.25

    The average of the closing bid and asked price of Harmony Common Stock as reported by Nasdaq on January 5, 1998, the last day on which the Company's Common Stock traded prior to the public announcement of approval of the Merger Agreement by the Harmony Board of Directors was $.297 per share. On February 17, 1998, the last trading day prior to the printing of this Proxy Statement, the average of the closing bid and asked price of Harmony Common Stock as reported by Nasdaq was $0.469 per share. SHAREHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS.

    As of December 31, 1997, there were approximately 133 registered holders of Harmony Common Stock.

    Harmony has paid no cash dividends on its Common Stock.

                              BUSINESS OF HARMONY

    Harmony manufactures, installs and operates equipment for the purification and dispensing of water on a self-serve basis. Its Harmony Brook-Registered Trademark- premium drinking water systems are installed in supermarkets, natural food stores and other retail establishments. The Company also sells a line of one, two, three and five gallon water bottles, both in connection with the operation of its systems and on a wholesale basis. Harmony operates out of a 20,295 square foot office and manufacturing facility located in Eagan, Minnesota, and has approximately 80 employees.

    Harmony was incorporated under the laws of the State of Minnesota in 1989. The Company's executive offices and manufacturing operations are located at 1030 Lone Oak Road, Eagan, Minnesota 55121. Its telephone number is (612) 681-9000.

    Additional information regarding the business of Harmony is set forth in Harmony's annual report on Form 10-KSB for the year ended December 31, 1996, which is incorporated herein by reference. See "Information Incorporated by Reference."

                              BUSINESS OF CULLIGAN

    Culligan operates through over 1,100 independent Culligan dealers and distributors and 45 Company-owned dealers who distribute and service Culligan products throughout the United States, Canada and western Europe, as well as other foreign markets. In addition, there are over 350 distributors and authorized agents in the United States and western Europe, as well as in other foreign markets, which distribute water filtration products of Culligan's Everpure subsidiary for the food service industry and other commercial businesses. Culligan employs more than 2,700 people worldwide.

    Culligan is one of the world's leading manufacturers and distributors of water purification and treatment products for retail, household, bottled water, commercial and industrial applications. Culligan has been engaged in the water treatment and purification industry since 1936. Culligan's parent holding company, Culligan Water Technologies, Inc., is traded on the New York Stock Exchange under the symbol "CUL." On February 9, 1998, Culligan announced that it has agreed to be acquired by United States Filter Corporation. The transaction, which is subject to antitrust clearance, is expected to close in late May 1998.

    Culligan's headquarters are located at One Culligan Parkway, Northbrook, Illinois 60062. It's telephone number is (847) 205-6000.

                             BUSINESS OF MERGER SUB

    Merger Sub was incorporated under Minnesota law in January, 1998, in connection with the Merger. Merger Sub has no significant assets and has not carried on any activities to date other than those incident to its formation in the execution and delivery of the Merger Agreement. The principal executive offices of Merger Sub are located at c/o Culligan, One Culligan Parkway, Northbrook, Illinois 60062. Its telephone number is (847) 205-6000.

                            INDEPENDENT ACCOUNTANTS

    The firm of Coopers & Lybrand L.L.P. is the independent accountant of Harmony. A representative of Coopers & Lybrand L.L.P. is expected to be present at the Special Meeting. This representative will have the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

                             EXPENSES OF THE MERGER

    The following is a breakdown of the estimate fees associated with the Merger for which Harmony is responsible:

                                                                                        $
                                                                                    ----------
Fairness Opinion..................................................................      50,000
Legal Counsel.....................................................................      55,000
Accounting........................................................................      15,000
Printing..........................................................................      18,000
SEC Filing Fee....................................................................         900
Exchange Agent Fees...............................................................       1,500
Postage and Other Mailing Costs...................................................       2,200
Consulting and Finders Fees.......................................................      68,000
Miscellaneous.....................................................................       4,400
                                                                                    ----------
    TOTAL:........................................................................  $  210,000
                                                                                    ----------
                                                                                    ----------

                          FUTURE SHAREHOLDER PROPOSALS

    Harmony will hold an Annual Meeting of its shareholders in 1998 only if the Merger is not consummated, and Harmony remains publicly owned. Any shareholder who wishes to present a proposal for inclusion in the Proxy Statement for action at the 1998 Annual Meeting must comply with the rules and regulations of the Securities and Exchange Commission then in effect. Such proposals were required to be submitted to Harmony in appropriate written form not later than November 21, 1998.

                             ADDITIONAL INFORMATION

    Harmony is subject to the informational requirements of the Exchange Act. In accordance with the Exchange Act, Harmony files periodic reports, proxy statements and other information with the Securities and Exchange Commission relating to its business, financial statements and other matters. Such reports, proxy statements and other information filed by Harmony may be inspected and copied, at prescribed rates, at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street Northwest, Washington, D.C. 20549, and are also available at the regional offices of the Commission located at City Corp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60621 and Seven World Trade Center, 13th Floor, New York, New York 10048. In addition, the Commission maintains a website that contains periodic reports and other information filed by the Company via the Commission's Electronic Data Gathering and Retrieval System (EDGAR). This website can be accessed at www.sec.gov.

                     INFORMATION INCORPORATED BY REFERENCE

    THIS PROXY STATEMENT INCORPORATES DOCUMENTS BY REFERENCE THAT ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. HARMONY WILL PROVIDE WITHOUT CHARGE TO EACH PERSON TO WHOM A COPY OF THIS PROXY STATEMENT IS DELIVERED, ON WRITTEN OR ORAL REQUEST, COPIES OF ANY AND ALL SUCH DOCUMENTS (OTHER THAN THE EXHIBITS THERETO) OF HARMONY THAT ARE INCORPORATED BY REFERENCE HEREIN. REQUESTS SHOULD BE DIRECTED TO HARMONY BROOK, INC., 1030 LONE OAK ROAD, EAGAN, MINNESOTA 55121,
ATTENTION: PAULETTE TIPPINS. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY SUCH REQUEST SHOULD BE MADE NO LATER THAN MARCH 1, 1998.

    The following Harmony documents are incorporated by reference herein:

    1. Annual Report on Form 10-KSB for the year ended December 31, 1996 except for the financial statements which are included elsewhere in this Proxy Statement, filed March 20, 1997; and

    2. Quarterly Reports on Form 10-QSB for the quarters ended March 31, 1997, filed May 13, 1997; June 30, 1997, filed August 8, 1997; and September 30, 1997, filed November 7, 1997.

    Any statements contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                                 PAGE
                                                                                                               ---------
Report of Independent Accountants............................................................................        F-2
Consolidated Balance Sheets as of December 31, 1996 and 1995.................................................        F-3
Consolidated Statements of Operations for the years ended
  December 31, 1996 and 1995.................................................................................        F-4
Consolidated Statements of Shareholders' Equity for the years ended
  December 31, 1996 and 1995.................................................................................        F-5
Consolidated Statements of Cash Flows for the years ended
  December 31, 1996 and 1995.................................................................................        F-6
Notes to Consolidated Financial Statements...................................................................        F-7
Condensed Consolidated Balance Sheet as of September 30, 1997 (Unaudited)....................................       F-20
Condensed Consolidated Statements of Operations for the Nine Months ended
  September 30, 1997 and 1996 (Unaudited)....................................................................       F-21
Condensed Consolidated Statements of Cash Flows for the Nine Months ended
  September 30, 1997 and 1996 (Unaudited)....................................................................       F-22
Notes to Condensed Consolidated Financial Statements (Unaudited).............................................       F-23

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareholders and Board of Directors of Harmony Brook, Inc.:

    We have audited the accompanying consolidated balance sheets of Harmony Brook, Inc. and Subsidiary as of December 31, 1996 and 1995, and the related consolidated statements of operations, shareholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Harmony Brook, Inc. and Subsidiary as of December 31, 1996 and 1995, and the consolidated results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

    While the Company has continued operations for a period in excess of one year from the date of the most recent balance sheet included herein, subsequent to February 7, 1997, management of the Company has determined that the Company is in immediate need of additional capital. As described in Note 2 to the consolidated financial statements, the Company's ability to continue as a going concern through the end of 1998 is dependent upon consummation of the merger with Culligan or management's ability to successfully raise additional capital. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts or classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

COOPERS AND LYBRAND L.L.P.

Minneapolis, Minnesota
February 7, 1997, except for
note five, as to which the date is
March 4, 1997 and except for
note two, as to which the date
is January 21, 1998.

                       HARMONY BROOK, INC. AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS

                        AS OF DECEMBER 31, 1996 AND 1995
                                 (IN THOUSANDS)

                                                                                                1996       1995
                                                                                              ---------  ---------

                                                      ASSETS

Current assets:
  Cash and cash equivalents.................................................................  $     377  $   1,101
  Accounts receivable, net..................................................................      1,096      1,081
  Inventories...............................................................................        435        424
  Other current assets......................................................................         46         55
                                                                                              ---------  ---------
    Total current assets....................................................................      1,954      2,661
Property and equipment, net.................................................................      9,251      9,394
Other assets................................................................................        722        898
                                                                                              ---------  ---------
    Total assets............................................................................  $  11,927  $  12,953
                                                                                              ---------  ---------
                                                                                              ---------  ---------

                                       LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
  Current portion of long-term debt.........................................................  $   1,241  $     887
  Current portion of capitalized lease obligations..........................................          2         25
  Accounts payable..........................................................................        474        425
  Accrued expenses..........................................................................        410        355
  Current portion of deferred income........................................................         16     --
                                                                                              ---------  ---------
    Total current liabilities...............................................................      2,143      1,692
Long-term debt, less current portion........................................................      2,799      4,039
Capitalized lease obligations, less current portion.........................................          1          4
Deferred income, less current portion.......................................................         59     --
                                                                                              ---------  ---------
    Total liabilities.......................................................................      5,002      5,735
Shareholders' equity:
  Common stock, no par value, 20,000 shares authorized; 8,045 and 7,695 issued and
    outstanding at December 31, 1996 and 1995, respectively.................................     11,321     11,091
  Cumulative foreign currency translation adjustments.......................................       (460)      (418)
Accumulated deficit.........................................................................     (3,936)    (3,455)
                                                                                              ---------  ---------
    Total shareholders' equity..............................................................      6,925      7,218
                                                                                              ---------  ---------
    Total liabilities and shareholders' equity..............................................  $  11,927  $  12,953
                                                                                              ---------  ---------
                                                                                              ---------  ---------

          The accompanying Notes to Consolidated Financial Statements are an integral part of this financial statement.

                       HARMONY BROOK, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                 FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                                  1996       1995
                                                                                                ---------  ---------
Revenues:
  Contracted revenue sharing..................................................................  $   6,012  $   5,020
  Bottle sales................................................................................      1,925      1,788
  Equipment sales.............................................................................        379        367
                                                                                                ---------  ---------
                                                                                                    8,316      7,175
Cost of revenues:
  Contracted revenue sharing..................................................................      2,322      1,915
  Bottle sales................................................................................      1,285      1,206
  Equipment sales.............................................................................        276        296
                                                                                                ---------  ---------
    Gross profit..............................................................................      4,433      3,758
Selling, general and administrative expenses:
  Field office................................................................................      2,635      2,553
  Corporate...................................................................................      1,636      1,611
  Provision for doubtful accounts.............................................................         12        135
  Severance and other special charges.........................................................     --            193
                                                                                                ---------  ---------
    Operating income (loss)...................................................................        150       (734)
Other income (expense):
  Interest expense............................................................................       (636)      (640)
  Interest income.............................................................................         24         18
  Other, net..................................................................................        (19)       (44)
                                                                                                ---------  ---------
    Net loss..................................................................................  $    (481) $  (1,400)
                                                                                                ---------  ---------
                                                                                                ---------  ---------
Loss per share................................................................................  $   (0.06) $   (0.26)
                                                                                                ---------  ---------
                                                                                                ---------  ---------
Number of shares used to compute per share amounts............................................      7,982      5,377
                                                                                                ---------  ---------
                                                                                                ---------  ---------

          The accompanying Notes to Consolidated Financial Statements are an integral part of this financial statement.

                       HARMONY BROOK, INC. AND SUBSIDIARY

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                 FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995
                                 (IN THOUSANDS)

                                                                                  CUMULATIVE
                                                                                    FOREIGN
                                                  COMMON STOCK        COMMON       CURRENCY
                                              --------------------     STOCK      TRANSLATION   ACCUMULATED
                                               SHARES     AMOUNT     ISSUABLE     ADJUSTMENTS     DEFICIT       TOTAL
                                              ---------  ---------  -----------  -------------  ------------  ---------
BALANCE, DECEMBER 31, 1994..................  $   4,724  $   8,736   $     409     $    (182)    $   (2,055)  $   6,908

Issuance of common stock in connection with
  purchase of Imperial Bottle Company.......        218        409        (409)                                  --

Issuance of common stock in connection with
  severance of an executive officer.........         20         20                                                   20

Issuance of common stock in connection with
  sales of common stock, net of offering
  costs of $124.............................      2,400      1,676                                                1,676

Issuance of common stock in connection with
  purchase of Certified Pure Water..........        333        250                                                  250

Translation adjustments.....................                                            (236)                      (236)

Net loss....................................                                                         (1,400)     (1,400)
                                              ---------  ---------       -----         -----    ------------  ---------
BALANCE, DECEMBER 31, 1995..................      7,695     11,091      --              (418)        (3,455)      7,218

Issuance of common stock in connection with
  sales of common stock, net of offering
  costs of $33..............................        350        230                                                  230

Translation adjustments.....................                                             (42)                       (42)

Net loss....................................                                                           (481)       (481)
                                              ---------  ---------       -----         -----    ------------  ---------
BALANCE, DECEMBER 31, 1996..................  $   8,045  $  11,321   $  --         $    (460)    $   (3,936)  $   6,925
                                              ---------  ---------       -----         -----    ------------  ---------
                                              ---------  ---------       -----         -----    ------------  ---------

          The accompanying Notes to Consolidated Financial Statements are an integral part of this financial statement.

                       HARMONY BROOK, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                 FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995
                                 (IN THOUSANDS)

                                                                                                 1996       1995
                                                                                               ---------  ---------
Cash flows from operating activities:
  Net loss...................................................................................  $    (481) $  (1,400)
  Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
    (Gain) loss on disposal of assets........................................................         (7)        16
    Depreciation and amortization............................................................      1,526      1,284
    Amortization of deferred income..........................................................         (6)       (41)
    Amortization of discount on notes payable and
      issuance costs.........................................................................         24         24
    Provision for doubtful accounts..........................................................         12        135
    Provision for inventory obsolescence.....................................................         48         65
    Severance cost paid through issuance of common stock.....................................     --             20
Change in operating assets and liabilities:
  Accounts receivable........................................................................         21       (131)
  Inventories................................................................................        (59)       (55)
  Other current assets.......................................................................          9         27
  Accounts payable...........................................................................         50       (307)
  Accrued expenses...........................................................................         56        117
                                                                                               ---------  ---------
    Net cash provided by (used in) operating activities......................................      1,193       (246)
                                                                                               ---------  ---------
Cash flows from investing activities:
  Purchase of property and equipment.........................................................     (1,350)    (2,076)
  Business acquisition.......................................................................     --           (175)
  Proceeds from the sale of assets...........................................................         12     --
  Other......................................................................................        (27)    --
                                                                                               ---------  ---------
    Net cash used in investing activities....................................................     (1,365)    (2,251)
                                                                                               ---------  ---------
Cash flows from financing activities:
  Proceeds from issuance of long-term debt and warrants......................................     --          2,549
  Principal payments on long-term debt and capitalized lease obligations.....................       (935)      (534)
  Net proceeds from sales of common stock....................................................        230      1,576
  Proceeds from sale/leaseback transaction...................................................        158     --
  Other......................................................................................     --            (52)
                                                                                               ---------  ---------
    Net cash (used in) provided by financing activities......................................       (547)     3,539
                                                                                               ---------  ---------
Effect of exchange rate changes on cash......................................................         (5)        (5)
                                                                                               ---------  ---------
Net (decrease) increase in cash and cash equivalents.........................................       (724)     1,037
Cash and cash equivalents at beginning of year...............................................      1,101         64
                                                                                               ---------  ---------
Cash and cash equivalents at end of year.....................................................  $     377  $   1,101
                                                                                               ---------  ---------
                                                                                               ---------  ---------
Supplemental cash flow information:
  Cash paid during the year for interest.....................................................  $     636  $     648
                                                                                               ---------  ---------
                                                                                               ---------  ---------

          The accompanying Notes to Consolidated Financial Statements are an integral part of this financial statement.

                       HARMONY BROOK, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    BUSINESS DESCRIPTION

    Harmony Brook, Inc. (the "Company") develops, manufactures, markets, distributes and operates equipment which processes ordinary tap water into high-quality drinking water at the point of use. The Company's principal product line consists of the Harmony Brook-Registered Trademark- Premium Drinking Water system, a self-serve dispensing system for use in supermarkets and other retail locations. In January 1994, the Company established a wholly owned subsidiary in Mexico where the Company has installed its equipment in supermarket and retail store locations.

    The Company commenced operations in late 1989. Under the Company's revenue sharing leases, systems are leased to supermarkets and other retailers who pay a fee based on the amount of water used or dispensed. In addition to such leasing arrangements, the Company engages in the sale of its manufactured equipment to licensed dealers. The Company maintains field offices in various parts of the United States and Mexico, and also distributes its products through a network of independent dealers. The Company sells a line of one, two, three and five gallon containers to be used with its systems and sells containers to third parties on a wholesale basis.

    PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements for the years ended December 31, 1996 and 1995, include the accounts of the Company and its wholly-owned Mexican subsidiary. All significant intercompany accounts and transactions have been eliminated in consolidation.

    FOREIGN CURRENCY TRANSLATION

    Financial position and results of operations of the Company's Mexican subsidiary are measured using local currency as the functional currency. Assets and liabilities of the subsidiary are translated at the exchange rate in effect at the end of the period.

    Statements of operations accounts are translated at the average rates of exchange prevailing during the period. Translation adjustments arising from the use of differing exchange rates are included in the cumulative foreign currency translation adjustments account in shareholders' equity. Sales by the Company's Mexican subsidiary are negotiated, invoiced and paid in New Pesos.

    Effective January 1, 1997, the Mexican subsidiary will be accounted for as a hyperinflationary economy and use the U.S. dollar as the functional currency. Therefore, certain assets and liabilities will be translated at historical exchange rates and all translation gains and losses included in the Company's Consolidated Statement of Operations.

    USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The most significant areas which require the use of management's estimates relate to the determination of allowances for uncollectible accounts receivable and obsolete inventories, estimated

                       HARMONY BROOK, INC. AND SUBSIDIARY

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) useful lives of dispensing equipment for computing depreciation and amortization, recoverability of long-lived assets, and the valuation allowance for deferred tax assets.

    CASH AND CASH EQUIVALENTS

    Cash and cash equivalents consist of checking accounts and a money market fund, substantially all of which are held in one depository institution. The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

    INVENTORIES

    Inventories consist of bottles and also raw materials and spare parts expected to be used in the production of equipment for sale to dealers and are stated at the lower of cost or market. Cost is determined using standard costs, which approximate the first-in, first-out method.

    PROPERTY AND EQUIPMENT

    Property and equipment, which includes raw materials and spare parts expected to be used in the production of dispensing equipment to be placed in customer locations under revenue sharing leases and dispensing equipment awaiting installation, are stated at cost. The cost of dispensing equipment includes actual raw material costs plus an allocation of labor and overhead costs. Except for dispensing equipment, depreciation and amortization is computed using the straight-line method over estimated useful asset lives of three to seven years. Depreciation and amortization of dispensing equipment begins once the equipment is installed and is computed using the greater of an amount calculated using the units-of-production (based on gallons of water produced) method or 25% of that which would have been recorded using the straight-line method based on an estimated useful life of 12 years.

    When property and equipment is retired from service or otherwise disposed of, the cost and related accumulated depreciation and amortization are removed from the asset accounts with the resulting gain or loss included in operations. Expenditures for maintenance and repairs which do not improve or extend the life of the respective assets are expensed as incurred. The Company reviews property and equipment on a quarterly basis in order to assess recoverability based on projected income and related cash flows on an undiscounted basis.

    OTHER ASSETS

    Other assets consist primarily of the excess of acquisition cost over the fair value of the net assets acquired (goodwill), which is amortized on a straight-line basis over 10 years. The Company reviews goodwill on a quarterly basis in order to assess recoverability based on projected income and related cash flows on an undiscounted basis.

    PREFERRED STOCK

    The Company's Articles of Incorporation, as amended on March 1, 1993, authorizes the issuance of 5,000,000 shares of preferred stock. The rights, preferences and privileges of the authorized shares may be established by the Board of Directors without further action by the holders of the Company's common stock. As of December 31, 1996, none has been issued.

                       HARMONY BROOK, INC. AND SUBSIDIARY

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    REVENUE RECOGNITION

    Contracted revenue sharing, which represents revenues from dispensing equipment under operating lease agreements, is recognized as the water is sold to the customer. Revenues from bottle sales and equipment sales are recognized upon shipment or delivery of services. Accounts receivable from customers are uncollateralized.

    INCOME TAXES

    The Company utilizes the asset and liability method of accounting for income taxes whereby deferred taxes are determined based on the difference between the financial reporting and tax bases of assets and liabilities using enacted tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable for the period and the change during the period in deferred tax assets and liabilities.

    LOSS PER SHARE

    Loss per share is computed using the weighted average number of shares of common stock outstanding. Common stock equivalents are anti-dilutive.

2.  PROPOSED MERGER AND ADDITIONAL CAPITAL REQUIREMENTS

    On January 12, 1998, the Company entered into an Agreement and Plan of Merger and Reorganization (the Merger Agreement) whereby the Company would be merged into Culligan Acquisition Corp., a wholly-owned subsidiary of Culligan International Company (Culligan). Under the terms of the Merger Agreement, which is subject to approval by the Company's shareholders, the Company would become a wholly-owned subsidiary of Culligan, and each outstanding share of the Company's common stock would be converted into the right to receive $0.545 in cash.

    In the event the Company's shareholders do not approve the Merger Agreement, the Company will need to obtain additional capital immediately to continue under the Company's current operating plan. In January 1998, the Company obtained bridge financing of $50,000 from the Chairman of its Board of Directors. The Company obtained agreements from its two senior lenders to suspend principal payments due in November 1997 through February 1998. The Company expects, upon finalization of its fourth quarter 1997 financial results, that it will have violated certain financial covenants contained in the loan agreement with its principal bank lender. Management of the Company is currently uncertain about its ability to obtain the necessary additional capital should the Merger Agreement be terminated.

    The actions described in the previous paragraph have allowed the Company to continue operations into January 1998 (more than a year from the date of the most recent balance sheet included herein). However, the Company's ability to continue as a going concern through the end of 1998 is dependent upon consummation of the merger with Culligan or management's ability to successfully raise additional capital. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts or classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

                       HARMONY BROOK, INC. AND SUBSIDIARY

3.  ACQUISITION

    On December 14, 1995, the Company acquired certain assets of Certified Pure Water of Illinois, Inc. (Certified Pure Water), an owner and operator of self-serve point of use water treatment equipment in northern Illinois with 49 existing customer locations, in exchange for 333,333 shares of common stock (valued at $250,000) and cash of $175,000. The acquisition has been accounted for as a purchase and, accordingly, the results of the operation of these units since December 14, 1995 have been included in the Company's financial statements.

    Unaudited pro forma data, as though the acquisition of Certified Pure Water's assets had been effective at the beginning of 1995 are as follows:

                                                                         1995
                                                         -------------------------------------
                                                            (IN THOUSANDS, EXCEPT PER SHARE
                                                                       AMOUNTS)
Total revenues.........................................                $   7,400
Net Loss...............................................                $  (1,290)
Loss per share.........................................                $   (0.24)

                       HARMONY BROOK, INC. AND SUBSIDIARY

4.  SELECTED BALANCE SHEET INFORMATION

    The following is selected balance sheet information as of December 31, 1996 and 1995:

                                                                            1996       1995
                                                                          ---------  ---------
                                                                             (IN THOUSANDS)
Accounts receivable:
  Trade.................................................................  $   1,113  $   1,105
  Other.................................................................         13         12
                                                                          ---------  ---------
                                                                              1,126      1,117
Less allowance for doubtful accounts....................................        (30)       (36)
                                                                          ---------  ---------
  Accounts receivable, net..............................................  $   1,096  $   1,081
                                                                          ---------  ---------
                                                                          ---------  ---------
Inventories:
  Bottles...............................................................  $     353  $     346
  Raw materials and spare parts.........................................         82         78
                                                                          ---------  ---------
    Inventories.........................................................  $     435  $     424
                                                                          ---------  ---------
                                                                          ---------  ---------
Property and equipment:
  Dispensing equipment..................................................  $  11,111  $  10,204
  Furniture and office equipment........................................        378        328
  Vans and trucks.......................................................        417        418
  Other, primarily manufacturing equipment..............................        325        324
                                                                          ---------  ---------
                                                                             12,231     11,274
  Less accumulated depreciation and amortization........................     (3,657)    (2,574)
                                                                          ---------  ---------
                                                                              8,574      8,700
  Raw materials and spare parts.........................................        549        570
  Dispensing equipment awaiting installation............................        128        124
                                                                          ---------  ---------
  Property and equipment, net...........................................  $   9,251  $   9,394
                                                                          ---------  ---------
                                                                          ---------  ---------
Other assets:
  Goodwill..............................................................  $     782  $     782
  Other.................................................................        238        372
                                                                          ---------  ---------
                                                                              1,020      1,154
  Less accumulated amortization.........................................       (298)      (256)
                                                                          ---------  ---------
    Other assets, net...................................................  $     722  $     898
                                                                          ---------  ---------
                                                                          ---------  ---------
Accrued expenses:
  Accrued salaries and bonuses..........................................  $     125  $      79
  Accrued vacation......................................................         99         75
  Other accrued expenses................................................        186        201
                                                                          ---------  ---------
    Accrued expenses....................................................  $     410  $     355
                                                                          ---------  ---------
                                                                          ---------  ---------

    Included in property and equipment above are dispensing and office equipment under capital lease obligations of $214,000, net of accumulated amortization of $131,000 at December 31, 1995.

                       HARMONY BROOK, INC. AND SUBSIDIARY

5.  FINANCING ARRANGEMENTS

    Long-term debt at December 31, 1996 and 1995, consists of the following:

                                                                                                  1996         1995
                                                                                                --------     --------
                                                                                                   (IN THOUSANDS)
Note payable to leasing company, net of unamortized discount of $32,000 and $56,000 at
  December 31, 1996 and 1995, respectively, due in variable monthly principal installments through June, 1999, including accrued interest with a stated rate of 12.5% (effective rate of 16.5%), collateralized by specific dispensing equipment and related customer lease agreements. A board member and shareholder in the leasing company is also Chairman of the
  Board and a significant shareholder of the Company (see Note 12)............................  $  1,411     $  1,611
Term loan payable to bank, due in varying monthly installments through September 2000, including accrued interest at the bank's reference rate (8.25% at December 31, 1996 and
  8.50% at December 31, 1995) plus 3.25% (agreement amended and restated in February,
  1997).......................................................................................     1,862        2,348
Term loan payable to bank, due in varying monthly installments through August 1997 and one final payment of the remaining principal balance in September 1997, including accrued interest at the bank's reference rate (8.25% at December 31, 1996 and 8.50% at December 31,
  1995) plus 7% (agreement amended and restated in February 1997).............................       767          967
                                                                                                --------     --------
                                                                                                   4,040        4,926
Less current portion..........................................................................    (1,241)        (887)
                                                                                                --------     --------
                                                                                                $  2,799     $  4,039
                                                                                                --------     --------
                                                                                                --------     --------

    Prior to the amendment and restatement described in the following paragraphs, the bank agreement contained restrictive financial covenants which included, among others, requirements that the Company maintain a current ratio of at least 0.75 to 1, maintain an annual minimum coverage ratio of 1.1 to 1, achieve annual net income of at least $50,000 in 1996 and $300,000 in each successive year thereafter, maintain minimum levels of capital base, and maintain a minimum cash balance of $150,000 on deposit with the bank at all times, and which prohibited the Company from paying any dividends. At December 31, 1996, the Company was in violation of the net income, current ratio, cumulative net loss, minimum capital base and minimum coverage ratio covenants. The Company has obtained a written waiver from the bank waiving its right to accelerate repayment as part of an amended and restated loan agreement dated February 18, 1997 (see following two paragraphs).

    On February 18, 1997, the Company and the bank amended an restated its term loan agreement. The agreement combined both outstanding term loans into one term loan facility to be repaid in equal monthly principal installments plus accrued interest at the bank's reference rate plus 3.75 percent, with a final principal payment plus accrued interest due in February 2000. Borrowings under the amended and restated term loans are collateralized by substantially all of the Company's assets, subordinate to a leasing company's collateral interest in certain leased dispensing equipment. In addition, the bank agreement contains restrictive financial covenants which include, among others, that the Company maintain a current ratio of at least 0.75 to 1, maintain an annual minimum coverage ratio of 1.05 to 1, maintain a minimum cash balance of $150,000 on deposit with the bank at all times, and which prohibits the Company from paying any dividends.

                       HARMONY BROOK, INC. AND SUBSIDIARY

5.  FINANCING ARRANGEMENTS (CONTINUED)
    The amended and restated term loan agreement has a provision that if the Company did not obtain commitments for at least $1,000,000 of new subordinated debt financing by March 1, 1997, an event of default would occur. The agreement also requires that 30 percent of the gross proceeds of the subordinated debt are to be used to pay down the principal balance with its bank lender (see following paragraph).

    In February 1997, the Company obtained commitments for the purchase of a series of subordinated notes payable from shareholders and accredited investors sufficient to meet the provisions of the amended and restated term loan agreement. The notes bear interest at 14 percent payable monthly and are due in March 2000. In addition, warrants were offered in conjunction with the notes at the rate of one warrant for each $5.00 in notes payable. The notes are collateralized by a second lien on all of the Company's assets, subordinate to the bank and leasing company's interests.

    On July 28, 1995, the Company entered into a $200,000 bridge loan agreement bearing interest at 13% per annum with its Chairman. The Company borrowed $100,000 pursuant to this agreement on October 12, 1995. The entire principal balance was repaid on October 25, 1995 in conjunction with the sales of its common stock.

    On January 5, 1996, the Company and a leasing company amended their loan agreement. The amended loan agreement extended the payment terms and provides for escalating monthly principal payments plus accrued interest through June 1999. The leasing company received a new warrant for 300,000 shares of common stock which replaced a warrant for 200,000 shares of common stock that was canceled as part of this amended loan agreement (see Note 8).

    The Company believes that the amount recorded as a long-term debt approximates its fair value at December 31, 1996.

    Principal maturities of long-term debt at December 31, 1996, which reflect the maturities in the February 1997 financing transactions, are as follows:

                                                                                      (IN
                                                                                  THOUSANDS)
1997...........................................................................    $   1,241
1998...........................................................................        1,055
1999...........................................................................          759
2000...........................................................................          985
                                                                                      ------
                                                                                   $   4,040
                                                                                      ------
                                                                                      ------

6.  LEASES

    AS LESSOR

    The Company leases dispensing equipment with a carrying value of $7,099,000 net of accumulated depreciation of $2,651,000 at December 31, 1996, to customers under cancelable operating leases with one to five year terms. Terms of the lease agreement provide both the Company and the lessee with the option to remove the equipment if, after six months, water sales are less than minimum levels. Monthly lease payments are based on actual usage and are subject to minimum payment amounts. The leases also require the Company to service and maintain the equipment.

                       HARMONY BROOK, INC. AND SUBSIDIARY

6.  LEASES (CONTINUED)
    AS LESSEE

    Certain office and production facilities, vehicles and office equipment are leased under noncancelable operating lease expiring at various dates through 2000. The minimum monthly rentals under these agreements vary from month-to-month because certain leases require the Company to pay a pro rata share of the lessor's operating costs. Also, certain leases are renewable at the Company's option. Future minimum lease payments on these leases are $192,000, $146,000, $58,000, $23,000 and $1,000 in 1997, 1998, 1999, 2000 and 2001,
respectively.

    During 1996, the Company entered into various sale/leaseback agreements with certain shareholders and Board members for dispensing equipment. These agreements were approved by the Company's principal bank lender under the terms that the equipment be installed and operated with one named chain customer and that the installations consist of newly manufactured equipment. Under the terms of the agreements, 27 systems were sold for $171,000 ($6,345 per system) and were leased back by the Company pursuant to five-year operating leases for placement and operation in one supermarket chain. The leases require a monthly payment of $4,000 ($140 per system) and requires the Company to service and maintain the equipment. The monthly payment per system can increase based on increases in the prime interest rate. In addition, the Company has the option to purchase the equipment at the end of the lease term for its fair market value. Deferred income of $82,000 is being amortized as a reduction of cost of revenues on a straight-line basis over the lease terms. At December 31, 1996, the unamortized portion of this deferred income included on the Company's balance sheet was $75,000.

    During 1991 and 1990, the Company entered into various sale-leaseback agreements with certain shareholders and Board members for dispensing equipment. All of these leases expired during 1996 and the Company exercised its option to purchase the equipment from the lessors at its fair market value for a total purchase price of $148,000.

    Rent expense was approximately $267,000 in 1996 and $514,000 in 1995, of which approximately $29,000 in 1996 and $250,000 in 1995 related to the sale-leaseback agreements with certain shareholders and Board members.

    The Company also leased certain property and equipment pursuant to terms of a master sale-leaseback agreement with a leasing company. A board member and shareholder in the leasing company is also Chairman of the Board and a significant shareholder of the Company. The capital lease agreements expired in December 1995 and March 1996.

                       HARMONY BROOK, INC. AND SUBSIDIARY

7.  INCOME TAXES

    The following summarizes the status of the Company's deferred income tax balances as of December 31:

                                                                             1996       1995
                                                                           ---------  ---------
                                                                              (IN THOUSANDS)
Deferred tax asset.......................................................  $   3,426  $   3,039
Deferred tax liability...................................................     (2,114)    (1,789)
                                                                           ---------  ---------
                                                                               1,312      1,250
Valuation allowance......................................................     (1,312)    (1,250)
                                                                           ---------  ---------
Net deferred tax asset...................................................  $  --      $  --
                                                                           ---------  ---------
                                                                           ---------  ---------

    The tax effect of temporary differences which give rise to deferred income taxes at December 31, are as follows:

                                                                             1996       1995
                                                                           ---------  ---------
                                                                              (IN THOUSANDS)
Net operating loss carryforwards.........................................  $   3,332  $   2,971
Excess of tax over book depreciation.....................................     (2,094)    (1,775)
Other, principally allowance for doubtful accounts and accrued
  expenses...............................................................         74         54
                                                                           ---------  ---------
                                                                           $   1,312  $   1,250
                                                                           ---------  ---------
                                                                           ---------  ---------

    At December 31, 1996, the Company has approximately $8,398,000 of net operating loss carryforwards for federal income tax reporting purposes which expire from 2007 to 2011. Certain corporate stock transactions into which the Company has entered will limit the amount of net operating loss carryforwards which may be utilized on an annual basis to offset taxable income in future periods.

8.  STOCK OPTIONS AND WARRANTS

    On April 25, 1996, the Company adopted the 1996 Stock Option Plan (1996
Plan) which provides for a maximum of 350,000 shares of common stock available for grant. On April 20, 1995, the Company adopted the 1995 Stock Option Plan (1995 Plan) which provides for a maximum of 150,000 shares of common stock available for grant. On March 1, 1993, the Company adopted the 1993 Stock Option Plan (1993 Plan) which provides for a maximum of 150,000 shares of common stock available for grant. The 1996 Plan, 1995 Plan and the 1993 Plan (collectively "the Option Plans") are administered by the Compensation Committee of the Board of Directors (the "Committee"). The Option Plans provide that options granted thereunder may be either incentive stock options (ISOs) as defined by the Internal Revenue Code, or nonqualified stock options. Options may be granted to key employees and officers of the Company. The Committee determines who will receive options under the Option Plans and sets the terms. Options may have a maximum term of no more than ten years and have vesting periods of three years. The exercise price of all ISOs granted under the Option Plans must be at least equal to the fair market value of the Company's common stock on the date of grant. The exercise price may be paid in cash, options, or shares of previously owned common stock. If an option expires, terminates or is canceled, the shares not purchased thereunder may become available for additional option awards under the Option Plans. The 1996 Plan, 1995 Plan and the 1993 Plan expire on April 24, 2006, April 19, 2005 and February 28, 2003, respectively.

                       HARMONY BROOK, INC. AND SUBSIDIARY

8.  STOCK OPTIONS AND WARRANTS (CONTINUED)

    On March 1, 1993, the Company also adopted the Outside Directors' Nonqualified Stock Option Plan (the Directors Plan) which is administered by the Board of Directors (the "Board"). Options are to be granted to only those directors of the Company who are not members of management. The maximum number of shares of common stock available for grant under the Directors Plan is 75,000. The Directors Plan provides for automatic annual grants to each outside director of options to purchase 2,000 shares with an exercise price equal to the fair market value on the date of grant. Options may have a term of no more than ten years and vest at the rate of 20% of the original grant per year. The exercise price may be paid in cash, options or shares of previously owned common stock. The Directors Plan expires on February 28, 2003.

    In addition, the Board granted to certain directors nonqualified stock options to purchase 60,000 shares of the Company's common stock at $3.00 per share on March 1, 1993. In 1994, 10,000 of these stock options were forfeited. These options were not granted under any of the plans discussed above and vest at the rate of 20% per year over five years.

    Option activity is summarized below. Aggregate activity related to the 1996 Plan, 1995 Plan, 1993 Plan and Directors Plan is presented separately from other option activity.

                                                                                    OPTIONS OUTSTANDING    WEIGHTED
                                                                         OPTIONS                            AVERAGE
                                                                        AVAILABLE   --------------------   PRICE PER
                                                                        FOR GRANT     PLANS      OTHER       SHARE
                                                                        ----------  ---------  ---------  -----------
BALANCE AT DECEMBER 31, 1994..........................................     152,000     73,000     50,000   $    2.95
Options available under 1995 Plan.....................................     150,000
Granted...............................................................    (234,800)   234,800              $    1.34
Forfeited.............................................................      20,200    (20,200)             $    0.94
                                                                        ----------  ---------  ---------
BALANCE AT DECEMBER 31, 1995..........................................      87,400    287,600     50,000   $    1.63
Options available under 1996 Plan.....................................     350,000
Granted...............................................................    (340,600)   340,600              $    0.89
Forfeited.............................................................      17,467    (17,467)             $    1.00
                                                                        ----------  ---------  ---------
BALANCE AT DECEMBER 31, 1996..........................................     114,267    610,733     50,000   $    1.27
                                                                        ----------  ---------  ---------
                                                                        ----------  ---------  ---------

    The following summarizes information about stock options outstanding at December 31, 1996:

                                                       OPTIONS OUTSTANDING
                                          ---------------------------------------------
                                                        WEIGHTED-AVG.                        OPTIONS EXERCISABLE
                                                          REMAINING        WEIGHTED-     ----------------------------
                                            NUMBER       CONTRACTUAL         AVG.          NUMBER      WEIGHTED-AVG.
RANGE OF EXERCISE PRICES                  OUTSTANDING       LIFE        EXERCISE PRICE   EXERCISABLE  EXERCISE PRICE
----------------------------------------  -----------  ---------------  ---------------  -----------  ---------------
$0.69 to $1.38..........................     520,733      9.2 years        $    0.95         63,876      $    1.05
$1.75 to $3.00..........................     140,000      7.1 years        $    2.46         64,667      $    2.63
                                          -----------                                    -----------
$0.69 to $3.00..........................     660,733      8.0 years        $    1.27        128,543      $    1.84
                                          -----------                                    -----------
                                          -----------                                    -----------

    In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, a new standard of accounting and reporting for stock-based compensation plans. The Company adopted this new standard in 1996. The Company has continued to measure compensation cost

                       HARMONY BROOK, INC. AND SUBSIDIARY

8.  STOCK OPTIONS AND WARRANTS (CONTINUED)
for its stock option plans using the intrinsic value-based method of accounting it has historically used and, therefore, the new standard has no effect on the Company's operating results.

    Had the Company used the fair value-based method of accounting for its stock option plans beginning in 1995 and charged compensation cost against operations over the vesting period, based on the fair value of options at the date of grant, net loss and net loss per share for 1996 and 1995 would have been the following pro forma amounts:

                                                                              1996       1995
                                                                            ---------  ---------
                                                                               (IN THOUSANDS)
Net loss..................................................................  $    (599) $  (1,463)
Net loss per share........................................................  $   (0.08) $   (0.27)

    The pro forma information above only includes stock options granted in 1995 and 1996. Compensation expense under the fair value-based method of accounting will increase over the next few years as additional stock option grants are considered.

    The Company used the Black-Scholes option pricing model to value its options using the following assumptions: risk free interest rates ranging from 5.7% to 7.8%, expected life of the options of five years, expected volatility of 54.5%, and no expected dividends. The weighted average fair value of options on the date of grant was $0.79 and $0.48 for options granted in 1995 and 1996, respectively.

    On December 6, 1996, the Company's Board of Directors authorized the cancellation of outstanding incentive stock options and reissuance of new options to current employees excluding those employees who are also Directors. This action by the Board is subject to acceptance by each employee. The reissued options will have an exercise price of $0.63 per share. If all employees elect to cancel their outstanding options in return for new options, options covering 249,733 shares at a weighted average exercise price of $0.63 per share would replace options covering 249,733 shares at a weighted average exercise price of $0.99 per share. All reissued options will be ten-year options with a vesting period of three years beginning on December 6, 1996.

    The Company has issued stock warrants to shareholders and others in conjunction with various financing activities. Net proceeds from the issuance of the note payable and related warrants in 1994 were allocated based on the relative fair values on the issue date. All warrants are fully vested with the holder.

    Warrant activity is summarized as follows:

                                                                   WARRANTS    WEIGHTED AVERAGE
                                                                  OUTSTANDING   PRICE PER SHARE
                                                                  -----------  -----------------
BALANCE AT DECEMBER 31, 1994....................................     792,387       $    3.02
Expired.........................................................     (35,555)      $    2.81
                                                                  -----------
BALANCE AT DECEMBER 31, 1995....................................     756,832       $    3.03
Canceled........................................................    (200,000)      $    3.31
Reissued........................................................     300,000       $    1.05
                                                                  -----------
BALANCE AT DECEMBER 31, 1996....................................     856,832       $    2.27
                                                                  -----------
                                                                  -----------

                       HARMONY BROOK, INC. AND SUBSIDIARY

8.  STOCK OPTIONS AND WARRANTS (CONTINUED)
    At December 31, 1996, warrants for 300,000 shares were exercisable at $1.05 per share.

    On January 5, 1996, the Company entered into an agreement with a leasing company (see Note 5) which included canceling a prior warrant for 200,000 shares exercisable at $3.31 per share and reissuing a new warrant for 300,000 exercisable at $1.05 per share.

9.  NON-CASH INVESTING AND FINANCING ACTIVITIES

    During 1995, the Company had the following non-cash investing and financing activities costs:

    - In connection with the acquisition of Certified Pure Water (see Note 3) the Company issued 333,333 shares of common stock (valued at $250,000) as partial consideration.

    - In November 1995, the Company restructured its outstanding debt with its principal lender to combine a term loan with a balance of $2,000,000, a revolving credit loan balance of $350,000 and a vehicle loan balance of $83,000 into a five year term loan. In addition, a $1,000,000 bridge loan agreement was converted into a term loan.

    - As part of the sale of the Company's common stock, the $100,000 borrowed from the Company's Chairman under a bridge loan agreement was converted to 133,333 shares of common stock (see Note 5).

    - In connection with the acquisition of Imperial Bottle Company in February 1994 the Company issued 217,422 shares of common stock (valued at $409,000) as additional consideration.

10.  EMPLOYEE BENEFIT PLAN

    The Company sponsors a defined contribution benefit plan which qualifies under section 401(k) of the Internal Revenue Code and covers employees who meet certain age and service requirements. Employee contributions are limited to 15% of their compensation, subject to yearly limitations. Employer contributions are made at the discretion of the Company's Board of Directors. Company contributions in 1996 and 1995 were $4,000 and $3,000, respectively.

11.  CONCENTRATION OF CREDIT RISK AND SIGNIFICANT CUSTOMER

    The Company's largest customer accounted for approximately 12% and 10% of accounts receivable as of December 31, 1996 and 1995, respectively. This customer also accounted for approximately 14% of revenues in 1996 and less than 10% in 1995.

12.  OTHER RELATED PARTY TRANSACTIONS

    During 1996 and 1995, the Company had equipment sales of $7,000 and $74,000, respectively, to a leasing company whose Board member and shareholder is also Chairman of the Board and a significant shareholder of the Company. Accounts receivable from this customer at both December 31, 1996 and 1995 were $0.

                       HARMONY BROOK, INC. AND SUBSIDIARY

13.  GEOGRAPHIC SEGMENTS

    The Company operates in one industry segment as described in Note 1. Financial information, summarized by geographic area, is as follows:

                                                                            1996       1995
                                                                          ---------  ---------
                                                                             (IN THOUSANDS)
Total Revenues
  U.S...................................................................  $   7,825  $   6,882
  Mexico................................................................        491        293
                                                                          ---------  ---------
    Total...............................................................  $   8,316  $   7,175
                                                                          ---------  ---------
                                                                          ---------  ---------
Operating income (loss)
  U.S...................................................................  $     147  $    (659)
  Mexico................................................................          3        (75)
                                                                          ---------  ---------
    Total...............................................................  $     150  $    (734)
                                                                          ---------  ---------
                                                                          ---------  ---------
Identifiable Assets
  U.S...................................................................  $  11,262  $  12,357
  Mexico................................................................        665        596
                                                                          ---------  ---------
    Total...............................................................  $  11,927  $  12,953
                                                                          ---------  ---------
                                                                          ---------  ---------

14.  QUARTERLY DATA (UNAUDITED AND UNREVIEWED)

                                                                    FIRST     SECOND      THIRD     FOURTH      YEAR
                                                                  ---------  ---------  ---------  ---------  ---------
                                                                         (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
Revenues
  1996..........................................................  $   1,882  $   2,107  $   2,288  $   2,039  $   8,316
  1995..........................................................  $   1,562  $   1,773  $   2,068  $   1,772  $   7,175
Gross Profit
  1996..........................................................  $   1,003  $   1,113  $   1,250  $   1,067  $   4,433
  1995..........................................................  $     807  $     906  $   1,081  $     964  $   3,758
Operating Income (Loss)
  1996..........................................................  $     (58) $      89  $     168  $     (49) $     150
  1995..........................................................  $    (330) $    (342) $      37  $     (99) $    (734)
Net (Loss) Income
  1996..........................................................  $    (225) $     (73) $      17  $    (200) $    (481)
  1995..........................................................  $    (455) $    (512) $    (156) $    (277) $  (1,400)
Loss Per Share
  1996..........................................................  $   (0.03) $   (0.01) $    0.00  $   (0.02) $   (0.06)
  1995..........................................................  $   (0.09) $   (0.10) $   (0.03) $   (0.04) $   (0.26)

                       HARMONY BROOK, INC. AND SUBSIDIARY

                      CONDENSED CONSOLIDATED BALANCE SHEET
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                                                                                SEPTEMBER 30, 1997
                                                                                                ------------------
                                                      ASSETS
Current assets:
  Cash and cash equivalents...................................................................      $      360
  Accounts receivable, net....................................................................           1,362
  Inventories.................................................................................             560
  Other current assets........................................................................              46
                                                                                                       -------
      Total current assets....................................................................           2,328
Property and equipment, net...................................................................           9,091
Other assets..................................................................................             630
                                                                                                       -------
    Total assets..............................................................................      $   12,049
                                                                                                       -------
                                                                                                       -------
                                       LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Current portion of long-term debt and capital lease obligations.............................      $      966
  Accounts payable............................................................................             750
  Accrued expenses............................................................................             349
  Current portion of deferred income..........................................................              25
                                                                                                       -------
    Total current liabilities.................................................................           2,090
Long-term debt and capitalized lease obligations, less current portion........................           3,141
Deferred income, less current portion.........................................................              79
                                                                                                       -------
    Total liabilities.........................................................................           5,310
Shareholders' equity:
  Common stock, no par value, 20,000 shares authorized, 8,045 issued and outstanding at
    September 30, 1997........................................................................          11,427
  Cumulative foreign currency translation adjustments.........................................            (460)
  Accumulated deficit.........................................................................          (4,228)
                                                                                                       -------
    Total shareholders' equity................................................................           6,739
                                                                                                       -------
    Total liabilities and shareholders' equity................................................      $   12,049
                                                                                                       -------
                                                                                                       -------

     See accompanying notes to condensed consolidated financial statements
                                  (unaudited).

                       HARMONY BROOK, INC. AND SUBSIDIARY

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                                   FOR NINE MONTHS
                                                                                                 ENDED SEPTEMBER 30,
                                                                                                 --------------------
                                                                                                   1997       1996
                                                                                                 ---------  ---------
Revenues:
  Contracted revenue sharing...................................................................  $   4,705  $   4,527
  Bottle sales.................................................................................      1,714      1,529
  Equipment sales..............................................................................        212        221
                                                                                                 ---------  ---------
                                                                                                     6,631      6,277
Cost of revenues:
  Contracted revenue sharing...................................................................      1,956      1,729
  Bottle sales.................................................................................      1,151      1,019
  Equipment sales..............................................................................        156        163
                                                                                                 ---------  ---------
    Gross profit...............................................................................      3,368      3,366
Selling, general and administrative expenses:
  Field office.................................................................................      1,932      1,947
  Corporate....................................................................................      1,253      1,220
                                                                                                 ---------  ---------
    Operating income...........................................................................        183        199
Other expense -- net...........................................................................        475        481
                                                                                                 ---------  ---------
    Net loss...................................................................................  $    (292) $    (282)
                                                                                                 ---------  ---------
                                                                                                 ---------  ---------
Loss per share.................................................................................  $   (0.04) $   (0.04)
                                                                                                 ---------  ---------
                                                                                                 ---------  ---------
Number of shares used to compute per share amounts.............................................      8,045      7,961
                                                                                                 ---------  ---------
                                                                                                 ---------  ---------

     See accompanying notes to condensed consolidated financial statements
                                  (unaudited).

                       HARMONY BROOK, INC. AND SUBSIDIARY

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                                                                                   FOR NINE MONTHS
                                                                                                        ENDED
                                                                                                    SEPTEMBER 30,
                                                                                                 --------------------
                                                                                                   1997       1996
                                                                                                 ---------  ---------
Cash flows from operating activities:
  Net loss.....................................................................................  $    (292) $    (282)
  Adjustments to reconcile net loss to net cash provided by operating activities:
    Gain on disposal of assets.................................................................     --             (6)
    Depreciation and amortization..............................................................      1,098      1,107
    Amortization of deferred income............................................................        (14)        (2)
    Provision for doubtful accounts............................................................         14          9
    Provision for inventory obsolescence.......................................................         20         24
    Amortization of discount on note payable...................................................         32         18
  Change in operating assets and liabilities:
    Accounts receivable........................................................................       (292)      (145)
    Inventories................................................................................        (83)       (86)
    Other current assets.......................................................................     --             17
    Accounts payable...........................................................................        275        100
    Accrued expenses...........................................................................        (61)       (15)
                                                                                                 ---------  ---------
        Net cash provided by operating activities..............................................        697        739
                                                                                                 ---------  ---------
Cash flows from investing activities:
  Purchase and manufacture of property and equipment...........................................       (982)      (964)
  Other........................................................................................          3        (33)
                                                                                                 ---------  ---------
        Net cash used in investing activities..................................................       (979)      (997)
                                                                                                 ---------  ---------
Cash flows from financing activities:
  Proceeds from issuance of long-term debt and warrants........................................      1,000     --
  Principal payments on long-term debt and capitalized lease obligations.......................       (862)      (688)
  Proceeds from sale/leaseback transaction.....................................................        127         50
  Net proceeds from sales of common stock......................................................     --            230
                                                                                                 ---------  ---------
        Net cash provided by (used in) financing activities....................................        265       (408)
                                                                                                 ---------  ---------
Effect of exchange rate changes on cash........................................................     --             (4)
                                                                                                 ---------  ---------
Net decrease in cash and cash equivalents......................................................        (17)      (670)
Cash and cash equivalents at beginning of period...............................................        377      1,101
                                                                                                 ---------  ---------
Cash and cash equivalents at end of period.....................................................  $     360  $     431
                                                                                                 ---------  ---------
                                                                                                 ---------  ---------
Supplemental cash flow information:
  Cash paid for interest.......................................................................  $     412  $     453
                                                                                                 ---------  ---------
                                                                                                 ---------  ---------

     See accompanying notes to condensed consolidated financial statements
                                  (unaudited).

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    BASIS OF PRESENTATION. The interim consolidated financial statements included herein have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed, or omitted, pursuant to such rules and regulations. These consolidated financial statements should be read in conjunction with the audited financial statements and related footnotes included elsewhere in this Proxy Statement.

    The consolidated financial statements presented herein for the nine months ended September 30, 1997 and 1996, reflect, in the opinion of management, all adjustments (which consist only of normal recurring adjustments) necessary for a fair presentation of financial position and the results of operations for the periods presented. The results of operations for the interim period are not necessarily indicative of the operating results to be expected for the full year.

    INVENTORIES. Inventories are at the lower of cost or market. Cost is determined using standard costs, which approximate the first-in, first-out method. Inventories at September 30, 1997 consisted of the following:

                                                                             SEPTEMBER 30, 1997
                                                                            ---------------------
                                                                               (IN THOUSANDS)
Bottles...................................................................        $     417
Raw materials, expected to be sold to customers as equipment sales........              143
                                                                                      -----
    Total.................................................................        $     560
                                                                                      -----
                                                                                      -----

    EARNINGS PER SHARE. Statement of Financial Accounting Standards (SFAS) No. 128, EARNINGS PER SHARE, is effective for the Company for the periods ending after December 15, 1997. The Company expects no material impact from the adoption of this financial standard. The basic earnings per share computation, as defined by SFAS No. 128, applied to all periods presented would yield the same result that is currently reported herein. All common stock equivalents are currently anti-dilutive.

                                   APPENDIX A
                          AGREEMENT AND PLAN OF MERGER
                            AND REORGANIZATION AMONG
                        CULLIGAN INTERNATIONAL COMPANY,
                         CULLIGAN ACQUISITION CORP. AND
                              HARMONY BROOK, INC.
                           DATED AS JANUARY 12, 1998

                AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

    AGREEMENT AND PLAN OF MERGER AND REORGANIZATION, dated as of January 12, 1998, by and among Culligan International Company, a Delaware corporation ("Parent"), Culligan Acquisition Corp., a Minnesota corporation and a newly-formed indirect wholly owned subsidiary of Parent ("Merger Sub"), and Harmony Brook, Inc., a Minnesota corporation (the "Company"). Certain terms used herein, each of which is capitalized, are defined in Article IX.

    WHEREAS, the Company is engaged in the production and sale of drinking water through the installation of the Harmony Brook-Registered Trademark---premium drinking water system, the sale of one, two, three and five gallon containers and the distribution of other water treatment and dispensing equipment to grocery stores and other retailers, food service organizations and residential and commercial users (the "Business");

    WHEREAS, the respective Boards of Directors of the Company, Parent and Merger Sub deem it advisable and in the best interests of their respective stockholders that Parent indirectly acquire the Business pursuant to the terms and conditions set forth in this Agreement;

    WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have determined that the merger of the Merger Sub with and into the Company (the "Merger"), with the Company surviving as a wholly owned subsidiary of Parent, would be in the best interest of their respective stockholders; and

    WHEREAS, as contemplated by SECTION 7.2 hereof, the Parent and certain other parties are entering or will enter into (a) an indemnification agreement or agreements substantially in the form attached hereto as Annex I
("Indemnification Agreement"), and (b) a non-competition agreement substantially in the form attached hereto as Annex II ("Non-Competition Agreement");

    NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto, intending to be legally bound hereby, agree as follows:

                                   ARTICLE I
                                   THE MERGER

    SECTION 1.1. THE MERGER. Upon the terms and subject to the conditions hereof and the Minnesota Business Corporation Act (the "MBCA"), at the Effective Time, the Company and Merger Sub shall consummate the Merger pursuant to which
(i) the Merger Sub shall be merged with and into the Company, (ii) the separate corporate existence of Merger Sub shall thereupon cease, (iii) the Company shall be the surviving corporation in the Merger (the "Surviving Corporation") and shall continue to be governed by the laws of the State of Minnesota, and (iv) the properties, rights, privileges, powers and franchises of the Company and the Merger Sub shall be vested in the Surviving Corporation by the Merger.

    SECTION 1.2. EFFECTIVE TIME. Upon the terms and subject to the conditions hereof, articles of merger (the "Articles of Merger") shall be duly prepared, executed and acknowledged by the Surviving Corporation and thereafter delivered to the Secretary of State of the State of Minnesota, for filing, as provided in the MBCA as soon as practicable on or after the Closing Date as hereinafter defined. The Merger shall become effective upon the filing of the Articles of Merger with the Secretary of State of the State of Minnesota or at such other time as is provided in the Articles of Merger. The date and time when the Merger becomes effective is herein referred to as the "Effective Time."

    SECTION 1.3. CLOSING. Subject to the satisfaction or waiver of all of the conditions to closing contained in ARTICLE VII hereof, the closing of the Merger (the "Closing") will take place as promptly as practicable (and in any event within two business days) after satisfaction or waiver of the conditions to Closing contained in ARTICLE VII, at the offices of the Parent at One Culligan Parkway, Northbrook, IL 60062, unless another date or place is agreed to in writing by the parties hereto. The date on which the Closing occurs is referred to herein as the "Closing Date."

    SECTION 1.4. EFFECTS OF THE MERGER. The Merger shall have the effects set forth in the MBCA.

    SECTION 1.5. CERTIFICATE OF INCORPORATION AND BY-LAWS.

    (a) The Certificate of Incorporation of Merger Sub in effect at the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation until amended in accordance with the terms thereof and applicable law.

    (b) The By-Laws of Merger Sub in effect at the Effective Time shall be the By-Laws of the Surviving Corporation until amended in accordance with the terms thereof and applicable law.

    SECTION 1.6. DIRECTORS. The directors of Merger Sub at the Effective Time shall be the directors of the Surviving Corporation, each to hold office from the Effective Time in accordance with the Certificate of Incorporation and By-Laws of the Surviving Corporation and until his or her successor is duly elected and qualified.

    SECTION 1.7. OFFICERS. The officers of Merger Sub at the Effective Time shall be the officers of the Surviving Corporation, each to hold office from the Effective Time in accordance with the Certificate of Incorporation and By-Laws of the Surviving Corporation and until his or her successor is duly appointed and qualified.

                                   ARTICLE II
                            CONVERSION OF SECURITIES

    SECTION 2.1. CONVERSION OF CAPITAL STOCK. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Common Stock, no par value per share, of the Company (the "Company Common Stock") or the holder of any capital stock of Merger Sub:

    (a) Each issued and outstanding share of Common Stock, par value $1.00 per share, of Merger Sub (the "Merger Sub Common Stock") be converted into one share of common stock of the Surviving Corporation.

    (b) All shares of Company Common Stock that are owned by the Company as treasury stock and any shares of Company Common Stock owned by Parent or any wholly owned Subsidiary of Parent shall be cancelled and retired and shall cease to exist and no consideration shall be delivered in exchange therefor.

    (c) Subject to SECTION 2.2(b), each issued and outstanding share of Company Common Stock (other than shares to be cancelled in accordance with SECTION 2.1(b)) shall be converted into the right to receive $.545 in cash (the "Consideration"). All such shares of Company Common Stock, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive cash to be paid in consideration therefor upon the surrender of such certificate in accordance with SECTION 2.2, without interest.

    (d) If after the date hereof and prior to the Effective Time the out-standing shares of Company Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Consideration shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares.

    SECTION 2.2. EXCHANGE OF CERTIFICATES.

    (a) Promptly following the Closing Date, Parent shall deposit with a bank or trust company designated by Parent and reasonably acceptable to the Company (the "Exchange Agent"), for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this ARTICLE II, through the Exchange Agent, the aggregate Consideration to be paid to holders of the Company Common Stock in the Merger (the "Exchange Fund").

    (b) As soon as practicable after the Effective Time, the Surviving Corporation shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the "Certificates") whose shares were converted pursuant to SECTION 2.1 into the right to receive the Consideration (i) a letter of transmittal (which shall be in such form and have such provisions as Parent and the Company may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the Consideration to which such holder is entitled pursuant to
       SECTION 2.1(c) hereof, after giving effect to any required tax withholdings, and the Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, the Consideration payable to the transferee thereof in the Merger may be issued to a transferee if the Certificate representing such Company Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this SECTION 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Consideration payable in the Merger.

    (c) (i) Notwithstanding any provision of this Agreement to the Contrary, the holder (a "Dissenting Shareholder") of any shares of Company Common Stock who has demanded and perfected such holder's demand for appraisal of said shares (the "Dissenting Shares") in accordance with Sections 302A.471 and 302A.473 of the MBCA and as of the Effective Time has neither effectively withdrawn nor lost his or her right to such appraisal shall not have a right to receive the Consideration for such Dissenting Shares pursuant to Section 2.1(c) and shall only be entitled to such rights as are granted by the MBCA. The Surviving Corporation shall make any and all payments due to holders of Dissenting Shares.

        (ii) Notwithstanding the provisions of 2.2(c)(i), if any Dissenting Shareholder demanding appraisal of such Dissenting Shareholder's Dissenting Shares under the MBCA shall effectively withdraw or lose (through failure to perfect or otherwise) his or her right to appraisal, then as of the Effective Time or the occurrence of such event, whichever occurs later, such Dissenting Shares shall automatically be converted into and represent only the right to receive the Consideration as provided in SECTION 2.1(c) upon surrender of the certificate or certificates representing such Dissenting Shares.

       (iii) The Company shall give Parent and Merger Sub prompt notice of any demand by a Dissenting Shareholder for payment, or notices of intent to demand payment received by the Company under Sections 302A.471 and 302A.473 of the MBCA, and Parent and Merger Sub shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed) or as otherwise required by law, make any payment with respect to, or settle, or offer to settle, any such demands.

    (d) All of the Consideration paid upon shares of Company Common Stock in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Common Stock.

    (e) Any portion of the Exchange Fund which remains undistributed to the stockholders of the Company for six months after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any stockholders of the Company who have not theretofore complied with this
       ARTICLE II shall, subject to any applicable abandoned property, escheat or similar law, thereafter look only to the Surviving Corporation for the Consideration payable in the Merger.

    (f) None of Parent, Merger Sub nor the Company shall be liable to any holder of shares of Company Common Stock for such cash payable in the Merger delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

                                  ARTICLE III
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

    The Company represents and warrants to Parent and Merger Sub as follows:

    SECTION 3.1. SUBSIDIARIES. The Company does not own or control 50% or more of the voting stock or other ownership interests of any corporation, association, partnership or other entity other than Harmony Brook de Mexico, S.A. de C.V. (the "Mexican Subsidiary"). All of the outstanding shares of capital stock and other equity interests of the Mexican Subsidiary (other than directors' qualifying shares) are owned by the Company.

    SECTION 3.2. CORPORATE EXISTENCE. The Company and the Mexican Subsidiary are corporations duly organized, validly existing and in good standing under the laws of their respective jurisdictions of incorporation. The Company is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction, if any, where the conduct of the Business or the ownership of assets by it requires it to be so qualified or, if not so qualified, such failure to be so qualified will not have a material adverse effect on the Business or the Company's or the Mexican Subsidiary's financial condition, results of operations or prospects taken as a whole. The Company has delivered to Parent and Merger Sub true and complete copies of the Company's Articles of Incorporation and By-Laws and the organizational documents of the Mexican Subsidiary, each as currently in effect.

    SECTION 3.3. CAPITALIZATION. As of the date hereof, the authorized capital stock of the Company consists of: (i) 20,000,000 shares of Company Common Stock of which, as of October 31, 1997, 8,045,161 shares were issued and outstanding and [no] shares were held in treasury and (ii) 5,000,000 shares of undesignated Preferred Stock ("Company Preferred Stock"), of which no shares are issued and outstanding. As of the date hereof, 635,150 shares of Company Common Stock were reserved for issuance upon exercise of outstanding options (the "Company Stock Options") pursuant to the Company's 1996 Stock Option Plan, the 1995 Stock Option Plan, the 1993 Stock Option Plan and the Outside Directors' Nonqualified Stock Option Plan and non-qualified options for 60,000 shares issued to directors in 1993 (collectively, the "Company Stock Plans") and 1,056,832 shares of Company Common Stock were reserved for issuance pursuant to outstanding warrants (the "Warrants"). All the outstanding shares of the Company's capital stock are, and all shares which may be issued pursuant to Company Stock Plans and the Warrants will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and non-assessable and free of any pre-emptive rights in respect thereto. As of the date hereof, no bonds, debentures, notes or other indebtedness having the right to vote (or convertible into securities having the right to vote) ("Voting Debt") of the Company are issued or outstanding. Except as set forth above or in SCHEDULE 3.3, as of the date hereof, there are no existing options, warrants, calls, subscriptions or other rights or other agreements, commitments, understandings or restrictions of any character binding on the Company or any of its Subsidiaries with respect to the issued or unissued capital stock or Voting

Debt of the Company or any of its Subsidiaries. Except as set forth above or in
SCHEDULE 3.3, there are no existing options, warrants, calls, subscriptions or other rights or other agreements, commitments, understandings or restrictions of any character obligating the Company or the Mexican Subsidiary to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or Voting Debt of, or other equity interests in, the Company or the Mexican Subsidiary or securities convertible into or exchangeable for such shares, Voting Debt or equity interests or obligating the Retained Company or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, commitment, understanding or restriction. Except as set forth in SCHEDULE 3.3, there are no contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or the Mexican Subsidiary. Since October 31, 1997 no shares of Company Common Stock have been issued except issuance of shares reserved for issuance and issued pursuant to the Company Stock Plans or outstanding non-qualified options or warrants in the ordinary course of business. Except as set forth in SCHEDULE 3.3, there are no voting trusts, proxies or other agreements or understandings to which the Company or any of its Subsidiaries is a party or is bound with respect to voting any shares of capital stock of the Company or the Mexican Subsidiary. Each of the outstanding shares of capital stock of the Mexican Subsidiary is duly authorized, validly issued, fully paid, nonassessable and free of any preemptive rights in respect thereto and such shares are owned by the Company free and clear of any Lien, claim, option, charge, or limitation on voting rights.

    SECTION 3.4. POWER AND AUTHORIZATION. The Company has full power, authority and legal right to execute, deliver and perform this Agreement and such of the Related Documents as are required to be delivered by the Company in accordance with the provisions hereof. The execution, delivery and performance of this Agreement and the Related Documents by the Company have been duly authorized by all necessary corporate and other action, subject to obtaining shareholder approval pursuant to SECTION 6.3.

    SECTION 3.5. DUE EXECUTION; ENFORCEABILITY. This Agreement and the Related Documents have been duly executed and delivered on behalf of the Company, and this Agreement and the Related Documents constitute legal, valid and binding obligations of the Company, enforceable in accordance with their respective terms, except as enforceability may be limited by applicable insolvency, bankruptcy, reorganization, moratorium or other similar laws affecting creditors' rights generally and by applicable equitable principles.

    SECTION 3.6. NON-VIOLATION. Except as set forth in SCHEDULE 3.6, the execution, delivery and performance of this Agreement and the Related Documents by the Company does not and will not violate, conflict with, result in the breach of, or constitute a default or result in or permit any acceleration of any obligation under: (a) any law, ordinance or governmental rule or regulation to which the Company or the Mexican Subsidiary is subject; (b) any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority which is applicable to the Company or the Mexican Subsidiary; (c) the Articles of Incorporation or By-Laws of the Company or any securities issued by it; or (d) any mortgage, indenture, agreement, contract, commitment, lease, plan, license, or other instrument, document or understanding, oral or written, to which the Company or the Mexican Subsidiary is a party, by which the Company or the Mexican Subsidiary may have rights or by which any of the assets of the Company or the Mexican Subsidiary may be bound or affected; or give any party thereunder the right to terminate, modify, accelerate or otherwise change the existing rights or obligations of the Company or the Mexican Subsidiary thereunder.

    SECTION 3.7. NO APPROVALS REQUIRED. No authorization, approval or consent of and no registration or filing with any governmental or regulatory official, body or authority (except as contemplated or required by this Agreement) is required in connection with the execution, delivery or performance of this Agreement or the Related Documents by the Company, and the execution, performance or delivery of this Agreement and the Related Documents by the Company will not result in the creation of any Lien upon any of the assets of the Company.

    SECTION 3.8. NO PROCEEDINGS. There is no injunction, order or decree of any court or administrative agency or any action or proceeding pending or, to the knowledge of the Company, threatened by or against the Company to restrain or prohibit the consummation of the transactions contemplated hereby.

    SECTION 3.9. FINANCIAL STATEMENTS. The Company has delivered to Parent and Merger Sub copies of its audited consolidated balance sheet as at December 31, 1996 and 1995 and its unaudited consolidated balance sheet (the "Balance Sheet") as at October 31, 1997 (the "Balance Sheet Date"), and related statements of income for the years ended December 31, 1996 and 1995 and the ten-months ended October 31, 1997 (collectively, the "Financial Statements"). The audited Financial Statements have been reported on by Coopers & Lybrand L.L.P. and the unaudited Financial Statements have been prepared by the management of the Company, in each case, in accordance with generally accepted accounting principles and in accordance with the Company's past accounting practices and principles consistently applied throughout the periods involved (except as otherwise indicated in the notes thereto), and are true and correct in all material respects, and present fairly, in all material respects, the consolidated financial condition of the Company as at the dates of such balance sheets and its consolidated results of operations for such respective periods then ended. Except as disclosed or accrued in the Balance Sheet, neither the Company nor the Mexican Subsidiary has any liabilities or obligations, either direct or indirect, matured or unmatured or absolute, contingent or otherwise, except: (a) liabilities arising in the ordinary course of business under any agreement, contract, commitment, lease or plan listed on SCHEDULE 3.12 or not required to be disclosed because of the term or amount involved; and (b) those liabilities or obligations incurred, in or as a result of the conduct of the Business in ordinary course consistent with past practice since the Balance Sheet Date.

    SECTION 3.10. ABSENCE OF CHANGES. Since the Balance Sheet Date, except as described in SCHEDULE 3.10, there has not been: (a) any material adverse change in the Business or in the liabilities, condition (financial or otherwise), results of operations or prospects of the Company or the Mexican Subsidiary; (b) any material loss, damage, condemnation or destruction to any of the Company's or the Mexican Subsidiary's properties or assets; (c) any sale, transfer or other disposition of any of the Company's or the Mexican Subsidiary's properties or assets (except for property sold or disposed of in the ordinary course of business consistent with past practice); (d) any change in the Company's or the Mexican Subsidiary's capital structure or Indebtedness, except for changes in the ordinary course of business consistent with past practice described in
SCHEDULE 6.10; or (e) any change in the titles of, or in the salaries or bonuses for, employees, except for changes in the ordinary course of business consistent with past practice. The Company and the Mexican Subsidiary have operated the Business in the ordinary course consistent with past practice from the Balance Sheet Date to the date hereof and will continue to operate the Business in a similar fashion through the Closing Date.

    SECTION 3.11. PROPERTIES AND ASSETS. SCHEDULE 3.11 sets forth: (a) a description, by deed reference or otherwise, of all real property, if any, owned by, and all easement rights granted to, the Company or the Mexican Subsidiary;
(b) a complete and correct list of each lease of real property, if any, to which the Company or the Mexican Subsidiary is a party, true copies of which leases, any amendments thereto and any options exercised thereunder, have previously been delivered to Parent and Merger Sub; and (c) a description of all fixed assets, machinery, equipment, furniture, fixtures and other tangible personal property owned or leased by the Company or the Mexican Subsidiary with a book value as of the Balance Sheet Date in excess of $500. The Company and the Mexican Subsidiary each has good, valid and marketable title to all of its properties and assets, real, personal and mixed, which it purports to own, including, without limitation, all properties and assets used or useful in the Business or reflected in the Balance Sheet (except for inventory sold since the Balance Sheet Date in the ordinary course of business consistent with past practice), free and clear of all Liens, and defects of title of any nature whatsoever, except for: (i) Liens listed in SCHEDULE 3.11; (ii) Liens for current real or personal property taxes not yet due and payable; (iii) worker's, carrier's, mechanics, materialmen's and other similar Liens; and (iv) defects of title and other restrictions and encumbrances that are immaterial in character, amount and extent and which do not materially detract from the value or materially interfere with the present or proposed use of the properties they affect.

    SECTION 3.12. CONTRACTS. SCHEDULE 3.12 sets forth a complete and correct list of all currently existing contracts, obligations, agreements, plans, arrangements, commitments or the like (written or oral) of a material nature to which the Company or the Mexican Subsidiary is a party, including, without limitation, the following:

    (a) Employment, bonus or consulting agreements, pension, profit-sharing, deferred compensation, stock bonus, stock option, stock purchase, phantom stock or similar plans, including agreements evidencing rights to purchase securities of the Company or the Mexican Subsidiary and agreements among the Company and its stockholders;

    (b) Agreements for the purchase of inventory, materials, supplies, services, equipment or any capital item or items and involving a consideration of more than $500 per contract or series of related contracts;

    (c) Agreements with any labor union or collective bargaining organization or other labor agreements;

    (d) Agreements with suppliers, customers, dealers, distributors, sales representative and agents;

    (e) Leases of personal property as lessee involving a consideration of more than $500 per month per lease or series of related leases;

    (f) Agreements limiting the freedom of the Company or the Mexican Subsidiary to compete in any line of business or in any geographic area or with any person;

    (g) Agreements providing for disposition of the business, assets or stock of the Company or the Mexican Subsidiary, agreements of merger or consolidation or letters of intent with respect to the foregoing;

    (h) Agreements to which the Company or the Mexican Subsidiary is a party and in which any of the officers, directors or employees of the Company or the Mexican Subsidiary has any personal interest, either direct or indirect;

    (i) Letters of intent or agreements with respect to the acquisition of the business, assets or stock of any other business; and

    (j) All other agreements that are material to the ownership or operation of the Business.

    Except as otherwise set forth on SCHEDULE 3.12 or SCHEDULE 3.18, (i) the Company or the Mexican Subsidiary, as the case may be, has complied in all material respects with all material provisions of all said contracts, obligations, agreements, plans, arrangements, and commitments, and there does not exist any event of default by the Company or the Mexican Subsidiary under any thereof or any event that, after the giving of notice or the lapse of time, or both, would constitute such an event of default, (ii) the Company is not aware of any existing event of default by any other party to any such agreement, and (iii) all of such contracts are freely transferable in the Merger without the consent of any other party thereto.

    SECTION 3.13. INTELLECTUAL PROPERTY.

    (a) The Company and the Mexican Subsidiary are the sole and exclusive owners of all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, copyrights, service marks, trade secrets, applications for trademarks and for service marks, technology and know-how (including all trade secrets, data bases, customer lists, confidential information, discoveries, inventions and improvements), rights in computer software and other proprietary rights and information listed on SCHEDULE 3.13 (collectively, "Proprietary Rights") and constituting all Proprietary Rights used in the Business as presently conducted, free and clear of all liens, claims, charges, security interests and encumbrances, except as set forth in such Schedule.

    (b) The Company and the Mexican Subsidiary have not, as of and since the date upon which they acquired any of the Proprietary Rights, (i) transferred, conveyed, sold, assigned, pledged, mortgaged or granted a security interest in any of the Proprietary Rights to any third party,
       (ii) entered into any license, franchise or other agreement with respect to any of the Proprietary Rights with any third person, or (iii) otherwise encumbered any of the Proprietary Rights. The Company and the Mexican Subsidiary have taken all reasonable measures to maintain and enforce the Proprietary Rights and to safeguard the secrecy of all Proprietary Rights that are considered to be trade secrets.

    (c) To the best of the Company's knowledge, the conduct of the business of the Company and the Mexican Subsidiary as currently conducted does not conflict or infringe in any way with any proprietary right of any third party that, individually or in the aggregate, is reasonably likely to have a material adverse effect on the Company or the Mexican Subsidiary, and there is no claim, suit, action or proceeding pending or to the knowledge of the Company threatened against the Company or the Mexican Subsidiary (i) alleging that use of the Proprietary Rights by the Company or the Mexican Subsidiary conflicts or infringes in any way with any third party's proprietary rights, or (ii) challenging the Company's or the Mexican Subsidiary's ownership of or right to use or the validity of any Proprietary Right. To the best knowledge of the Company, there are no conflicts or infringements by any third party of any Proprietary Rights.

    (d) The ownership or possession of Proprietary Rights and the right to secure such rights currently enjoyed by the Company and the Mexican Subsidiary will not be affected in any material way by the transactions contemplated by this Agreement.

    SECTION 3.14. TAXES. The Company and the Mexican Subsidiary have each filed all tax reports and returns required to be filed by it including, without limitation, any information reports that are required to provide to any payee or other third party, and such reports and returns were true, correct and complete in all material respects. Except as set forth in SCHEDULE 3.14: (a) the Company and the Mexican Subsidiary have each paid all taxes and other charges due or claimed to be due from it to any federal, state, local or foreign taxing authority (including, without limitation, those due in respect of properties, income, franchises, licenses, sales or payrolls and any withholding obligations, or other trust fund taxes and any interest, penalties or additions to tax); (b) any reserves for taxes reflected in the Balance Sheet are adequate; (c) there are no tax Liens upon any property or assets of the Company or the Mexican Subsidiary, except Liens for current taxes not yet due; (d) the Company and the Mexican Subsidiary have each made all required declarations of estimated federal, state or local income taxes and has paid all taxes as shown on such declarations; (e) to the best knowledge of the Company, there are no facts which exist or have existed which would constitute grounds for the assessment of any tax liability and neither the Internal Revenue Service nor any other taxing authority is now asserting against the Company any deficiency or claim for additional taxes or interest thereon or penalties in connection therewith; and
(f) there are no outstanding agreements or waivers extending the statutory period of limitation applicable to any tax return for any period. Copies of all Federal income tax returns of the Company in respect of all years not barred by the statute of limitations have heretofore been delivered to Parent and Merger Sub. All taxes and other assessments and levies required to be withheld by the Company or the Mexican Subsidiary from customers with respect to the sale of goods, or from or on behalf of employees for income, social security and unemployment insurance taxes have been collected or withheld and either paid to the appropriate governmental agency or set aside and held in accounts for such purpose.

    SECTION 3.15. LITIGATION. Except as described on SCHEDULE 3.15, no suit, action or other litigation, including any arbitration, investigation or other proceeding of or before any court, arbitrator or federal, state or other governmental or regulatory official, body or authority, is pending or, to the best knowledge of the Company, threatened against the Company or the Mexican Subsidiary or which relates to the Business or the assets of the Company or the Mexican Subsidiary, nor does the Company know of any reasonably likely basis for any such litigation, arbitration, investigation or proceeding, the result of which could materially and adversely affect the Company, its assets, financial condition, results of operations or prospects, the Business, or the transactions contemplated hereby. The Company is not a party to or subject to the provisions of any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority which may materially and adversely affect the Company or the Mexican Subsidiary, their financial condition, results of operations or prospects, the Business, or the transactions contemplated hereby.

    SECTION 3.16. COMPLIANCE WITH LAWS; GOVERNMENTAL AUTHORIZATIONS. The Company and the Mexican Subsidiary are each in compliance with all federal, state, and local laws, ordinances, rules, regulations, permits, judgments, orders and decrees applicable to it, the Business or any of its properties, assets, or operations, except to the extent that noncompliance therewith, either singly or in the aggregate, would not have a material adverse effect on the Business or the Company's or the Mexican Subsidiary's financial condition or results of operations. SCHEDULE 3.16 contains a complete listing of all governmental licenses, franchises, permits, approvals and other governmental authorization necessary to permit the Company and the Mexican Subsidiary to operate the Business and to own their respective properties and assets, all of which are in full force and effect and will remain in full force and effect after the consummation of the transactions contemplated by this Agreement or if not assignable the Company will use its best efforts to cause them to be transferred or assigned or make the benefits thereof available to Parent and Merger Sub.

    SECTION 3.17. ENVIRONMENTAL MATTERS.  Except as described on SCHEDULE 3.17:
(a) the Company, the Mexican Subsidiary and all of their respective facilities and properties currently or formerly owned or operated by them are in compliance with all Environmental Laws and are not subject to any outstanding or threatened Environmental Actions; (b) none of the properties or facilities currently or formerly owned or operated by the Company or the Mexican Subsidiary has been used for the generation, storage, manufacture, use, transportation, disposal or treatment of Hazardous Substances other than in compliance with all applicable Environmental Laws; (c) there has been no Hazardous Discharge on or from any of the properties or facilities currently or formerly owned or operated by the Company or the Mexican Subsidiary, except in compliance with all applicable Environmental Laws; and (d) there are no threatened or outstanding Environmental Actions against the Company or the Mexican Subsidiary or the owners of any facilities operated by the Company or the Mexican Subsidiary or to the best of the Company's knowledge, against any of the owners or operators of any facilities that may have received solid wastes or Hazardous Substances from the Company or the Mexican Subsidiary.

    SECTION 3.18. EMPLOYMENT AGREEMENTS AND EMPLOYEE BENEFIT PLANS.

    (a) Except as set forth in SCHEDULE 3.12 or SCHEDULE 3.18, neither the Company nor the Mexican Subsidiary has, and has not had at any time, any bonus, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock or stock option plans, employment or severance contracts, other material employee benefit plans and any applicable "change of control" or similar provisions in any plan, contract or arrangement which cover employees or former employees ("Company Employees") of the Company or any entity (an "ERISA Affiliate") which is considered one employer with the Company under Section 4001(b)(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or
       Section 414(b) or (c) of the Internal Revenue Code of 1986, as amended (the "Code") or any other benefit plans, contracts or arrangements (regardless of whether they are funded or unfunded or foreign or domestic) covering Company Employees, including, but not limited to, "employee benefit plans" within the meaning of Section 3(3) of the ERISA (collectively, the "Compensation and Benefit Plans"). The Company has made available to Parent true and complete copies of all the Compensation and Benefit Plans, including any trust instruments and/or insurance contracts, if any, forming a part of any such plans, and all amendments thereto; where applicable, current summary plan descriptions; where applicable, the most current determination letter received from the Internal Revenue Service (the "Service") and most recent determination letter application, and where applicable, annual reports, financial statements and actuarial reports for the last three plan years ending before December 31, 1997, which fairly and accurately reflect the financial condition of the plans.

    (b) All of the Compensation and Benefit Plans, to the extent subject to ERISA, are in material compliance with ERISA. Each Compensation and Benefit Plan which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA ("Pension Plan") and which is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the Service, and the Company is not aware of any circumstances likely to result in revocation of any such favorable determination letter. Neither the Company nor any ERISA Affiliate has engaged in a transaction with respect to any Compensation and Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject the Company or any ERISA Affiliate to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which would have a material adverse effect on the Company. Neither the Company nor any ERISA Affiliate has contributed or been required to contribute to any Multi-employer Pension Plan subject to Subtitle E of Title IV of ERISA.

    (c) No liability under Subtitles C or D of Title IV of ERISA has been or is expected to be incurred by the Company or any ERISA Affiliate with respect to any ongoing, frozen or terminated Compensation and Benefit Plan, currently or formerly maintained by any of them.

    (d) All contributions required to be made or accrued as of December 31, 1996 under the terms of any Compensation and Benefit Plan for which the Company or the Mexican Subsidiary may have liability have been timely made or have been reflected on the Balance Sheet. No Pension Plan has incurred an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA. Neither the Company nor any ERISA Affiliate has provided, or is required to provide, security to any Pension Plan pursuant to Section 401(a)(29) of the Code.

    (e) Except as set forth in SCHEDULE 3.12 or SCHEDULE 3.18, the Company does not have any obligations for retiree health and life benefits under any Compensation and Benefit Plans.

    (f) All Compensation and Benefit Plans covering foreign Company Employees comply in all material respects with applicable local law. The Company and the Mexican Subsidiary have no unfunded liabilities in an amount which would have a material adverse effect on the Company with respect to any Pension Plan which covers foreign Company Employees.

    (g) Except as expressly provided in this Agreement or as set forth on
       SCHEDULE 3.12 or SCHEDULE 3.18, the consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee or officer of the Company or any ERISA Affiliate to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or officer.

    (h) The Company has no unfunded liabilities with respect to any Pension Plan which covers former Employees in an amount which would have a material adverse effect on the Company or the Mexican Subsidiary.

    (i) Except with respect to employees of the Mexican Subsidiary, immediately after the Effective Time, the Surviving Corporation could terminate each Compensation and Benefit Plan in accordance with its terms and applicable law without incurring any material liability.

    (j) Except as expressly provided in this Agreement or as set forth on
       SCHEDULE 3.12 or SCHEDULE 3.18, with respect to the Company, the Mexican Subsidiary and the Business, the transactions contemplated by this Agreement will not cause any additional payments to be due under any Compensation and Benefit Plan, nor accelerate the payment or vesting of any amounts due under any

       Compensation and Benefit Plan, nor result in any excess parachute payment within the meaning of Code Section 280G except for payments which are paid prior to the Effective Time, accrued on the Balance Sheet or for which funds have been reserved.

    (k) There are no pending, or to the best of the Company's knowledge, threatened or anticipated claims by or on behalf of any Compensation and Benefit Plan, by any employee or beneficiary covered under any such Compensation and Benefit Plan, or otherwise involving any such Compensation and Benefit Plan (other than routine claims for benefits).

    (l) As of the date hereof, the Mexican Subsidiary is in compliance with all material provisions of Mexican law with respect to imposition with respect to its employees, except where the failure to so comply will not have a material adverse effect on the Business or the Company's or the Mexican Subsidiary's financial condition, results of operations or prospects.

    SECTION 3.19. EMPLOYEES. SCHEDULE 3.19 sets forth a complete and correct list, as of the date hereof, of the names and current annual salary rates of any officer or employee of the Company or the Mexican Subsidiary whose current regular annual compensation is $5,000 or more, together with a list of all bonuses paid to any such persons for the Company's last two fiscal years, and, to the extent existing on the date hereof, all arrangements with respect to any bonuses or deferred compensation to be paid to them from and after the date hereof.

    SECTION 3.20. INSURANCE. All policies or binders of fire, liability, product liability, workmen's compensation, vehicular and other insurance held by or on behalf of the Company or the Mexican Subsidiary are set forth on SCHEDULE
3.20. Each such policy or binder is valid and enforceable in accordance with its terms, and is in full force and effect. No notice has been received from any insurer with respect to the cancellation of, or intent to cancel, or the non-renewal of, any of such policies. Except as set forth on SCHEDULE 3.20, to the Company's knowledge, no event has occurred which could result in a cancellation of any of the insurance policies set forth on such Schedule or a refusal by the insurer to pay under such policies, nor has the Company or the Mexican Subsidiary failed to make any claim under any such policies in a due and timely fashion.

    SECTION 3.21. BANK ACCOUNTS AND POWERS OF ATTORNEY. SCHEDULE 3.21 sets forth: (a) the name of each bank in which the Company or the Mexican Subsidiary has an account or safe deposit box, the identifying numbers or symbols therefor and the name of each person authorized to draw thereon or to have access thereto; and (b) the name of each person, if any, holding powers of attorney from the Company or the Mexican Subsidiary, true copies of which have previously been delivered to Parent and Merger Sub.

    SECTION 3.22. TRANSACTIONS WITH AFFILIATES.  As of the date hereof, except
(i) as was disclosed in the Company's proxy statement for its 1997 annual meeting of stockholders (the "1997 Proxy Statement"), or (ii) as disclosed in
SCHEDULE 3.22, (i) there are no outstanding notes payable to or accounts receivable from, or advances by the Company or the Mexican Subsidiary to, and neither the Company nor the Mexican Subsidiary is otherwise a creditor of, any stockholder, officer, director, employee, or affiliate of the Company, other than any such transactions which do not exceed $1,000 individually or $10,000 in the aggregate, and (ii) neither the Company nor the Mexican Subsidiary is a party to any contract with any stockholder, officer, director, or employee of the Company or the Mexican Subsidiary.

    SECTION 3.23. SEC REPORTS AND FINANCIAL STATEMENTS. The Company has timely filed with the Securities and Exchange Commission (the "SEC"), and has heretofore made available to Parent true and complete copies of, all forms, reports and documents required to be filed since January 1, 1995 by it under the Securities Act of 1933 (the "Securities Act") or the Securities Exchange Act of 1934 (the "Exchange Act") (as such documents have been amended since the time of their filing, collectively, the "Company SEC Documents"). The Company SEC Documents, including, without limitation, any financial statements or schedules included therein, (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (b) complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be. The consolidated financial statements of the Company included in the Company SEC Documents (including the notes and schedules thereto, the "Company Financial Statements") comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto.

    SECTION 3.24. INFORMATION IN DISCLOSURE DOCUMENTS AND REGISTRATION STATEMENT. None of the information supplied or to be supplied by the Company or its representatives for inclusion or incorporation by reference in the Proxy Statement relating to the meeting of the Company's stockholders to be held in connection with the Merger (the "Proxy Statement") will, at the date mailed to the Company's stockholders and at the time of the meeting of stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder, except that no representation is made by the Company with respect to statements made therein based on information supplied by Parent for inclusion in the Proxy Statement.

    SECTION 3.25. DISCLOSURE. Neither this Agreement (including the Exhibits and Schedules) nor any Related Document, insofar as they relate to the Company or the Mexican Subsidiary, contains any untrue statement of a material fact or omits to state a material fact required to make the statements herein or therein not misleading in the light of the circumstances under which those statements were made. There is no fact known to the Company which has not been disclosed to Parent and Merger Sub pursuant to this Agreement, the Schedules hereto or the Company SEC Documents that could reasonably be expected to materially adversely affect, or threatens to materially adversely affect, the Business or the assets, financial condition, results of operations or prospects of the Company or the Mexican Subsidiary, taken as a whole.

                                   ARTICLE IV
          REPRESENTATIONS AND WARRANTIES OF THE PARENT AND MERGER SUB

    Parent and Merger Sub represent and warrant to the Company as follows:

    SECTION 4.1. CORPORATE EXISTENCE. Parent and Merger Sub are corporations duly organized, validly existing and in good standing under the laws of their respective jurisdictions of incorporation. The Parent and Merger Sub are duly qualified to do business and are in good standing as a foreign corporation in each jurisdiction, if any, where the conduct of business or the ownership of assets by them requires them to be so qualified or, if not so qualified, such failure to be so qualified will not have a material adverse effect on Parent's or Merger Sub's financial condition, results of operations or prospects. Parent and Merger Sub have delivered to the Company true and complete copies of their Certificates of Incorporation and By-Laws, each as currently in effect.

    SECTION 4.2. POWER AND AUTHORIZATION. The Parent and Merger Sub each has full power, authority and legal right to execute, deliver and perform this Agreement and such of the Related Documents as are required to be delivered by the Parent and Merger Sub in accordance with the provisions hereof. The execution, delivery and performance of this Agreement and the Related Documents by the Parent and Merger Sub have been duly authorized by all necessary corporate and other action.

    SECTION 4.3. DUE EXECUTION; ENFORCEABILITY. This Agreement and the Related Documents have been duly executed and delivered on behalf of the Parent and Merger Sub, and this Agreement and the Related Documents constitute legal, valid and binding obligations of the Parent and Merger Sub, enforceable in accordance with their respective terms, except as enforceability may be limited by applicable insolvency, bankruptcy, reorganization, moratorium or other similar laws affecting creditors' rights generally and by applicable equitable principles.

    SECTION 4.4. NON-VIOLATION. The execution, delivery and performance of this Agreement and the Related Documents by the Parent and Merger Sub does not and will not violate, conflict with, result in the breach of, or constitute a default or result in or permit any acceleration of any obligation under: (a) any law, ordinance or governmental rule or regulation to which the Parent or Merger Sub is subject; (b) any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority which is applicable to the Parent or Merger Sub; (c) the Certificate of Incorporation or By-Laws of the Parent or Merger Sub or any securities issued by the Parent or Merger Sub; or (d) any mortgage, indenture, agreement, contract, commitment, lease, plan, license, or other instrument, document or understanding, oral or written, to which the Parent or Merger Sub is a party, by which the Parent or Merger Sub may have rights or by which any of the assets of the Parent or Merger Sub may be bound or affected; or give any party thereunder the right to terminate, modify, accelerate or otherwise change the existing rights or obligations of the Parent or Merger Sub thereunder.

    SECTION 4.5. NO APPROVALS REQUIRED. Except for the filing of the Articles of Merger and the Proxy Statement as provided herein, no authorization, approval or consent of and no registration or filing with any governmental or regulatory official, body or authority is required in connection with the execution, delivery or performance of this Agreement or the Related Documents by the Parent or Merger Sub, and the execution, performance or delivery of this Agreement and the Related Documents by the Parent and Merger Sub will not result in the creation of any Lien upon any of the assets of the Parent or Merger Sub.

    SECTION 4.6. NO PROCEEDINGS. There is no injunction, order or decree of any court or administrative agency or any action or proceeding pending or, to the knowledge of the Parent, threatened by or against the Parent or Merger Sub to restrain or prohibit the consummation of the transactions contemplated hereby.

    SECTION 4.7. INFORMATION IN DISCLOSURE DOCUMENTS AND REGISTRATION STATEMENTS. None of the information supplied or to be supplied by Parent or its representatives for inclusion or incorporation by reference in the Proxy Statement will, at the date mailed to the Company's stockholders and at the time of the meeting of the Company's stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

    SECTION 4.8. INTERIM OPERATIONS OF MERGER SUB. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

                                   ARTICLE V
                                   COVENANTS

    SECTION 5.1. CONDUCT OF BUSINESS OF THE COMPANY. During the period from the date of this Agreement and continuing until the Effective Time, the Company agrees as to itself and the Mexican Subsidiary that, except as contemplated or permitted by this Agreement, or to the extent that Parent shall otherwise consent in writing:

    (a) The Company and the Mexican Subsidiary shall (i) carry on the Business in the usual, regular and ordinary course consistent with past practice and (ii) use all reasonable efforts to preserve intact the present business organization of the Company and the Mexican Subsidiary, keep available the services of the present officers and employees of the Company and the Mexican Subsidiary and preserve the relationships with customers, suppliers and others having business dealings with the Company and the Mexican Subsidiary.

    (b) The Company shall not, nor shall it permit the Mexican Subsidiary to, nor shall the Company propose to, (i) declare or pay any dividends on or make other distributions (whether in cash, securities or property or any combination thereof) in respect of any of its capital stock, (ii) adjust, split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) repurchase, redeem or otherwise acquire, or permit the Mexican Subsidiary to repurchase, redeem or otherwise acquire, any shares of capital stock of the Company or the Mexican Subsidiary.

    (c) Except as expressly contemplated by this Agreement, the Company shall not, nor shall the Company permit the Mexican Subsidiary to, issue, transfer, pledge or sell, or authorize or propose or agree to the issuance, transfer, pledge or sale of, any shares of its capital stock of any class, any Voting Debt or other equity interests or any securities convertible into, or any rights, warrants, calls, subscriptions, options or other rights or agreements, commitments or understandings to acquire, any such shares, Voting Debt, equity interests or convertible securities.

    (d) The Company shall not, nor shall it permit the Mexican Subsidiary to, amend or propose to amend its Articles of Incorporation or By-laws or comparable organizational documents.

    (e) The Company shall not, nor shall it permit the Mexican Subsidiary to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets outside the ordinary and usual course of business consistent with past practice or otherwise enter into any material commitment or transaction outside the ordinary and usual course of business consistent with past practice.

    (f) The Company shall not, nor shall it permit the Mexican Subsidiary to, sell, lease, license, encumber or otherwise dispose of, or agree to sell, lease, license, encumber or otherwise dispose of, any of its assets outside the ordinary and usual course of business consistent with past practice.

    (g) The Company shall not, nor shall it permit the Mexican Subsidiary to,
       (i) incur, assume, pre-pay, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for any Indebtedness except pursuant to the Company's existing outstanding line of credit or in the ordinary and usual course of business consistent with past practice, (ii) issue or sell any debt securities or warrants or rights to acquire any debt securities of the Company or the Mexican Subsidiary or guarantee any obligations of others, or (iii) make any loans, advances or capital contributions to, or investments in, any other person except in the ordinary and usual course of business consistent with past practice.

    (h) The Company shall not, nor shall it permit the Mexican Subsidiary to,
       (i) enter into, adopt, amend (except as may be required by law and except for immaterial amendments) or terminate any Compensation and Benefit Plan or other employee benefit plan or any agreement, arrangement, plan or policy between the Company or the Mexican Subsidiary and one or more of its directors, officers or employees, (ii) except in the ordinary course of business consistent with prior practice, increase in any manner, the compensation or fringe benefits of any director, officer or employee or pay any benefit to any director, officer or employee not required by any plan or arrangement as in effect as of the date hereof or enter into any contract, agreement, commitment or arrangement to do any of the foregoing or engage in any transaction with any shareholder, officer or director except for transactions listed in SCHEDULE 5.1.

    (i) The Company shall promptly provide Parent (or its counsel) copies of all filings made by the Company with any federal, state or foreign governmental entity in connection with this Agreement and the transactions contemplated hereby and thereby.

    (j) The Company will not and will not permit the Mexican Subsidiary to change any of its accounting principles, policies or procedures, except as may be required by GAAP.

    (k) Notwithstanding the fact that such action might otherwise be permitted pursuant to this Section 5.1, the Company shall not, nor shall it permit the Mexican Subsidiary to, take any action that would or is reasonably likely to result in any of the conditions to the Merger set forth in
       Article VII not being satisfied or that would materially impair the ability of the Company to consummate the Merger in accordance with the terms hereof or materially delay such consummation.

    SECTION 5.2. COVENANTS OF PARENT.

    (a) During the period from the date of this Agreement and continuing until the Effective Time, Parent agrees as to itself and Merger Sub that Parent shall not take any action that would or is reasonably likely to result in any of the conditions to the Merger set forth in Article VII not being satisfied or that would materially impair the ability of Parent or Merger Sub to consummate the Merger in accordance with the terms hereof or materially delay such consummation.

    (b) Parent shall promptly provide the Company (or its counsel) copies of all filings made by Parent with any federal, state or foreign Governmental Entity in connection with this Agreement and the transactions contemplated hereby and thereby.

                                   ARTICLE VI
                             ADDITIONAL AGREEMENTS

    SECTION 6.1. REASONABLE EFFORTS. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use commercially reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement and the Related Documents including, without limitation, (i) the prompt preparation and filing with the SEC of the Proxy Statement, (ii) such actions as may be required to have the Proxy Statement cleared by the SEC as promptly as practicable, including by consulting with each other as to, and responding promptly to, any SEC comments with respect thereto, (iii) the mailing of the Proxy Statement to stockholders of the Company. Each party shall promptly consult with the other and provide any necessary information and material with respect to all filings made by such party with any governmental entity in connection with this Agreement and the Related Documents and the transactions contemplated hereby and thereby.

    SECTION 6.2. ACCESS TO INFORMATION. Upon reasonable notice, the Company shall (and shall cause the Mexican Subsidiary to) afford to the officers, employees, accountants, counsel and other representatives of Parent, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records and all other information concerning the business, properties and personnel of the Company and the Mexican Subsidiary as Parent may reasonably request, and, during such period, each of the Company and Parent shall furnish promptly to the other a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal securities laws. Unless otherwise required by law, the parties will hold any such information which is non-public in confidence in accordance with the confidentiality agreement, dated September 10, 1997 between Culligan International Company and the Company (the "Confidentiality Agreement").

    SECTION 6.3. STOCKHOLDERS MEETING. The Company shall call a meeting of its stockholders to be held as promptly as practicable after the Proxy Statement is cleared by the SEC for the purpose of voting upon the approval and adoption of this Agreement. The Company will, through its Board of Directors, recommend to its stockholders approval and adoption of this Agreement and shall use commercially reasonable efforts to hold such meeting as soon as practicable; PROVIDED that the Company may withdraw or modify its recommendation if the Board of Directors of the Company, after consultation with and based upon the advice of Henson & Efron, P.A. or other independent legal counsel, determines in good faith that such withdrawal or modification is necessary for the Board of Directors to comply with its fiduciary duties to stockholders under applicable law.

    SECTION 6.4. LEGAL CONDITIONS TO THE MERGER; LEGAL COMPLIANCE. Each of the Company, Parent and Merger Sub will use commercially reasonable efforts to comply promptly with all legal requirements which may be imposed on itself or its respective Subsidiaries with respect to the Merger (which actions shall include, without limitation, furnishing all information required in connection with approvals of filings with any Governmental Entity required to be made by Parent or the Company and their respective Subsidiaries with any other Governmental Entity) and will promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon any of them or any of their respective Subsidiaries in connection with the Merger. Subject to the terms and conditions hereof, each of the Company and Parent will, and will cause its respective Subsidiaries to, promptly use commercially reasonable efforts to obtain (and will cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity or other public or private third party, required to be obtained or made by such party in connection with the Merger or the taking of any action contemplated thereby or by this Agreement. The Company agrees that it shall use commercially reasonable efforts to take, and to cause the Mexican Subsidiary to take, such actions as are necessary to assure compliance by the Company and the Mexican Subsidiary with all applicable legal requirements relating to licenses, employment and benefits matters and other governmental regulations.

    SECTION 6.5. NO SOLICITATION. Until the earlier of the Effective Time or the termination of this Agreement pursuant to ARTICLE VIII, neither the Company nor the Mexican Subsidiary will, directly or indirectly, through any officer, director, agent or otherwise, initiate, solicit, encourage, negotiate or discuss with any third party (including by way of furnishing non-public information concerning the Company, the Business or its assets or properties), or take any other action to facilitate any inquiries with respect to or the making of, any proposal that constitutes or may reasonably be expected to lead to a Competing Transaction (as defined below). As used herein, a Competing Transaction shall mean a merger, consolidation, business combination, sale of a significant amount of assets outside of the ordinary course of business, sale of shares of capital stock outside of the ordinary course of business, tender or exchange offer or similar transaction involving the Company or the Mexican Subsidiary.

    SECTION 6.6. FEES AND EXPENSES.

    (d) Except as set forth in SECTION 6.6(b), whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses; provided that, upon consummation of the Merger, Parent shall cause the Surviving Corporation to pay all reasonable fees, costs and expenses of the Company incurred in connection with this Agreement and the transactions contemplated hereby.

    (e) So long as Parent shall not have materially breached its obligations under this Agreement, the Company will pay Parent, in immediately available funds, $500,000, if within twelve months following the termination of this Agreement pursuant to SECTION 8.1(c)(ii) or (iii) or
       SECTION 8.1(d)(ii) the Company shall enter into an agreement arrangement or understanding providing for (x) the sale or other disposition of the Business or (y) a Competing Transaction. Notwithstanding the foregoing, the Company will pay, in immediately available funds, the reasonable out-of-pocket expenses incurred by Parent in connection with the Merger, promptly but in no event later than two business days after being provided with a statement of such expenses, after the termination of this Agreement pursuant to SECTION 8.1(c)(ii) or (iii) or SECTION 8.1(d)(ii).

    SECTION 6.7. NOTIFICATION OF CERTAIN MATTERS. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (a) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which would be likely to cause (i) any representation or warranty contained in this Agreement to be untrue or inaccurate or (ii) any covenant, condition or agreement contained in this Agreement not to be complied with or satisfied and
(b) any failure of the Company or Parent, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; PROVIDED, HOWEVER, that the delivery of any notice pursuant to this SECTION 6.9 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

    SECTION 6.8. INDEBTEDNESS. The Company agrees that immediately prior to the Effective Time, there will not be outstanding any Indebtedness in respect of which the Company or the Mexican Subsidiary is obligated, other than the Indebtedness listed in SCHEDULE 6.10 up to the amounts set forth in such Schedule.

    SECTION 6.9. INDEMNIFICATION AND INSURANCE.

    (a) From and after the Effective Time, Parent and the Surviving Corporation shall indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer, director, employee or agent of the Company (the "Indemnified Parties") against all losses, claims, damages, costs, expenses (including attorneys' fees), liabilities or judgments or amounts that are paid in settlement (which settlement shall require the prior written consent of Parent and the Surviving Corporation, which consent shall not be unreasonably withheld or delayed) or in connection with any claim, action, suit, proceeding or investigation (a "Claim") in which an Indemnified Party is, or is threatened to be made, a party or a witness, based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer, employee or agent of the Company, if such Claim pertains to any matter or fact arising, existing or occurring on or prior to the Effective Time (including, without limitation, the Merger and other transactions contemplated by this Agreement), regardless of whether such Claim is asserted or claimed prior to, at or after the Effective Time (the "Indemnified Liabilities") to the fullest extent permitted by Section 302A.521 of the MBCA.

    (b) Parent shall cause the Surviving Corporation and any successor thereto to maintain directors and officers liability insurance comparable to that being maintained by the Company on the date hereof for the benefit of current and former directors and officers of the Company for a period of three years after the Effective Time, which insurance shall provide coverage for acts and omissions occurring on or prior to the Effective Time.

    (c) The contractual obligations of Parent and the Surviving Corporation provided under this Section 6.9 are intended to benefit, and be enforceable against Parent and the Surviving Corporation directly by the Indemnified Parties and shall be binding on all respective successors of Parent and the Surviving Corporation.

                                  ARTICLE VII
                                   CONDITIONS

    SECTION 7.1. CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE
MERGER. The respective obligations of the parties to effect the Merger are subject to the satisfaction, on or prior to the Closing Date, of the following conditions:

    (a) This Agreement shall have been approved and adopted by the affirmative vote of the holders of Company Common Stock entitled to cast at least a majority of the total number of votes entitled to be cast.

    (b) Other than the filing of the Articles of Merger, all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any governmental entity, the failure of which to obtain would have a material adverse effect on the Company or Parent and their respective Subsidiaries, in each case taken as a whole, or on the ability of the parties hereto to consummate the transactions contemplated hereby, shall have been filed, occurred or been obtained.

    (c) No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect (each party agreeing to use commercially reasonable efforts to have any such order reversed or injunction lifted).

    (d) All rights, warrants and options to acquire shares of Company Common Stock (or securities convertible or exchangeable for Company Common Stock) pursuant to any of the Company Stock Plans or otherwise, including the Warrants which are outstanding immediately prior to the Effective Time, whether or not then exercisable, shall be cancelled without the payment of any amount to any holder thereof, except that options held by employees issued under the Company Stock Plans may be paid the sum of $.05 per share covered by such options as consideration for their cancellation up to an aggregate amount of $32,000, which payments shall be paid immediately following the Effective Time.

    SECTION 7.2. CONDITIONS OF OBLIGATIONS OF PARENT. The obligations of Parent to effect the Merger are subject to the satisfaction, on or prior to the Closing Date, of the following conditions unless waived by Parent:

    (a) The representations and warranties of the Company shall be true and correct in all material respects as of the date hereof, and, except to the extent such representations and warranties speak as of an earlier date, as of the Closing Date as though made on and as of the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer or the chief financial officer of the Company to such effect.

    (b) The Company and the Mexican Subsidiary shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer or the chief financial officer of the Company to such effect.

    (c) Parent shall have received the opinion of Henson & Efron P.A. concerning such legal matters relating to the Merger as are customarily obtained in transactions of a type similar to the Merger.

    (d) Donald R. Brattain shall have executed and delivered to the Parent an Indemnification Agreement and a Non-Competition Agreement.

    SECTION 7.3. CONDITIONS OF OBLIGATIONS OF THE COMPANY. The obligation of the Company to effect the Merger is subject to the satisfaction of the following conditions, on or prior to the Closing Date, unless waived by the Company:

    (a) The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct in all material respects as of the date hereof, and, except to the extent such representations and warranties speak as of an earlier date, as of the Closing Date as though made on and as of the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by the chief executive officer or the chief financial officer of Parent to such effect.

    (b) Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by the chief executive officer or the chief financial officer of Parent to such effect.

    (c) The Company shall have received the opinion of Edward A. Christensen, Esq., Vice President, General Counsel and Secretary of the Parent, concerning such legal matters relating to the Merger as are customarily obtained in transactions of a type similar to the Merger.

    (d) The Company shall have received an opinion from John G. Kinnard & Co. that the consideration to be received by the Company's shareholders in conjunction with the Merger is fair to the Company's stockholders from a financial point of view.

                                  ARTICLE VIII
                           TERMINATION AND AMENDMENT

    SECTION 8.1. TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the Merger and this Agreement by the stockholders of the Company:

    (a) by mutual consent of Parent and the Company;

    (b) by either Parent or the Company if the Merger shall not have been consummated before March 15, 1998 (unless the failure to so consummate the Merger by such date shall be due to the action or failure to act of the party seeking to terminate this Agreement, which action or failure to act constitutes a breach of this Agreement);

    (c) by Parent if (i) there has been a material breach on the part of the Company in the representations, warranties or covenants of the Company set forth herein, or any material failure on the part of the Company to comply with its obligations hereunder, (ii) the Company's stockholders do not approve of the Merger and this Agreement at the meeting required under SECTION 6.3 hereof, or (iii) the Board of Directors of the Company withdraws, amends, or modifies in a manner adverse to Parent its favorable recommendation of the Merger; or

    (d) by the Company if (i) there has been a material breach on the part of Parent in the representations, warranties or covenants of Parent set forth herein, or any material failure on the part of Parent to comply with its obligations hereunder, or (ii) the Company's stockholders do not approve of the Merger and this Agreement at the meeting required under
       SECTION 6.3 hereof.

    SECTION 8.2. EFFECT OF TERMINATION. In the event of a termination of this Agreement by either the Company or Parent as provided in SECTION 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Merger Sub, the Company, or their affiliates or respective officers or directors, other than as provided in SECTION 6.8 and the Confidentiality Agreement; PROVIDED, HOWEVER, that any such termination shall not relieve any party from liability for any willful breach of this Agreement.

    SECTION 8.3. AMENDMENT. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of the Company but, after any such approval, no amendment shall be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

    SECTION 8.4. EXTENSION; WAIVER. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and
(iii) waive compliance with any of the agreements or conditions contained here. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

                                   ARTICLE IX
                                 MISCELLANEOUS

    SECTION 9.1. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties made by the parties in this Agreement or in any Related Document shall survive the Closing for a period of one year following the Effective Time. Notwithstanding any investigation or audit conducted before or after the Closing Date or the decision of any party to complete the Closing, each party shall be entitled to rely upon the representations and warranties set forth herein and therein, and none of such representations and warranties shall be deemed waived or modified in any respect by reason of any such investigation.

    SECTION 9.2. DEFINITIONS.

    "ENVIRONMENTAL ACTIONS" means any complaint, summons, citation, notice, directive, order, claim, litigation, investigation, proceeding, judgment, letter or other communication from any federal, state, local or municipal agency, department, bureau, office or other authority or any third party delivered to, or applicable to, the Company respecting (a) any of the properties currently or formerly owned or operated by the Company or the Mexican Subsidiary or any of their respective predecessors or (b) any facility that received solid or hazardous wastes from the Company or any of their predecessors, or involving any violation of any Environmental Laws.

    "ENVIRONMENTAL LAWS" means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. 9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. 6901 et seq., the Toxic Substances Control Act, 15 U.S.C. 2601 et seq., the Clean Water Act, 33 U.S.C. 1251 et seq., the Clean Air Act, 42 U.S.C. 7501 et seq., the Safe Drinking Water Act, 43 U.S.C. 300f-300j-26, the Occupational Safety and Health Act, 29 U.S.C. 655, and any other Laws imposing liability or establishing standards of conduct for environmental protection.

    "GOVERNMENTAL ENTITY" means any court, arbitral tribunal, administrative agency or commission or other governmental or other regulatory authority or administrative agency or commission.

    "HAZARDOUS DISCHARGE" means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping of any Hazardous Substances into the soil, surface waters or ground waters at any of the properties or facilities currently or formerly owned or operated by the corporation or any of its predecessors or at any facility that received solid or hazardous wastes generated by the Company or the Mexican Subsidiary or any of their predecessors.

    "HAZARDOUS SUBSTANCES" means (a) any pollutant, contaminant, toxic substance, hazardous waste or hazardous substance, as defined in or regulated by any Environmental Laws, or any other compound, element or chemical determined to be hazardous or toxic by a governmental authority under any Environmental Laws and (b) asbestos or asbestos-containing materials.

    "INDEBTEDNESS" means (i) all obligations for borrowed money (including without limitation, all notes payable and drafts accepted representing extensions of credit, all obligations evidenced by bonds, debentures, notes or similar instruments, all obligations on which interest charges are customarily paid, all obligations under conditional sale or other title retention agreements and all obligations issued or assumed as full or partial payment for property whether or not any such notes, drafts or obligations are obligations for borrowed money), (ii) all obligations secured by any Lien existing on property owned or acquired subject thereto, whether or not the obligations secured thereby shall have been assumed, (iii) all obligations of the type referred to in clauses (i) and (ii) above guaranteed (other than by endorsement of abode instruments for collection in the ordinary course of business), directly or indirectly, in any manner, or in effect guaranteed, directly or indirectly, through an agreement, contingent or otherwise, (a) to purchase securities, indebtedness or other obligations, (b) to purchase, sell or lease (as lessee or lessor) property or to purchase or sell services primarily for the purpose of enabling the debtor to make payment of indebtedness or other obligations or to assure the owner of indebtedness or other obligations against loss, (c) to supply funds to or to in any manner invest in the debtor or (d) to repay amounts drawn down by beneficiaries of letters of credit, (iv) all obligations of the type referred to in clauses (i) through (iii) above for the payment or purchase of which the Company has agreed contingently or otherwise to advance or supply funds, and (v) all capitalized lease obligations.

    "LIEN" means any security interest, mortgage, lien, pledge, charge, claim, restriction or other encumbrance of any nature whatsoever.

    "RELATED DOCUMENTS" shall mean the any certificate, instrument, agreement or other document executed and delivered pursuant to or in connection with the transactions contemplated by this Agreement.

    "SUBSIDIARY" means, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which (i) such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interest in such partnership) or (ii) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

    SECTION 9.3. BROKERS' AND FINDERS' FEES.

    (a) The Company represents and warrants to Parent that, except as set forth in SCHEDULE 9.3, all negotiations relative to this Agreement have been carried on by it directly without the intervention of any person who may be entitled to any brokerage or finder's fee or other commission in respect of this Agreement or the consummation of the transactions contemplated hereby, and the Company agrees to indemnify and hold the Parent and Merger Sub harmless against any and all claims, losses, liabilities and expenses which may be asserted against or incurred by it as a result of the Company's dealings, arrangements or agreements with any such person.

    (b) The Parent represents and warrants to the Company that all negotiations relative to this Agreement have been carried on by it directly without the intervention of any person who may be entitled to any brokerage or finder's fee or other commission in respect of this Agreement or the consummation of the transactions contemplated hereby, and Parent agrees to indemnify and hold the Company harmless against any and all claims, losses, liabilities and expenses which may be asserted against or incurred by it as a result of the Parent's dealings, arrangements or agreements with any such person.

    SECTION 9.4. SALES, TRANSFER AND DOCUMENTARY TAXES, ETC. The Surviving Corporation shall pay all federal, state and local sales, documentary and other transfer taxes, if any, due as a result of the Merger, whether imposed by law on the Company, Parent or Merger Sub.

    SECTION 9.5. PUBLICITY. Except as otherwise required by law, the rules of National Association of Securities Dealers, Inc. or the rules of NYSE, for so long as this Agreement is in effect, neither the Company nor Parent shall, nor shall they permit any of their Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this

Agreement or the Related Documents without the consent of the other party, which consent shall not be unreasonably withheld or delayed.

    SECTION 9.6. CONTENTS OF AGREEMENT; PARTIES IN INTEREST; ETC. This Agreement and the Confidentiality Agreement sets forth the entire understanding of the parties hereto with respect to the transactions contemplated hereby. Any and all previous agreements, understandings, representations or warranties between or among the parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement.

    SECTION 9.7. ASSIGNMENT AND BINDING EFFECT. This Agreement may not be assigned prior to the Closing by any party hereto without the prior written consent of the other parties, except that the rights, but not the obligations, of Parent and Merger Sub hereunder may be assigned to any wholly-owned Subsidiary of Parent. Subject to the foregoing, all of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the successors and assigns of the Company, Parent and Merger Sub.

    SECTION 9.8. NOTICES. Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given only if delivered personally or sent by registered or certified mail, postage prepaid, by overnight courier service as follows:

    If to Parent or Merger Sub, to:

    Culligan International Company
    One Culligan Parkway
    Northbrook, IL 60062

       Attn: Calvin R. Hendrix

    With a copy to:

       Edward A. Christensen
       Vice President, General Counsel and Secretary

    If to the Company to:

    Harmony Brook, Inc.
    1031 Lone Oak Road, Suite #110
    Eagan, MN 55121

       Attn: James C. Hawley

    With a copy to:

       Alan Eidsness, Esq.
       Henson & Efron P.A.
       1200 Title Insurance Building
       400 Second Avenue South
       Minneapolis, MN 55401

or to such other address as the addressee may have specified in a notice duly given to the sender as provided herein. Such notice, request, demand, waiver, consent, approval or other communication will be deemed to have been given as of the date so delivered or mailed.

    SECTION 9.9. GOVERNING LAW/ARBITRATION. This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the State of Illinois, without giving effect to any provisions thereof relating to the conflict of laws. Any claim or dispute arising out of this Agreement or the Related Documents, or the relationship of the Parent, Merger Sub and the Company, whether in the nature of contract or tort, in law or equity, and whether between Parent, Merger Sub and the Company, or any assignee of Parent, Merger Sub or the Company, shall be submitted to binding arbitration in Chicago, Illinois, pursuant to the commercial arbitration rules of the American Arbitration Association ("AAA"), with each party selecting one arbitrator from a list of qualified arbitrators submitted by the AAA, and those two arbitrators selecting a single qualified arbitrator all of whom will arbitrate the matter. The arbitrators selected will be attorneys with at least five years of business law experience. The decision of the selected arbitrators shall be final and binding on both Parent and Merger Sub and the Company, without appeal, and any such decision may be entered and enforced as a final judgment or order through any Federal or state court within or outside of the United States. The Parent, Merger Sub and the Company agree that in any such proceeding, if the arbitrator so awards, the prevailing party shall be entitled to recover pre-judgment interest on any amount awarded, together with reasonable attorney's fees and expenses but in no event shall Parent, Merger Sub or the Company be entitled to recovery of punitive or exemplary damages. If no such award is made the parties shall bear the costs of arbitration equally and shall bear their separate costs of counsel.

    SECTION 9.10. NO BENEFIT TO OTHERS. The representation, warranties, covenants and agreements contained in this Agreement are for the sole benefit of the parties hereto and their respective permitted, successors and assigns, and they shall not be construed as conferring any rights on any other persons.

    SECTION 9.11. SCHEDULES AND EXHIBITS. All Exhibits and Schedules referred to herein are intended to be and hereby are specifically made a party of this Agreement.

    SECTION 9.12. SEVERABILITY. Any provision of this Agreement which is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

    SECTION 9.13. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument.

    IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

                                          HARMONY BROOK, INC.

                                          By:
                                          --------------------------------------

                                              James C. Hawley, President

                                          CULLIGAN INTERNATIONAL COMPANY

                                          By:
                                          --------------------------------------

                                              Edward A. Christensen, Vice
                                              President

                                          CULLIGAN ACQUISITION CORP.

                                          By:
                                          --------------------------------------

                                              Edward A. Christensen, Vice
                                              President

                                                                         ANNEX I

                           INDEMNIFICATION AGREEMENT

    This INDEMNIFICATION AGREEMENT made and entered into as of January 12, 1998 by and between Culligan International Company, a Delaware corporation ("Parent"), and Donald R. Brattain ("Indemnitor"). Certain terms used herein, each of which is capitalized, that are defined in the Merger Agreement, as hereinafter defined, are used herein with the meanings therein provided.

                              W I T N E S S E T H:

    WHEREAS, Indemnitor owned a substantial amount of the outstanding capital stock of Harmony Brook, Inc., a Minnesota corporation (the "Company") and has been active in the management of the Company;

    WHEREAS, the Board of Directors of the Company have determined that the merger (the "Merger") of the Company with and into a newly-formed wholly owned indirect subsidiary of Parent ("Merger Sub") pursuant to an Agreement and Plan of Merger (the "Merger Agreement") dated as of January 12, 1998 among Company, Parent and Merger Sub would be in the best interest of the Company's stockholders; and

    WHEREAS, but for the agreements of Indemnitor contained herein Parent and Merger Sub would not be willing to effect the transactions contemplated by the Merger Agreement;

    NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, Parent and Indemnitor hereby agree as follows:

    SECTION 1. GENERAL INDEMNIFICATION OBLIGATION OF THE INDEMNITOR. From and after the Closing, the Indemnitor will reimburse, indemnify and hold harmless Parent and its shareholders, officers, directors, successors and assigns ("Indemnitee") against and in respect of:

    (a) any and all damages, losses, deficiencies, liabilities, costs and expenses incurred or suffered by Indemnitee that are a direct result of a material misrepresentation or material breach of warranty on the part of the Company under the Merger Agreement or any Related Document; provided, however, that Indemnitor shall owe no obligation or indemnification to Indemnitee in connection with any adjustments made to the book value of the Company's assets on or after the Effective Time which adjustments are the result of, arise out of or relate in any way to an allocation of negative goodwill created as a result of the Merger.

    (b) any and all actions, suits, claims, proceedings, investigations, demands, assessments, audits, fines, judgments, costs and other expenses (including, without limitation, reasonable legal fees and expenses) incident to any of the foregoing or to the enforcement of this SECTION 1.

    SECTION 2. METHOD OF ASSERTING CLAIMS, ETC. In the event that any claim or demand for which Indemnitor would be liable to Indemnitee hereunder is asserted against or sought to be collected from Indemnitee by a third party, the Indemnitee shall promptly notify Indemnitor in writing of such claim or demand, specifying the nature of such claim or demand and the amount or the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such claim and demand) (the "Claim Notice"). The Indemnitor shall then have ten business days from the personal delivery or mailing of the Claim Notice (the "Notice Period") to notify the Indemnitee: (i) whether or not he disputes his liability to the Indemnitee hereunder with respect to such claim or demand and (ii) notwithstanding any such dispute, whether or not he desires, at his sole cost and expense, to defend the Indemnitee against such claim or demand.

    (a) If the Indemnitor disputes his liability with respect to such claim or demand or the amount thereof (whether or not the Indemnitor desires to defend the Indemnitee against such claim or demand as provided in paragraphs (b) and (c) below), such claim or demand shall not be settled without the prior written consent of the Indemnitee.

    (b) In the event that the Indemnitor notifies the Indemnitee within the Notice Period that it desires to defend the Indemnitee against such claim or demand, then, except as hereinafter provided, the Indemnitor shall have the right to defend the Indemnitee by appropriate proceedings; PROVIDED, HOWEVER, the Indemnitor shall not, without the prior written consent of the Indemnitee (which consent shall not be unreasonably withheld), consent to the entry of any judgment against the Indemnitee or enter into any settlement or compromise which does not include, as an unconditional term thereof, the giving by the claimant or plaintiff to the Indemnitee of a release, in form and substance satisfactory to the Indemnitee in its reasonable judgment, from all liability in respect of such claim or litigation. If Indemnitee desires to participate in, but not control, any such defense or settlement, it may do so at its sole cost and expense; PROVIDED, HOWEVER, that, if the Indemnitee reasonably believes that there exists or could arise a conflict of interest that, under applicable principles of legal ethics, could prohibit a single legal counsel from representing both the Indemnitee and the Indemnitor, the Indemnitor will bear the reasonable fees and expenses of separate counsel.

    (c) If the Indemnitor elects not to defend the Indemnitee against such claim or demand, whether by not giving the Indemnitee timely notice as provided above or otherwise, then the amount of any such claim or demand, or if the same be defended by the Indemnitor or by the Indemnitee (but Indemnitee shall not have any obligation to defend any such claim or demand) then that portion thereof as to which such defense is unsuccessful, in each case shall be conclusively deemed to be a liability of the Indemnitor hereunder, unless the Indemnitor shall have disputed his liability to the Indemnitee hereunder, as provided in paragraph (a) above.

    (d) In the event Indemnitee should have a claim against the Indemnitor hereunder that does not involve a claim or demand being asserted against or sought to be collected from it by a third party, the Indemnitee shall promptly send a Claim Notice with respect to such claim to the Indemnitor. If the Indemnitor does not notify the Indemnitee within the Notice Period that it disputes such claim, the amount of such claim shall be conclusively deemed a liability of the Indemnitor hereunder.

    SECTION 3. PAYMENT. Upon the determination of the liability under SECTION 2 hereof, the Indemnitor shall pay to the Indemnitee, within ten business days after such determination, the amount of any claim for indemnification made hereunder. In the event that the Indemnitee is not paid in full for any such claim pursuant to the foregoing provisions promptly after the other party's obligation to indemnify has been determined in accordance herewith, it shall have the right, notwithstanding any other rights that it may have against any other person, firm or corporation, to set off the unpaid amount of any such claim against any amounts owed by it under the Merger Agreement, the Related Documents or otherwise. Upon the payment in full of any claim, either by set-off or otherwise, the Indemnitor shall be subrogated to the rights of the Indemnitee against any person, firm or corporation with respect to the subject matter of such claim.

    SECTION 4. LIMITATIONS ON INDEMNIFICATION. Notwithstanding any other provision in this Agreement to the contrary, (i) the Indemnitor shall not be liable to indemnify Indemnitee until the aggregate of all claims for which indemnity is made by Indemnitee hereunder shall exceed $150,000, (the "Basket") in which case the Indemnitor shall be liable only for such amounts which exceed the Basket up to the maximum amount provided in (x) below and (ii) the Indemnitor shall not be liable to indemnify Indemnitee for (x) claims exceeding in aggregate $1,000,000 and (y) claims for which the Indemnitor has not received a Claim Notice on or prior to 5:00 Minneapolis time on the date which is one year after the Effective Time.

    SECTION 5. OTHER RIGHTS AND REMEDIES NOT AFFECTED. The indemnification rights of the parties under this Agreement are independent of and in addition to such rights and remedies as Indemnitee may have at law or in equity or otherwise for any misrepresentation, breach of warranty or failure to fulfill any agreement or covenant hereunder on the part of any party hereto, including without limitation the right to seek specific performance, rescission or restitution, none of which rights or remedies shall be adversely affected or diminished hereby.

    SECTION 6. FAILURE TO ENFORCE AND WAIVER. The failure to insist upon strict compliance with any of the terms, covenants or conditions of this Agreement shall not be deemed a waiver of such terms, covenants or conditions, and the waiver or relinquishment of any right or power under this Agreement at any one or more times shall not be deemed a waiver or relinquishment or such right or power at any other time or times.

    SECTION 7. ASSIGNMENT. The rights and obligations of Parent under this Agreement (i) are assignable by Parent to any parent or subsidiary of Parent, to any successor by merger to Parent and to any person which acquires all or substantially all of the assets and business of Parent as a going concern and
(ii) shall inure to the benefit and shall be binding upon the successors and assigns of Parent and Indemnitor.

    SECTION 8. NOTICES. Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given only if delivered personally or sent by registered or certified mail, postage prepaid, as follows:

    If to Parent to:

    Culligan International Company
    One Culligan Parkway
    Northbrook, IL 60062

       Attn: Calvin R. Hendrix

    With a copy to:

       Edward A. Christensen
       Vice President, General Counsel and Secretary

    If to the Indemnitor to:

       Donald R. Brattain
       601 Lakeshore Parkway, Suite 1140
       Minneapolis, MN 55305

    With a copy to:

       Alan Eidsness, Esq.
       Henson & Efron
       1200 Title Insurance Building
       400 Second Avenue South
       Minneapolis, MN 55401

or to such other address as the addressee may have specified in a notice duly given to the sender as provided herein. Such notice, request, demand, waiver, consent, approval or other communication will be deemed to have been given as of the date so delivered or mailed.

    SECTION 9. APPLICABLE LAW AND SEVERABILITY. This Agreement shall take effect and be construed and enforced in accordance with the laws of the State of Minnesota, excluding any such laws which direct the application of the laws of some other forum. If any provision or provisions, as the case may be, of this Agreement are void or unenforceable or so declared, such provision or provisions shall be deemed and hereby are severed from this Agreement, which shall otherwise remain in full force and effect. Venue in any proceeding to enforce this indemnity shall be proper only and exclusively in any state or Federal court sitting in the State of Minnesota.

    SECTION 10. ENTIRE AGREEMENT. This instrument contains the entire agreement between the parties. It may not be changed orally but only by agreement in writing, signed by the party against whom enforcement of any waiver, change, modification or discharge is sought.

    IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.

                                          --------------------------------------
                                             Donald R. Brattain

                                          CULLIGAN INTERNATIONAL COMPANY

                                          BY:
                                          --------------------------------------
                                              Vice President

                                                                        ANNEX II

                           NON-COMPETITION AGREEMENT

    This NON-COMPETITION AGREEMENT made and entered into as of January 12, 1998 by and between Culligan International Company, a Delaware corporation ("Culligan"), and Donald R. Brattain ("Principal").

                              W I T N E S S E T H:

    WHEREAS, Principal owned a substantial amount of the outstanding the capital stock of Harmony Brook, Inc., a Minnesota corporation (the "Company") and has been active in the management of the Company;

    WHEREAS, the Board of Directors of the Company have determined that the merger of the Company with and into Merger Sub (the "Merger") pursuant to an Agreement and Plan of Merger (the "Merger Agreement") dated as of January 12, 1998 among Company, Parent and a newly-formed wholly owned indirect subsidiary of Parent ("Merger Sub") would be in the best interest of the Company's stockholders; and

    WHEREAS, but for the agreements of Principal contained herein Parent and Merger Sub would not be willing to effect the transactions contemplated by the Merger Agreement;

    NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, Parent and Principal hereby agree as follows:

    SECTION 1. COVENANT NOT TO COMPETE. Principal acknowledges that he has been involved, at the highest level, in the development, implementation and management of the business, strategies and plans of the Company, including those which involve its finances, marketing, operations, industrial relations and acquisitions. By virtue of Principal's unique and sensitive position, the employment of Principal by a competitor of Parent represents a serious competitive danger to Parent, and the use of Principal's talent and knowledge and information about the Company's business, strategies and plans can and would constitute a valuable competitive advantage over Parent. In view of the foregoing, Principal covenants and agrees that for a period of two years following the date hereof, Principal will not engage or be engaged, in any capacity, directly or indirectly, including but not limited to, as Principal, officer, agent, consultant, manager, executive, owner or investor (except as a passive investor owning less than a 5% interest in a publicly-held corporation) in any business competitive with the business conducted by the Company as of the date hereof.

    SECTION 2. CONFIDENTIALITY. Principal agrees to treat as confidential and not to disclose to anyone, other than Parent and its subsidiaries and affiliated companies, the affairs of the Company, and he agrees that for a period of three years after the date hereof he will not, without the prior written consent of Parent, divulge, furnish or make known or accessible to, or use for the benefit of, anyone other than Parent and its subsidiaries and affiliated companies, any information of a confidential nature relating in any way to the business of the Company or Parent, unless: (i) Principal is required to disclose any such information by judicial or administrative process or, in the opinion of his counsel, by other requirements of law, (ii) such information is in the public domain through no fault of Principal, or (iii) such information has been lawfully acquired by Principal from other sources unless Principal knows that such information was obtained in violation of an agreement of confidentiality.

    SECTION 3. NON-INTERFERENCE. Principal covenants and agrees that for a period of three years after the date hereof, he will not:

    (a) persuade or attempt to persuade any supplier or customer of the Company to cease doing business with the Company, or to reduce the amount of business it does with the Company;

    (b) persuade or attempt to persuade any potential customer not to do business with the Company: or

    (c) persuade or attempt to persuade any employee or representative of the Company to leave the employ of the Company or any affiliate of the Company or to become employed by any person, firm, corporation, partnership, association or entity, other than Parent or a subsidiary or affiliate of Parent.

    SECTION 4. INJUNCTIVE RELIEF. Principal agrees that in addition to any other remedy provided at law or in equity or in this Agreement, Parent shall be entitled to a temporary restraining order and both preliminary and permanent injunctions restraining Principal from violating any provision of this Agreement.

    SECTION 5. FAILURE TO ENFORCE AND WAIVER. The failure to insist upon strict compliance with any of the terms, covenants or conditions of this Agreement shall not be deemed a waiver of such terms, covenants or conditions, and the waiver or relinquishment of any right or power under this Agreement at any one or more times shall not be deemed a waiver or relinquishment or such right or power at any other time or times.

    SECTION 6. ASSIGNMENT. The rights and obligations of Parent under this Agreement (i) are assignable by Parent to any parent or subsidiary of Parent, to any successor by merger to Parent and to any person which acquires all or substantially all of the assets and business of Parent as a going concern and
(ii) shall inure to the benefit and shall be binding upon the successors and assigns of Parent and Principal.

    SECTION 7. NOTICES. Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given only if delivered personally or sent by registered or certified mail, postage prepaid, as follows:

    If to Parent to:

    Culligan International Company
    One Culligan Parkway
    Northbrook, IL 60062

       Attn: Calvin R. Hendrix

    With a copy to:

       Edward A. Christensen
       Vice President, General Counsel and Secretary

    If to the Indemnitor to:

       Donald R. Brattain
       601 Lakeshore Parkway, Suite 1140
       Minneapolis, MN 55305

    With a copy to:

       Alan Eidsness, Esq.
       Henson & Efron, P.A.
       1200 Title Insurance Building
       400 Second Avenue South
       Minneapolis, MN 55401
or to such other address as the addressee may have specified in a notice duly given to the sender as provided herein. Such notice, request, demand, waiver, consent, approval or other communication will be deemed to have been given as of the date so delivered or mailed.

    SECTION 8. APPLICABLE LAW AND SEVERABILITY. This Agreement shall take effect and be construed and enforced in accordance with the laws of the State of Illinois, excluding any such laws which direct the application of the laws of some other forum. If any provision or provisions, as the case may be, of this Agreement are void or unenforceable or so declared, such provision or provisions shall be deemed and hereby are severed from this Agreement, which shall otherwise remain in full force and effect.

    SECTION 9. ENTIRE AGREEMENT. This instrument contains the entire agreement between the parties. It may not be changed orally but only by agreement in writing, signed by the party against whom enforcement of any waiver, change, modification or discharge is sought.

    IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as January 12, 1998.

                                          --------------------------------------
                                              Donald R. Brattain

                                          CULLIGAN INTERNATIONAL COMPANY

                                          BY:
                                          --------------------------------------

                                              Vice President

                                   APPENDIX B
                               PROVISIONS OF THE
                       MINNESOTA BUSINESS CORPORATION ACT
                          REGARDING DISSENTERS' RIGHTS

302A.471.  RIGHTS OF DISSENTING SHAREHOLDERS

    SUBDIVISION 1. ACTIONS CREATING RIGHTS. A shareholder of a corporation may dissent from, and obtain payment for the fair value of the shareholder's shares in the event of, any of the following corporate actions:

    (a) An amendment of the articles that materially and adversely affects the rights or preferences of the shares of the dissenting shareholder in that it:

       (1) alters or abolishes a preferential right of the shares;

       (2) creates, alters, or abolishes a right in respect of the redemption of the shares, including a provision respecting a sinking fund for the redemption or repurchase of the shares;

       (3) alters or abolishes a preemptive right of the holder of the shares to acquire shares, securities other than shares, or rights to purchase shares or securities other than shares;

       (4) excludes or limits the right of a shareholder to vote on a matter, or to cumulate votes, except as the right may be excluded or limited through the authorization or issuance of securities of an existing or new class or series with similar or different voting rights; except that an amendment to the articles of an issuing public corporation that provides that section 302A.671 does not apply to a control share acquisition does not give rise to the right to obtain payment under this section;

    (b) A sale, lease, transfer, or other disposition of all or substantially all of the property and assets of the corporation, but not including a transaction permitted without shareholder approval in section 302A.661, subdivision 1, or a disposition in dissolution described in section 302A.725, subdivision 2, or a disposition pursuant to an order of a court, or a disposition for cash on terms requiring that all or substantially all of the net proceeds of disposition be distributed to the shareholders in accordance with their respective interests within one year after the date of disposition;

    (c) A plan of merger, whether under this chapter or under chapter 322B, to which the corporation is a party, except as provided in subdivision 3;

    (d) A plan of exchange, whether under this chapter or under chapter 322B, to which the corporation is a party as the corporation whose shares will be acquired by the acquiring corporation, if the shares of the shareholder are entitled to be voted on the plan; or

    (e) Any other corporate action taken pursuant to a shareholder vote with respect to which the articles, the bylaws, or a resolution approved by the board directs that dissenting shareholders may obtain payment for their shares.

    SUBD. 2. BENEFICIAL OWNERS.

    (a) A shareholder shall not assert dissenters' rights as to less than all of the shares registered in the name of the shareholder, unless the shareholder dissents with respect to all the shares that are beneficially owned by another person but registered in the name of the shareholder and discloses the name and address of each beneficial owner on whose behalf the shareholder dissents. In that event, the rights of the dissenter shall be determined as if the shares as to which the shareholder has dissented and the other shares were registered in the names of different shareholders.

    (b) The beneficial owner of shares who is not the shareholder may assert dissenters' rights with respect to shares held on behalf of the beneficial owner, and shall be treated as a dissenting shareholder under the terms of this section and section 302A.473, if the beneficial owner submits to the corporation at the time of or before the assertion of the rights a written consent of the shareholder.

    SUBD. 3. RIGHTS NOT TO APPLY.

    (a) Unless the articles, the bylaws, or a resolution approved by the board otherwise provide, the right to obtain payment under this section does not apply to a shareholder of the surviving corporation in a merger, if the shares of the shareholder are not entitled to be voted on the merger.

    (b) If a date is fixed according to section 302A.445, subdivision 1, for the determination of shareholders entitled to receive notice of and to vote on an action described in subdivision 1, only shareholders as of the date fixed, and beneficial owners as of the date fixed who hold through shareholders, as provided in subdivision 2, may exercise dissenters' rights.

    SUBD. 4. OTHER RIGHTS. The shareholders of a corporation who have a right under this section to obtain payment for their shares do not have a right at law or in equity to have a corporation action described in subdivision 1 set aside or rescinded, except when the corporate action is fraudulent with regard to the complaining shareholder or the corporation.

302A.473.  PROCEDURES FOR ASSERTING DISSENTERS' RIGHTS

    SUBDIVISION 1. DEFINITIONS.

    (a) For purposes of this section, the terms defined in this subdivision have the meanings given them.

    (b) "Corporation" means the issuer of the shares held by a dissenter before the corporate action referred to in section 302A.471, subdivision 1 or the successor by merger of that issuer.

    (c) "Fair value of the shares" means the value of the shares of a corporation immediately before the effective date of the corporate action referred to in section 302A.471, subdivision 1.

    (d) "Interest" means interest commencing five days after the effective date of the corporate action referred to in section 302A.471, subdivision 1, up to and including the date of payment, calculated at the rate provided in section 549.09 for interest on verdicts and judgments.

    SUBD. 2. NOTICE OF ACTION. If a corporation calls a shareholder meeting at which any action described in section 302A.471, subdivision 1 is to be voted upon, the notice of the meeting shall inform each shareholder of the right to dissent and shall include a copy of section 302A.471 and this section and a brief description of the procedure to be followed under these sections.

    SUBD. 3. NOTICE OF DISSENT. If the proposed action must be approved by the shareholders, a shareholder who is entitled to dissent under section 302A.471 and who wishes to exercise dissenters' rights must file with the corporation before the vote on the proposed action a written notice of intent to demand the fair value of the shares owned by the shareholder and must not vote the shares in favor of the proposed action.

    SUBD. 4. NOTICE OF PROCEDURE; DEPOSIT OF SHARES.

    (a) After the proposed action has been approved by the board and, if necessary, the shareholders, the corporation shall send to all shareholders who have complied with subdivision 3 and to all shareholders entitled to dissent if no shareholder vote was required, a notice that contains:

       (1) The address to which a demand for payment and certificated shares must be sent in order to obtain payment and the date by which they must be received;

       (2) Any restrictions on transfer of uncertificated shares that will apply after the demand for payment is received;

       (3) A form to be used to certify the date on which the shareholder, or the beneficial owner on whose behalf the shareholder dissents, acquired the shares or an interest in them and to demand payment; and

       (4) A copy of section 302A.471 and this section and a brief description of the procedures to be followed under these sections.

    (b) In order to receive the fair value of the shares, a dissenting shareholder must demand payment and deposit certificated shares or comply with any restrictions on transfer of uncertificated shares within 30 days after the notice required by paragraph (a) was given, but the dissenter retains all other rights of a shareholder until the proposed action takes effect.

    SUBD. 5. PAYMENT; RETURN OF SHARES.

    (a) After the corporate action takes effect, or after the corporation receives a valid demand for payment, whichever is later, the corporation shall remit to each dissenting shareholder who has complied with subdivisions 3 and 4 the amount the corporation estimates to be the fair value of the shares, plus interest, accompanied by:

       (1) The corporation's closing balance sheet and statement of income for a fiscal year ending not more than 16 months before the effective date of the corporate action, together with the latest available interim financial statements;

       (2) An estimate by the corporation of the fair value of the shares and a brief description of the method used to reach the estimate; and

       (3) A copy of section 302A.471 and this section, and a brief description of the procedure to be followed in demanding supplemental payment.

    (b) The corporation may withhold the remittance described in paragraph (a) from a person who was not a shareholder on the date the action dissented from was first announced to the public or who is dissenting on behalf of a person who was not a beneficial owner on that date. If the dissenter has complied with subdivisions 3 and 4, the corporation shall forward to the dissenter the materials described in paragraph (a), a statement of the reason for withholding the remittance, and an offer to pay to the dissenter the amount listed in the materials if the dissenter agrees to accept that amount in full satisfaction. The dissenter may decline the offer and demand payment under subdivision 6. Failure to do so entitles the dissenter only to the amount offered. If the dissenter makes demand, subdivisions 7 and 8 apply. If the dissenter makes demand, subdivisions 7 and 8 apply.

    (c) If the corporation fails to remit payment within 60 days of the deposit of certificates or the imposition of transfer restrictions on uncertificated shares, it shall return all deposited certificates and cancel all transfer restrictions. However, the corporation may again give notice under subdivision 4 and require deposit or restrict transfer at a later time.

    SUBD. 6. SUPPLEMENTAL PAYMENT; DEMAND. If a dissenter believes that the amount remitted under subdivision 5 is less than the fair value of the shares plus interest, the dissenter may give written notice to the corporation of the dissenter's own estimate of the fair value of the shares, plus interest, within 30 days after the corporation mails the remittance under subdivision 5, and demand payment of the difference. Otherwise, a dissenter is entitled only to the amount remitted by the corporation.

    SUBD. 7. PETITION; DETERMINATION. If the corporation receives a demand under subdivision 6, it shall, within 60 days after receiving the demand, either pay to the dissenter the amount demanded or agreed to by the dissenter after discussion with the corporation or file in court a petition requesting that the court determine the fair value of the shares, plus interest. The petition shall be filed in the county in which the registered office of the corporation is located, except that a surviving foreign corporation that receives a demand relating to the shares of a constituent domestic corporation shall file the petition in the county in this state in which the last registered office of the constituent corporation was located. The petition shall name as parties all dissenters who have demanded payment under subdivision 6 and who have not reached agreement with the corporation. The corporation shall, after filing the petition, serve all parties with a summons and copy of the petition under the rules of civil procedure. Nonresidents of this state may be served by registered or certified mail or by publication as provided by law. Except as otherwise provided, the rules of civil procedure apply to this proceeding. The jurisdiction of the court is plenary and exclusive. The court may appoint appraisers, with powers and authorities the court deems proper, to receive evidence on and recommend the amount of the fair value of the shares. The court shall determine whether the shareholder or shareholders in question have fully complied with the requirements of this section, and shall determine the fair value of the shares, taking into account any and all factors the court finds relevant, computed by any method or combination of methods that the court, in its discretion, sees fit to use, whether or not used by the corporation or by a dissenter. The fair value of the shares as determined by the court is binding on all shareholders, wherever located. A dissenter is entitled to judgment in cash for the amount by which the fair value of the shares as determined by the court, plus interest, exceeds the amount, if any, remitted under subdivision 5, but shall not be liable to the corporation for the amount, if any, by which the amount, if any, remitted to the dissenter under subdivision 5 exceeds the fair value of the shares as determined by the court, plus interest.

    SUBD. 8. COSTS; FEES; EXPENSES.

    (a) The court shall determine the costs and expenses of a proceeding under subdivision 7, including the reasonable expenses and compensation of any appraisers appointed by the court, and shall assess those costs and expenses against the corporation, except that the court may assess part or all of those costs and expenses against a dissenter whose action in demanding payment under subdivision 6 is found to be arbitrary, vexatious, or not in good faith.

    (b) If the court finds that the corporation has failed to comply substantially with this section, the court may assess all fees and expenses of any experts or attorneys as the court deems equitable. These fees and expenses may also be assessed against a person who has acted arbitrarily, vexatiously, or not in good faith in bringing the proceeding, and may be awarded to a party injured by those actions.

    (c) The court may award, in its discretion, fees and expenses to an attorney for the dissenters out of the amount awarded to the dissenters, if any.

                                   APPENDIX C

                        OPINION OF JOHN G. KINNARD & CO.
                      REGARDING THE FAIRNESS OF THE MERGER

February 19, 1998

Board of Directors
Harmony Brook, Inc.
1030 Lone Oak Road
Suite 110
Eagan, MN 55121

Gentlemen:

    You have requested our opinion as to the fairness, from a financial point of view, to the common stock shareholders of Harmony Brook, Inc. (the "Company") of the consideration to be received pursuant to the Agreement and Plan of Merger and Reorganization (the "Merger Agreement") by and among Culligan International Company (Culligan International), a wholly owned subsidiary of Culligan Water Technologies, Inc. ("Culligan Water"), Culligan Acquisition Corp., a newly-formed indirect wholly owned subsidiary of Culligan International ("Merger Sub"), and the Company. Pursuant to the Merger Agreement, the Merger Sub shall be merged with and into the Company, with the Company surviving as a wholly owned subsidiary of Culligan International (the "Merger"). In the Merger, each issued and outstanding common share of the Company will be converted into the right to receive $0.545 in cash.

    John G. Kinnard and Company, Incorporated, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, private placements, and valuations for estate, corporate and other purposes. We are familiar with the Company having provided certain investment banking services to the Company from time to time, including the Company's initial public offering on April 23, 1993. In connection with the public offering, Kinnard received warrants to purchase 110,166 shares of Company common stock at an exercise price of $3.60 per share expiring on April 23, 1998. In the ordinary course of our business we may actively trade the securities of the Company for our own account or for the accounts of our customers and, accordingly, may at anytime hold long or short positions in such securities. We did not act as financial advisor to the Company in connection with the Merger. We were not asked to solicit, and accordingly did not solicit, third parties with respect to potential alternative transactions. For our services in rendering this opinion, the Company will pay us a fee and indemnify us against certain liabilities; the fee is not contingent upon consummation of the Merger.

    In connection with this opinion, we have reviewed, among other things, the Merger Agreement dated as of January 12, 1998; Annual Reports to Stockholders and Annual Reports on Form 10-K of the Company for the three years ended December 31, 1996, and, in the case of Culligan Water, for the two fiscal years ending January 31, 1997; certain interim reports to stockholders of the Company and Culligan Water and certain Quarterly Reports on Form 10-Q of the Company and Culligan Water; and certain other communications from the Company to stockholders. We also have held discussions with certain members of the management and directors of the Company regarding the Company's operations and its future prospects. In addition, we have reviewed the reported price and trading activity for the common stock of the Company, compared certain financial and stock market information for the Company with similar information for certain companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the vended drinking water industry specifically and in other related industry segments generally, and performed such other studies and analyses as we considered appropriate.

    We have relied upon the accuracy and completeness of all of the financial and other information reviewed by us, and have assumed such accuracy and completeness for purposes of this opinion. We have not made an independent evaluation or appraisal of the assets and liabilities of the Company and we have not been furnished with any such evaluation or appraisal. We have assumed, with your consent, that the Merger will be treated as a taxable reorganization for federal income tax purposes and will be accounted for by the purchase method for financial reporting purposes. Our opinion expressed herein is provided for the information and assistance of the Board of Directors of the Company in connection with its evaluation of the Merger and does not constitute a recommendation to any holder of shares as to how such holder of shares should vote on the Merger.

    Based upon and subject to the foregoing and based upon such other matters as we consider relevant, it is our opinion that as of the date hereof the consideration to be received pursuant to the Merger Agreement is fair, from a financial point of view, to the common stock shareholders of the Company.

Very truly yours,

John G. Kinnard and Company, Incorporated

                              HARMONY BROOK, INC.

                   PROXY FOR SPECIAL MEETING OF SHAREHOLDERS
                                 MARCH 13, 1998

 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF HARMONY BROOK,
                                      INC.

    The undersigned hereby appoints James C. Hawley and Donald R. Brattain, or either of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of common stock of Harmony Brook, Inc. held of record by the undersigned on February 17, 1998, at the Special Meeting of Shareholders of Harmony Brook, Inc. to be held on March 13, 1998 at 10:00 a.m., Central Standard Time, at the Courtyard By Marriott Minneapolis-St. Paul Airport, 1352 Northland Drive, Mendota Heights, Minnesota 55120, and any adjournment thereof.

1. PROPOSAL TO APPROVE the Agreement and Plan of Merger and Reorganization, whereby Culligan Acquisition Corp., a Minnesota corporation ("Merger Sub") and a wholly-owned subsidiary of Culligan International Company, a Delaware corporation ("Culligan") will be merged with and into Harmony (the "Merger"), pursuant to which Harmony will become a wholly-owned subsidiary of Culligan, and each outstanding share of Harmony Common Stock will be converted into the right to receive $.545 in cash.
    ________ FOR         ________ AGAINST         ________ ABSTAIN

2. In their discretion, the Proxies are authorized to vote upon such other matters as may properly come before the meeting. Management is not presently aware of any such matters to be presented for action.

THE SHARES REPRESENTED HEREBY WILL BE VOTED AS DIRECTED BY THIS PROXY, BUT IF THIS PROXY IS RETURNED WITH NO DIRECTION MADE, THEY WILL BE VOTED "FOR" THE PROPOSAL TO APPROVE THE AGREEMENT AND PLAN OF MERGER AND REORGANIZATION.

    The undersigned hereby ratifies and confirms all that the Proxies shall lawfully do or cause to be done by virtue hereof and hereby revokes all proxies heretofore given to vote such shares.

                                                  ------------------------------
                                                  Signature

                                                  ------------------------------
                                                  Signature if held jointly
                                                  Dated: _________________, 1998
                                                  (Please date this Proxy)

                                                  (Please sign exactly as your
                                                  name appears to the left. When
                                                  shares are held by joint
                                                  tenants, both should sign.
                                                  When signing as executor,
                                                  administrator, attorney,
                                                  trustee or guardian, please
                                                  give full title as such. If a
                                                  corporation, please sign in
                                                  full corporate name by
                                                  president or other authorized
                                                  officer. If a partnership,
                                                  please sign in partnership
                                                  name by an authorized person.)

               PLEASE SIGN, DATE AND RETURN THIS PROXY PROMPTLY.